UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

ATLANTIC UNION BANKSHARES CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 26, 2025

Dear Fellow Shareholders:

You are cordially invited to attend the 2025 annual meeting of shareholders of Atlantic Union Bankshares Corporation to be held on Tuesday, May 6, 2025 at 10:00 a.m., Eastern Time. Our meeting will be held in a virtual-only format conducted via a live audio webcast at https://meetnow.global/MGCLYA7. You will be able to participate in the virtual annual meeting online, vote your shares electronically during the meeting, and submit questions prior to and during the meeting. You will not be able to attend the meeting in person.

For more information on how to attend the annual meeting, please see the instructions in the accompanying proxy statement, beginning on page 94.

At the annual meeting, shareholders will be asked to:

1.	elect directors to serve until the 2026 annual meeting of shareholders;
2.	approve the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan;
3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;
4.	approve the compensation of our named executive officers (an advisory, non-binding “Say on Pay” resolution); and
5.	transact any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

At the annual meeting, we will also report on our condition and performance in 2024, and you will have an opportunity to submit questions.

Your vote is very important. I encourage you to read our 2025 proxy statement, our 2024 annual report to shareholders, and the other proxy materials. Please submit your proxy as soon as possible by internet, telephone, or mail to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend the meeting.

We value your continued support and loyalty. Thank you.

Very truly yours,

John C. Asbury President and Chief Executive Officer

Atlantic Union Bankshares Corporation

4300 Cox Road
Glen Allen, Virginia 23060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Tuesday, May 6, 2025, at 10:00 a.m., Eastern Time	Live Audio Webcast: https://meetnow.global/MGCLYA7

Matters to be Voted on:

●	Electing directors to serve until the 2026 annual meeting of shareholders;
●	A proposal to approve the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan;
●	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;
●	A proposal to approve the compensation of our named executive officers (an advisory, non-binding “Say on Pay” resolution); and
●	Any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Record Date:

Our common shareholders, as of the close of business on March 19, 2025, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting.

Your Vote is Very Important:

Our annual meeting will be held solely by means of remote communication via a live audio webcast. You will be able to participate in the virtual annual meeting online, vote your shares electronically during the meeting, and submit questions prior to and during the meeting. You will not be able to attend the meeting in person.

Please submit your proxy as soon as possible by internet, telephone, or mail to ensure your representation at the annual meeting, regardless of whether you plan to attend the meeting. Please refer to the discussion beginning on page 91 of the proxy statement for information on how to vote your shares and attend our annual meeting virtually.

By Order of the Board of Directors,

Rachael R. Lape General Counsel/Corporate Secretary March 26, 2025

Important Notice Regarding the Availability of Proxy Materials for
the 2025 Annual Meeting to be Held on May 6, 2025.
Our 2025 proxy statement, 2024 annual report to shareholders (the “annual report to shareholders”) and proxy card are available online at www.envisionreports.com/AUB.

PROXY STATEMENT

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 2

GENERAL

The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at our 2025 annual meeting of shareholders, or any adjournments or postponements of the meeting. As used in this proxy statement, the terms “the Company,” “we,” “us” and “our” refer to Atlantic Union Bankshares Corporation and its subsidiaries. Additionally, references to the “Bank” refer to Atlantic Union Bank.

Proxy Materials

We mailed to most of our shareholders a Notice of Internet Availability of our Proxy Materials (the “Notice of Internet Availability”) with instructions on how to access our proxy materials over the Internet and how to vote. The Notice of Internet Availability or, in some cases, this proxy statement, and the accompanying form of proxy, was first mailed to shareholders on or about March 26, 2025. By furnishing proxy materials over the Internet, we are able to reduce the printing and mailing costs of this solicitation and help conserve natural resources. If you receive the Notice of Internet Availability but would still like to receive paper copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.

Website

Website references throughout this proxy statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this proxy statement.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    3

PROXY STATEMENT SUMMARY

Voting Your Shares

You may vote at our 2025 annual meeting if you were a common shareholder as of the close of business on March 19, 2025.

Online Before the Meeting www.envisionreports.com/AUB, or at the website indicated on the materials provided by your broker	By Mail Complete, sign, date, and return your proxy card in the envelope provided
By Telephone Call the telephone number located on the top of your proxy card	Online During the Meeting Attend our annual meeting virtually by logging into the virtual meeting website and vote by following the instructions provided on the website

If you are a beneficial (or street name) holder and you would like to vote during the meeting, you must obtain a legal proxy from your bank, broker or other nominee and submit it to our transfer agent in advance of the meeting. See “Voting and Other Information” beginning on page 91 for more information.

Proposals For Your Vote		Board Voting Recommendation	Page
1.	Election of directors	“FOR” each nominee	5
2.	Approval of the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan	“FOR”	20
3.	Ratification of the appointment of our independent registered public accounting firm for 2025	“FOR”	32
4.	Approval of the compensation of our named executive officers (an advisory, non-binding “Say on Pay” resolution)	“FOR”	33

Attending our Annual Meeting

To attend, vote, and submit questions during our annual meeting, visit https://meetnow.global/MGCLYA7 and enter the control number found on your Notice of Internet Availability or on your proxy card. If you do not have a control number, you may still attend the meeting as a guest in listen-only mode, but you will not be able to vote your shares or otherwise participate in the meeting. If you hold your shares in street name through a bank, broker, or other nominee, you must register in advance of the meeting to vote and ask questions during the meeting. See “Attending Our Annual Meeting” beginning on page 94 for more information.

The live audio webcast of the meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting 15 minutes before the start time. If you experience technical difficulties in connecting to the meeting, you may call 1-888-724-2416 (Toll Free) or 1-781-575-2748 (International Toll). If we experience technical issues in convening or hosting the meeting, we will promptly post information on the Investor Relations > Company Info > Annual Reports & Proxy section of our website at www.atlanticunionbank.com, including when the meeting will be reconvened.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 4

PROPOSAL 1—ELECTION OF DIRECTORS

Pending Merger with Sandy Spring Bancorp, Inc.

On October 21, 2024, we entered into an Agreement and Plan of Merger with Sandy Spring Bancorp, Inc. (“Sandy Spring”), which we refer to as the “merger agreement.” Under the merger agreement, Sandy Spring will merge with and into Atlantic Union, with Atlantic Union continuing as the surviving entity, which we refer to as the “merger.”

Under the merger agreement, at the effective time of the merger, we must increase the size of our Board by three and three current members of the board of directors of Sandy Spring—Mona Abutaleb Stephenson, Mark C. Micklem and Daniel J. Schrider—will each be appointed to our Board and the board of directors of the Bank.

The Board has nominated Ms. Abutaleb, Mr. Micklem and Mr. Schrider for election at our 2025 annual meeting, contingent on the closing of the merger before our 2025 annual meeting. As of the date of this proxy statement, we have received all necessary regulatory and shareholder approvals needed to close the merger, and we expect the merger to close on April 1, 2025, subject to the satisfaction or waiver of customary closing conditions. However, if the merger is not completed before our 2025 annual meeting, Ms. Abutaleb, Mr. Micklem and Mr. Schrider will not stand for election to the Board at our 2025 annual meeting and any votes cast for any of Ms. Abutaleb, Mr. Micklem or Mr. Schrider will not be counted.

Board Size

Our bylaws provide that the number of directors on the Board will be fixed from time to time by the Board. As of the date of this proxy statement, the size of our Board is fixed at 14 directors.

As described above, if the merger is completed before our 2025 annual meeting, our Board will increase its size by three to 17 directors, and Ms. Abutaleb, Mr. Micklem and Mr. Schrider will be appointed to fill these newly created seats.

If the merger is completed before our 2025 annual meeting, the size of the Board following the 2025 annual meeting will be fixed at 17 directors. However, if the merger is not completed before our 2025 annual meeting, the size of the Board following the 2025 annual meeting will remain at 14 directors.

Nominees for Election as Directors

Our directors are elected annually to a one-year term to expire at the next annual meeting of shareholders or until his or her successor is duly elected and qualified. If the merger is completed before the 2025 annual meeting, shareholders will vote on the 17 nominees listed below. If the merger is not completed before the 2025 annual meeting, Ms. Abutaleb, Mr. Micklem and Mr. Schrider will not stand for election at the 2025 annual meeting and any votes cast for either Ms. Abutaleb, Mr. Micklem or Mr. Schrider will not be counted. All of our nominees, except for Ms. Abutaleb, Mr. Micklem and Mr. Schrider, are current directors standing for re-election. If the merger closes before the 2025 annual meeting, Ms. Abutaleb, Mr. Micklem and Mr. Schrider will be appointed to the Board at the effective time of the merger.

Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    5

Nominee	Age	Principal Occupation	Director Since*	Independent Director	Committee Membership (C = Chair)
Mona Abutaleb Stephenson	62	Chief Executive Officer of Medical Technology Solutions	2025+	Yes	—
Nancy Howell Agee	72	Former President and Chief Executive Officer of Carilion Clinic	2024	Yes	Executive, Nominating and Corporate Governance, Risk
John C. Asbury	59	President of the Company; Chief Executive Officer of the Company and Bank	2016	No	Executive
Patrick E. Corbin	70	Managing Shareholder of Corbin & Company, P.C.	2018	Yes	Audit (C), Executive, Trust
Rilla S. Delorier	58	Former Executive Vice President and Chief Strategy and Digital Transformation Officer at Umpqua Bank	2022	Yes	Compensation, Risk
Frank Russell Ellett	58	President of Excel Truck Group	2019	Yes	Audit, Compensation
Paul Engola	53	Former Deputy Group President of the Dynetics Group of Leidos Holdings, Inc. (“Leidos”) and Executive Vice President, National Security Space, for Leidos	2023	Yes	Nominating and Corporate Governance, Risk
Donald R. Kimble	65	Former Chief Financial Officer, Vice Chair and Chief Administrative Officer of KeyCorp and President of KeyBank NA	2023	Yes	Audit, Risk
Patrick J. McCann	68	Former Chief Financial Officer of University of Virginia Foundation	2004	Yes	Nominating and Corporate Governance, Trust
Mark C. Micklem	66	Former Managing Director and Head of Financial Services Investment Banking for Robert W. Baird & Co. Incorporated	2025+	Yes	—
Michelle A. O’Hara	49	Chief Human Resources Officer of Humana Inc.	2023	Yes	Compensation, Trust
Linda V. Schreiner	65	Former Senior Vice President of Markel Corporation	2012	Yes	Compensation (C), Executive, Nominating and Corporate Governance
Daniel J. Schrider	60	Chief Executive Officer for Sandy Spring Bancorp, Inc.	2025+	Yes	—
Joel R. Shepherd	61	President, Virginia Home Furnishings, Inc. and 220 Self Storage, Inc.	2024	Yes	Audit, Trust (C)

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 6

Nominee	Age	Principal Occupation	Director Since*	Independent Director	Committee Membership (C = Chair)
Ronald L. Tillett	69	Managing Director and Head, Mid-Atlantic Public Finance at Raymond James & Associates, Inc.	2003	Yes	Executive (C)
Keith L. Wampler	67	Former Partner at PBMares, LLP	2014	Yes	Audit, Risk (C)
F. Blair Wimbush	69	Former Chief Real Estate and Corporate Sustainability Officer of Norfolk Southern Corporation	2018	Yes	Compensation, Executive, Nominating and Corporate Governance (C)

* Excludes director service with companies merged with the Company.

+ Assumes the merger is completed before our 2025 annual meeting.

Identifying and Evaluating Director Candidates

Our Board regularly reviews and evaluates its size and composition. Our Nominating and Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination. The Board, in coordination with the Nominating and Corporate Governance Committee, also considers Board succession planning and committee membership. Our Nominating and Corporate Governance Committee uses a variety of methods for identifying potential director candidates, including third-party search firms, and will also consider candidates proposed by directors, management and by our shareholders.

When considering a candidate for membership on the Board, the Nominating and Corporate Governance Committee evaluates the collective contribution of qualifications, skills, and experience of Board nominees. The goal of that evaluation is to ensure that the Board, as a whole, possesses the necessary qualifications, skills, and experience relevant to the Company for effective oversight.

Consistent with our Corporate Governance Guidelines, which includes provisions with respect to the selection, composition and performance of the Board, the Nominating and Corporate Governance Committee seeks directors who:

●	demonstrate integrity, accountability, informed judgment, financial literacy, and vision;
●	encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance, which would be of assistance to management in operating our business;
●	can devote the necessary time to discharge their duties; and
●	are prepared to represent the interests of all of our shareholders and not just one particular constituency.

The Nominating and Corporate Governance Committee and the Board also believe it is important to have directors from various backgrounds and professions to ensure that the Board has a wealth of experiences to inform its decisions. Consistent with this philosophy, the Nominating and Corporate Governance Committee and the Board believe that heterogeneity contributes to the overall effectiveness of the Board, which is generally conceptualized expansively to include a wide array of qualities and attributes. As part of its regular succession planning process, the Nominating and Corporate Governance Committee annually engages in a review and analysis of Board composition, including identification of priority characteristics related to the breadth of experience and expertise of future director candidates.

Under the merger agreement with American National Bankshares Inc., following the closing of the merger, we agreed to nominate Ms. Agee and Mr. Shepherd for re-election to our Board at least until our 2027 annual meeting of shareholders, subject to compliance by the Board with its fiduciary obligations and applicable law, including compliance with our organizational documents and corporate governance guidelines. In considering each of our directors for re-election, including Ms. Agee and Mr. Shepherd, in addition to the foregoing factors, the Nominating and Corporate Governance Committee also assesses each director’s performance, contribution, level of engagement, and meeting attendance record. See “Board and Committee Evaluations” beginning on page 44 for additional information on the Board’s self-evaluation process.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    7

As discussed above, under the merger agreement with Sandy Spring, at the effective time of the merger, we will increase the size of the Board by three and appoint three current members of the board of directors of Sandy Spring—Ms. Abutaleb, Mr. Micklem and Mr. Schrider—to our Board and the board of directors of the Bank.

Skills Matrix and Description of Director Nominees’ Knowledge, Skills and Experience

The matrix below provides information regarding our director nominees’ knowledge, skills and experience that we believe are most relevant in light of our business, long-term strategies and risks. Our nominees represent a broad range of backgrounds and experience, and each nominee possesses numerous other competencies not identified below. Additional information on why we view such knowledge, skills and experience as important is discussed following the matrix. The fact that a nominee is not designated as having a particular attribute does not indicate that the nominee does not possess that attribute or would not be able to make a meaningful contribution to the Board’s decision-making or oversight in that area. As discussed above, Ms. Abutaleb’s, Mr. Micklem’s and Mr. Schrider’s nominations are continent on the completion of our merger with Sandy Spring before our 2025 annual meeting.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 8

Knowledge, Skills and Experience	Abutaleb	Agee	Asbury	Corbin	Delorier	Ellett	Engola	Kimble	McCann	Micklem	O’Hara	Schreiner	Schrider	Shepherd	Tillett	Wampler	Wimbush

Executive Leadership	●	●	●		●	●	●	●	●		●	●	●	●	●	●	●
Finance and Accounting	●	●	●	●		●		●	●	●			●	●	●	●
Banking/Financial Services	●	●	●	●	●			●	●	●			●	●	●
Technology/Cybersecurity	●				●		●				●		●
Strategic Planning	●	●	●		●	●	●	●	●	●	●	●	●	●	●		●
Human Capital/Compensation	●					●	●			●	●	●	●	●	●		●
Risk Management	●		●	●		●	●	●	●	●	●	●	●	●	●	●	●
Legal and Regulatory	●		●							●			●	●		●	●
Retail Distribution/Marketing	●		●		●	●							●	●
Mergers and Acquisitions	●		●	●		●	●	●	●	●	●	●	●	●	●	●	●

Executive Leadership	Human Capital/Compensation

We value directors with experience serving as senior executives running public companies, private companies or other organizations, as this enhances the Board’s perspective of our operations and challenges.

Our success depends in part on our ability to attract, retain, develop and motivate our human capital, including our senior leadership. We value directors with experience in compensation, incentive planning and talent management.

Finance and Accounting	Risk Management

We use numerous financial metrics to measure our performance and we are subject to complex accounting and financial reporting requirements. We value directors with experience in finance and accounting, which helps them more effectively oversee and assess our operating and strategic performance and financial reporting.

Our Board plays a critical role in the oversight of risk. We value directors with experience in overseeing or managing risks and who understand the most significant risks that we face.

Banking/Financial Services	Legal and Regulatory
We value directors who have experience in our industry, which provides the Board with valuable insight into our challenges and opportunities.	We operate in a heavily regulated industry and we value directors with knowledge of the laws and regulations applicable to the banking industry and corporations generally.

Technology/Cybersecurity	Retail Distribution/Marketing

We rely on information technology systems to conduct our business. We value directors with experience in technology strategies and innovation and/or mitigating and managing cybersecurity risk, which helps enhance our oversight of technology and cybersecurity risks.

We provide products and services through our retail branch network and our technology offerings. We value directors with experience in building customer relationships, branding, and the use of digital marketing.

Strategic Planning	Mergers and Acquisitions
We value directors with experience in defining and driving strategic direction and growth, which helps the Board critically evaluate our strategic plans.	We regularly evaluate strategic opportunities and we value directors with experience with mergers and acquisitions.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    9

Biographical Information of Our Director Nominees

Set forth below are each nominee’s name, age as of the date of this proxy statement, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each nominee for election as a director.

Mona Abutaleb Stephenson

Age 62 | Solomons, Maryland | Other Public Company Boards: Pentair plc and Sandy Spring Bancorp, Inc.

Ms. Abutaleb is the Chief Executive Officer of Medical Technology Solutions, LLC, a provider of technology solutions for the healthcare industry, a position she has held since December 2019. From 2013 to 2018, Ms. Abutaleb was the Chief Executive Officer of mindSHIFT Technologies, Inc., an IT outsourcing/managed services and cloud services provider, which was acquired by Ricoh Company, Ltd. in 2014. From 2006 to 2013, Ms. Abutaleb served as President and Chief Operating Officer of mindSHIFT. Ms. Abutaleb also served as Senior Vice President of Ricoh USA from 2015 to 2017 and as Executive Vice President of Ricoh Global Services from 2017 to 2018. Ms. Abutaleb is also on the board of directors of Pentair plc (NYSE: PNR). Ms. Abutaleb has served as a director of Sandy Spring since 2015. Ms. Abutaleb has been nominated as a director of the Company contingent on the closing of our merger with Sandy Spring before our 2025 annual meeting, and she will become a director of the Company at the effective time of the merger, at which time she will cease to be a director of Sandy Spring.

Ms. Abutaleb’s extensive leadership experience as an executive of several technology companies allows her to contribute substantially to our Board.

Nancy Howell Agee

Age 72 | Director Since 2024 | Roanoke, Virginia | Other Public Company Boards: RGC Resources, Inc. and Healthcare Realty Trust Incorporated

Ms. Agee is the former President and Chief Executive Officer of Carilion Clinic, a health care organization, a position she held from 2011 until her retirement in July 2024. Ms. Agee served as a director of American National Bankshares Inc. from 2019 until it merged with and into the Company on April 1, 2024. Ms. Agee serves as a director on two other public company boards—RGC Resources, Inc., where she has served since 2005, and Healthcare Realty Trust Incorporated, where she has served since 2016. She chairs the statewide economic development entity, Go VA, and serves on the Governor’s advisory committee for revenue estimates, GACRE. She also chairs the Virginia Foundation for Independent Colleges and serves as Vice Chair of the Virginia Business Higher Education Council. She is also the former Chair of the American Hospital Association. Ms. Agee received a B.S. in Nursing from the University of Virginia and a Master of Science in Nursing from Emory University.

Ms. Agee’s extensive leadership experience as President and Chief Executive Officer of a large healthcare organization and her many years of service in the Roanoke market area allow her to contribute substantially to our Board.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 10

John C. Asbury

Age 59 | Director Since 2016 | Richmond, Virginia

Mr. Asbury has been Chief Executive Officer of the Company since January 2017, and President of the Company since October 2016. He also serves as Chief Executive Officer of the Bank, a position he has held since October 2016, and he previously served as President of the Bank from October 2016 until September 2017 and May 2018 until September 2018. Before joining us, he served as President and Chief Executive Officer of First National Bank of Santa Fe from February 2015 until August 2016. Before that, he served as Senior Executive Vice President and Head of the Business Services Group at Regions Bank from May 2010 until July 2014, after joining Regions Bank in March 2008 as Business Banking Division Executive. Mr. Asbury also served as a Senior Vice President at Bank of America in a variety of roles. Mr. Asbury received his B.S. degree in Business from Virginia Polytechnic Institute and State University (“Virginia Tech”) and his M.B.A. from The College of William & Mary.

Mr. Asbury’s extensive executive-level experience in the banking industry and his knowledge of our business allow him to contribute substantially to our Board.

Patrick E. Corbin

Age 70 | Director Since 2018 | Chesapeake, Virginia

Mr. Corbin is a Managing Shareholder of Corbin & Company, P.C., an accounting firm, a position he has held since 1983, and he has been a certified public accountant since 1979. He is a member of a number of professional organizations, including the American Institute of Certified Public Accountants, the Virginia Society of Certified Public Accountants, and the Tidewater Chapter of the Virginia Society of Certified Public Accountants. He is a director and past chairman of the Chesapeake Alliance, and was designated as “Super CPA” by Virginia Business magazine in the fields of litigation support and business valuation for the years 2002 to 2012. He served as Chairman of the Board of Directors of Xenith Bankshares, Inc. (“Xenith”) and was a director of Xenith from 2009 until we acquired Xenith in 2018. Mr. Corbin received his B.S. degree in Accounting from Virginia Tech.

Mr. Corbin’s extensive financial and risk management experience, as well as his background as a board member of publicly held financial institutions and as Chairman of Xenith, allow him to contribute substantially to our Board.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    11

Rilla S. Delorier

Age 58 | Director Since 2022 | Portland, Oregon | Other Public Company Boards: Coastal Financial Corporation and Wisdom Tree Investments, Inc.

Ms. Delorier is the former Executive Vice President (“EVP”) and Chief Strategy and Digital Transformation Officer at Umpqua Bank, a position she held from 2017 until 2020. Before that, she held various roles at SunTrust Bank from 2006 until 2016, including EVP, Retail Bank, Chief Marketing Officer, and Wealth Management Marketing Director. She served as Chief Marketing Officer at PNC Advisors and as EVP of Customer Strategy at PNC Bank from 1999 to 2006. She has served on the boards of Central City Concern since 2018 and NYMBUS since November 2020. She also serves on the board of Coastal Financial Corporation, a publicly held company, a position she has held since November 2020, where she serves on the audit and compensation committees. She was appointed to the board of Wisdom Tree Investments, Inc., a publicly traded company, in 2023, where she serves on the audit and compensation committees. Ms. Delorier received her B.S. in Marketing and Management from the University of Virginia and her M.B.A. from Harvard Business School.

Ms. Delorier’s experience in the banking industry, particularly with product development, operations, cyber-security practices, strategic partnerships, and analytics, allows her to contribute substantially to our Board.

Frank Russell Ellett

Age 58 | Director Since 2019 | Roanoke, Virginia

Mr. Ellett is the President of Excel Truck Group, a dealer and distributor for Freightliner and Mack trucks and Wabash National trailers with offices in Virginia, North Carolina and South Carolina. Mr. Ellett has held various leadership roles at Excel Truck Group since 1997 and has been President of Excel and its predecessor companies since 2003. Before that he served in a variety of roles at Norfolk Southern Corporation from 1993 to 1997. He was a Supply Corps officer in the United States Navy from 1989 to 1991. He serves as Vice Chairman of the Virginia Western Community College Foundation Board and as a board member of the Virginia Foundation For Independent Colleges, the North Carolina Auto Dealers Association, and the Virginia Trucking Association. He is the past Chairman of the Business Council of the Roanoke/Blacksburg Region, a past board member of the South Carolina Trucking Association, and a past board member and former Board Chairman of North Cross School. Mr. Ellett received his B.A. in English from the University of Virginia and his M.B.A. from the Darden School of Business at the University of Virginia.

Mr. Ellett’s executive-level experience running a multi-state business and his strong connections to Virginia allow him to contribute substantially to our Board.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 12

Paul Engola

Age 53 | Director Since 2023 | McLean, Virginia

Mr. Engola is the former Deputy Group President of the Dynetics Group of Leidos Holdings, Inc. (“Leidos”), a company engaged in the provision of scientific, engineering and information technology services and solutions in the areas of defense, intelligence, civil and health markets. Mr. Engola held such position from 2022 until 2024, and also served as Executive Vice President, National Security Space, for Leidos from 2021 until 2024. Before that, he was Chief Human Resources Officer and Head of Business Partnerships from 2018 until 2021 and Senior Vice President and Deputy Group President for Leidos’ Defense and Intelligence Group from 2017 until 2018. He served as Vice President, Transportation and Financial Solutions with Lockheed Martin Information Systems and Global Solutions before it merged with Leidos. Mr. Engola currently serves on the board of directors for the Space Foundation, a nonprofit organization committed to advancing the global space community. Mr. Engola has a Master of Business Administration from Stanford University, a Master of Science from Georgia Institute of Technology and a Bachelor of Science from Massachusetts Institute of Technology.

Mr. Engola’s extensive business experience, including his expertise in executive leadership, technology, strategic planning, human capital management, risk management, and mergers and acquisitions, allows him to contribute substantially to our Board.

Donald R. Kimble

Age 65 | Director Since 2023 | Cleveland Heights, Ohio

Mr. Kimble is the former Chief Financial Officer of KeyCorp, the parent company to KeyBank NA, a position he held from June 2013 until his retirement in May 2023. During that time, he also served in other executive-level positions at KeyCorp, including as Vice Chairman from 2017 until his retirement and as Chief Administrative Officer from 2020 until his retirement. Mr. Kimble also served as Chairman and President of KeyBank NA from 2020 until his retirement. Before that, he was Executive Vice President and Chief Financial Officer of Huntington Bancshares, Inc. and Executive Vice President and Controller for AmSouth Bancshares. Mr. Kimble has a Bachelor of Science in Business Administration from Ohio State University.

Mr. Kimble’s extensive executive-level experience in the financial services industry, including his service as a Chief Financial Officer of large public bank holding companies, allows him to contribute substantially to our Board.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    13

Patrick J. McCann

Age 68 | Director Since 2004 | Greensboro, Georgia

Mr. McCann is the former Chief Financial Officer of the University of Virginia Foundation, a position he held from 2009 to 2020. Before that, he served as a Senior Finance Executive for Bank of America-Florida Division from 1998 to 2000. He held positions with Barnett Banks, Inc., including as Corporate Director of Finance from 1996 to 1998 and Corporate Controller and Chief Accounting Officer from 1992 to 1996. Mr. McCann received his B.S. degree in accounting from Florida State University.

Mr. McCann’s extensive experience in financial management and accounting both within and outside of the banking industry allow him to contribute substantially to our Board.

Mark C. Micklem

Age 66 | Alexandria, Virginia | Other Public Company Board: Sandy Spring Bancorp, Inc.

Mr. Micklem retired from Robert W. Baird & Co. Incorporated in 2018 where he was a Managing Director and Head of Financial Services Investment Banking for 12 years. While at Baird, Mr. Micklem focused on providing capital financing and merger and acquisition (“M&A”) advisory services to banks and other financial services companies. Prior to joining Baird, Mr. Micklem was head of the Financial Services Investment Banking Group at Legg Mason for ten of his 21 years there. As a senior investment banker, Mr. Micklem was responsible for originating over 200 financing and M&A advisory assignments for financial services companies. As Head of Financial Services Investment Banking at both Baird and Legg Mason, he also oversaw teams of professionals and was responsible for meeting group business and revenue goals and objectives. Throughout his career, Mr. Micklem regularly advised public and private company boards of directors regarding capital financing, M&A and other financial/business matters. Mr. Micklem has served as a director of Sandy Spring since 2019. Mr. Micklem has been nominated as a director of the Company contingent on the closing of our merger with Sandy Spring before our 2025 annual meeting, and he will become a director of the Company at the effective time of the merger, at which time he will cease to be a director of Sandy Spring.

Mr. Micklem’s extensive experience in the investment banking and financial services industries allows him to contribute substantially to our Board.

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Michelle A. O’Hara

Age 49 | Director Since 2023 | Reston, Virginia

Ms. O’Hara is the Chief Human Resources Officer of Humana Inc., a position she has held since January 1, 2025. Before that, she served as Executive Vice President and Chief Human Resources Officer for Science Applications International Corporation, Inc. (“SAIC”), a technology integrator and leader in digital transformation for federal government customers, a position she held from 2019 until 2024. Ms. O’Hara led SAIC’s human capital capabilities, including organizational design, culture transformation, talent management, upskilling and diversity, equity, and inclusion, as well as its marketing, communications and ESG functions. Before that, she held various executive-level positions at SAIC including Senior Vice President, Human Resources from 2018 until 2019 and Senior Vice President, Total Rewards from 2016 until 2018. Before SAIC, she served in senior leadership roles at global professional services and technology companies including BearingPoint, Perot Systems Corporation and Booz Allen Hamilton. Ms. O’Hara currently serves on the board of directors for the HR Policy Association, the leading public policy organization of large company Chief Human Resources Officers. Ms. O’Hara received her B.S. from the College of William and Mary.

Ms. O’Hara’s extensive executive-level experience in human resources, human capital management, marketing, communications and ESG at a large public company allows her to contribute substantially to our Board.

Linda V. Schreiner, Vice Chair of the Board

Age 65 | Director Since 2012 | Richmond, Virginia

Ms. Schreiner is a former Senior Vice President of Markel Corporation, a financial holding company with specialty insurance and reinsurance and venture businesses, a position she held from 2016 until 2022. Before that, she served as Senior Vice President of MeadWestvaco, a global packaging company, from 2000 to 2016. She was a Senior Manager, Strategy Consulting of Arthur D. Little, Inc. from 1998 to 2000, and served as Vice President of Signet Banking Corporation from 1988 to 1998. She served as a member of the Darden School of Business Corporate Advisory Board at the University of Virginia from 2014 to 2017 and as Chair of the Board of Directors of Virginia War Memorial Foundation from 2020 to 2022, and she has served as a member of their board since 2009. She was the past President of ChildSavers’ board of directors from 2014 to 2016 and a member of that board since 2008 and a member of ChildSavers’ Endowment Board since 2016. She has served as a member of The Richmond Forum board of directors since 2019. She served as a member of the Executive Committee of Venture Richmond from 2006 to 2014, as Vice Chairman of the board of directors for the Virginia Commonwealth University (“VCU”) Rice Center until 2012, and as a member of that board from 2008 to 2012. Ms. Schreiner received her B.A. degree from the University of Georgia and M. Ed. from the University of Vermont.

Ms. Schreiner’s extensive human resources, corporate strategy, communications and leadership experience at large public companies allows her to contribute substantially to our Board.

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Daniel J. Schrider

Age 60 | Mount Airy, Maryland | Other Public Company Board: Sandy Spring Bancorp, Inc.

Mr. Schrider joined Sandy Spring Bank in 1989 as a commercial lender and became an executive and Sandy Spring Bank’s Chief Credit Officer in 2003. He was named President and Chief Executive Officer of Sandy Spring in 2009, a position he has held since that time. Mr. Schrider has also served as a director of Sandy Spring since 2009 and as chair of the Sandy Spring board of directors since 2023. Mr. Schrider has been nominated as a director of the Company contingent on the closing of our merger with Sandy Spring before our 2025 annual meeting, and he will become a director of the Company at the effective time of the merger, at which time he will cease to be a director of Sandy Spring. Mr. Schrider holds a bachelor’s degree from the University of Maryland and an MBA from Mount St. Mary’s University. Mr. Schrider is also a graduate of the American Bankers Association Stonier Graduate School of Banking. A leader among community bankers, Mr. Schrider has served previously as a director of the American Bankers Association, the chair of the Maryland Bankers Association, and a chair of the Stonier Graduate School of Banking Advisory Board.

Mr. Schrider’s extensive leadership experience in the banking industry and knowledge of Sandy Spring will allow him to contribute substantially to our Board.

Joel R. Shepherd

Joel R. Shepherd

Age 61 | Director Since 2024 | Roanoke, Virginia

Mr. Shepherd is President of Virginia Home Furnishings, Inc., a furniture retailer, a position he has held since 1997. He also serves as President of 220 Self Storage, Inc., a self-storage provider, a position he has held since 1996. Mr. Shepherd served as a director of American National Bankshares Inc. from 2015 until it merged with and into the Company on April 1, 2024. He is the former Chairman of Franklin Community Bank, N.A. and MainStreet BankShares, Inc. (acquired by American National in 2015). He was Vice President and Portfolio Manager in the Funds Management Division of Dominion Bankshares, Inc. (acquired by First Union Corporation, now part of Wells Fargo & Company) from 1986 to 1993.

Mr. Shepherd brings substantial entrepreneurial, construction, finance and management skills gained through his various enterprises, as well as banking and investment experience, which allows him to contribute substantially to our Board.

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Ronald L. Tillett, Chair of the Board

Age 69 | Director Since 2003 | Midlothian, Virginia

Mr. Tillett is a Managing Director and Head of Mid-Atlantic Public Finance at Raymond James & Associates, Inc., a position he has held since 2001. Before that, he served as the Secretary of Finance of the Commonwealth of Virginia from 1996 to 2001, and as State Treasurer of the Commonwealth of Virginia from 1991 to 1996. He is a member of the Christopher Newport University (“CNU”) Board of Visitors, Chairman of CNU Foundation Investment Committee, a member of the Board of Trustees of the Wason Center for Civic Leadership, and a member of the Commonwealth Debt Capacity Advisory Committee since 2010. He is also a member of the Board of Trustees of the National Institute of Public Finance, Pepperdine University since 2014. He holds FINRA Series 7, 50, 52, 53, 54, 63, 79, and 99 securities licenses and has passed the SEC Securities Industry Examination. Mr. Tillett received his B.S. degree from VCU.

Mr. Tillett’s extensive experience in corporate governance, public finance and debt issuance management, and the investment practices and policies of public entities, as well as his experience as former State Treasurer and Secretary of Finance of the Commonwealth of Virginia, where he had direct responsibility for the financial functions of the Virginia state government, allow him to contribute substantially to our Board.

Keith L. Wampler

Age 67 | Director Since 2014 | Fredericksburg, Virginia

Mr. Wampler is a retired Partner at PBMares, LLP, a regional certified public accounting and consulting firm with twelve offices in Virginia, Maryland and North Carolina, a position he has held since 1990. He also served as Chairman of the firm’s board of directors from 2013 until 2022. Before that, he served as a managing partner of PBMares’ predecessor firm from 2001 to 2012. He is an advisory member of the board of directors of Hilldrup, a private company, a founding board member of the Community Foundation of the Rappahannock River Region, a board member of the Fredericksburg Regional Food Bank, a committee member of the Mary Washington Healthcare board, and former member of the board of directors of StellarOne Bank. Mr. Wampler received his B.S. degree from Bridgewater College.

Mr. Wampler’s extensive experience in financial, tax and consulting services and involvement with sales, mergers and acquisitions of numerous companies allows him to contribute substantially to our Board.

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F. Blair Wimbush

Age 69 | Director Since 2018 | Virginia Beach, Virginia | Other Public Company Board: Armada Hoffler Properties, Inc.

Mr. Wimbush is the former Chief Real Estate and Corporate Sustainability Officer of Norfolk Southern Corporation (“Norfolk Southern”), a transportation company, a position he held from November 2007 to May 2015. Before that, he served in other positions with Norfolk Southern, including as Vice President—Real Estate from 2004 to 2007 and as Senior General Counsel, General Counsel—Operations and in other legal positions from 1980 to 2004. He is a member of the boards of Lifenet Health, Inc. and in 2024, he joined the board of Armada Hoffler Properties, Inc., a publicly traded company, where he serves on the audit and nominating and corporate governance committees. He is a trustee emeritus at the University of Virginia Law School Foundation, where he formerly served as the Chairman. He is also the former Commissioner and Vice Chairman of the Virginia Port Authority.

Mr. Wimbush received a B.A. in political science from the University of Rochester, and a J.D. from the University of Virginia School of Law. He attended the Norfolk Southern Management Development program, Duke University Fuqua School of Business and completed the Advanced Management Program at the Harvard Business School.

Mr. Wimbush’s extensive experience in a highly regulated industry with a focus on development and implementation of sustainability principles and strategy, management of regulatory and risk mitigation matters, and policy development, as well as his background practicing law in areas of real estate development, antitrust, environmental and safety allows him to contribute substantially to our Board.

Our Board recommends you vote “FOR” each of the nominees listed above for election as a director.

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Retirement Policy

Our bylaws provide that no director may serve on the Board after the annual meeting following his or her 72nd birthday, other than those directors the Board has determined to be exempt from the mandatory retirement provision. Ms. Agee, who was appointed to the Board in connection with our acquisition of American National Bankshares Inc., turned 72 in 2024. As noted above, under the merger agreement with American National Bankshares Inc., following the closing of the merger, we agreed to nominate Ms. Agee for re-election to our Board at least until our 2027 annual meeting of shareholders, subject to certain exceptions. As a result, the Board has waived the mandatory retirement policy with respect to Ms. Agee and, pursuant to the merger agreement, intends to re-nominate Ms. Agee at least until our 2027 annual meeting of shareholders, subject to certain exceptions.

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PROPOSAL 2—ApprovAL OF the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan

Our Board adopted the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan (referred to in this proxy statement as the “2025 Plan” or the “plan”), to become effective on May 6, 2025, subject to approval by our shareholders at the annual meeting. The 2025 Plan reserves up to 2,500,000 shares of our common stock for use in a broad array of permitted equity award vehicles, including awards of restricted stock and performance share units as described under “Compensation Discussion and Analysis” and unrestricted shares awarded to non-employee directors as described under “Director Compensation.”

If approved by our shareholders, the 2025 Plan will replace in its entirety the Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended and restated May 4, 2021 (referred to in this proxy statement as the “2021 Plan”) and no new awards will be granted under the 2021 Plan. Any awards outstanding under the 2021 Plan on the date of shareholder approval of the 2025 Plan will remain subject to, and be paid under, the 2021 Plan. In addition to the shares initially available for issuance under the 2025 Plan noted above, any shares subject to outstanding awards under the 2021 Plan that expire, terminate, or are surrendered or forfeited for any reason without issuance of shares after the effective date of the 2025 Plan will automatically become available for issuance under the 2025 Plan. As detailed further below, as of March 3, 2025, approximately 1,137,856 shares of common stock were then subject to outstanding awards granted under the 2021 Plan and approximately 127,943 shares were available for future grant under the 2021 Plan. Because the 2025 Plan will replace the 2021 Plan, the new shares requested for the 2025 Plan would increase the number of shares available for future grants by approximately 2,500,000. Also, any new awards granted under the 2021 Plan following March 3, 2025 and before May 6, 2025 will reduce the shares available for grant under the 2025 Plan.

Features of the 2025 Plan

The significant features of the 2025 Plan are summarized below. This summary, however, is not complete and is subject to, and qualified in its entirety by, the provisions of the 2025 Plan. To aid your understanding, the full text of the 2025 Plan, as proposed for approval by our shareholders, is provided in Appendix A to this proxy statement.

Reasons to Approve the 2025 Plan

We believe that approval of the 2025 Plan is necessary for us to continue to offer a competitive compensation program because equity incentive awards, designed to reward long-term growth and profitability, to align compensation with shareholder interests and to attract and retain highly qualified executive leaders, are a fundamental component of our total compensation program, as discussed further under “Compensation Discussion and Analysis.” Equity awards also make up an important component of our non-employee director compensation, as described under “Director Compensation.”

The Compensation Committee anticipates that the shares of common stock that will be available for new award grants under the 2025 Plan if shareholders approve this proposal will provide us with flexibility to continue to grant equity awards for approximately five years following the 2025 annual meeting. In addition, the closing of our pending merger with Sandy Spring, which we expect to close on April 1, 2025, will likely increase our share usage for equity awards, including due to an increased number of employees receiving such awards, which may result in our share pool being used more quickly than currently estimated. Any estimated share usage may change based on a number of variables, including changes to the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in our equity grant practices, changes in the number of employees, whether and to what extent vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the number of shares that become available for new award grants pursuant to the terms of the plan (for example, as a result of forfeitures), and changes in how we choose to balance total compensation between cash and equity-based awards.

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If shareholders do not approve the 2025 Plan, we may continue to grant awards under the existing 2021 Plan, although the pool of approximately 127,943 shares remaining available under the 2021 Plan as of March 3, 2025 will not be sufficient for our anticipated future needs.

2025 Plan Highlights

The 2025 Plan provides for the grant of awards to eligible employees and non-employee directors that may include one or more of the following: stock options, restricted stock, restricted stock units, stock awards, performance share units and performance cash awards (collectively, the “awards”). The 2025 Plan will enable us to continue to ensure that our compensation programs are competitive in attracting, motivating, and retaining high level talent, are commensurate with our financial performance, and are generally aligned with the interests of our shareholders.

Some of the key features of the 2025 Plan that enable us to maintain sound governance practices in granting awards include:

●	No “Evergreen” Provision: Shares authorized for issuance under the 2025 Plan are not automatically replenished.

●	Encourages Double-Trigger Acceleration in Certain Change in Control Situations: The 2025 Plan includes principles that encourage “double-trigger” vesting in certain change in control situations. Unless otherwise provided by the Compensation Committee, the 2025 Plan provides that if outstanding awards are assumed, converted, or replaced by the surviving entity in a change in control, the vesting of those awards will only accelerate if the participant’s employment or service terminates in certain situations in connection with or within two years after the change in control.

●	No Liberal Share Counting for Stock Options: The 2025 Plan prohibits us from re-using shares that are tendered or surrendered to pay the exercise price or tax obligation for grants of stock options. The only shares that are re-used in the 2025 Plan are for awards that have been canceled, forfeited, or expired, settled in cash, or subject to share withholding to cover tax obligations for full-value awards such as restricted stock, restricted stock units, performance share units, or unrestricted shares.

●	No Discounted Stock Options: The 2025 Plan prohibits the grant of stock options with an exercise price less than the fair market value of our common stock on the grant date.

●	No Repricing of Stock Options: The 2025 Plan generally prohibits the repricing of stock options without shareholder approval.

●	No Dividends or Dividend Equivalent Payments on Unearned Performance Awards or on Options: The 2025 Plan prohibits the payment of dividends or dividend equivalents or similar distributions on awards that are subject to performance goals unless and until such performance goals have been met. The 2025 Plan also prohibits the payment of dividend equivalents or similar distributions on stock options.

●	Protective Provisions and Clawback: Awards under the 2025 Plan are subject to the terms of any recoupment, clawback, or similar policy we may have in effect from time to time, including our Incentive Compensation Recovery Policy, as well as any similar provisions of applicable law, regulation or stock exchange requirement.

●	Independent Committee Administration: Awards to executive officers and non-employee directors under the 2025 Plan are recommended or approved by the Compensation Committee, which is composed entirely of independent directors.

●	Term of 2025 Plan: No awards may be granted under the 2025 Plan more than ten years from its effective date.

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Key Data

Overhang and Potential Dilution

The following table provides certain additional information regarding total awards outstanding under the 2021 Plan as of December 31, 2024 and March 3, 2025.

Arch 3
	December 31, 2024	March 3, 2025
Number of outstanding stock options granted under the 2021 Plan	—	—
Weighted average exercise price of outstanding stock options granted under the 2021 Plan	—	—
Weighted average remaining contractual life of outstanding stock options granted under the 2021 Plan	—	—
Number of outstanding unvested restricted stock awards granted under the 2021 Plan	658,001	820,220
Number of outstanding unvested performance share unit awards granted under the 2021 Plan (assuming target performance)	262,040	317,636
Shares available for grant under the 2021 Plan	666,206	127,943

As noted above, if the 2025 Plan is approved by shareholders, no new awards will be made under the 2021 Plan and the shares available for grant under the 2021 Plan noted above will no longer be available. Instead, new awards will be made from the 2,500,000 shares reserved for issuance under the 2025 Plan.

Potential dilution is equal to the number of shares associated with outstanding awards plus the number of shares available for future awards under a plan divided by the sum of (a) the total number of shares of common stock outstanding and (b) the total outstanding and available shares under the plan. As of March 3, 2025, our potential dilution under the 2021 Plan was approximately 1.38%. If, instead, the 2,500,000 shares proposed to be reserved under the 2025 Plan had been available as of March 3, 2025 (instead of the shares available under the 2021 Plan), the potential dilution from equity awards authorized for issuance under the 2025 Plan would increase to approximately 3.88%. While we are aware of the potential dilutive effect of equity awards, we also recognize the significant motivational and performance benefits that may be achieved in connection with making such awards.

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Burn Rate

The following table sets forth information to calculate our burn rate under the 2021 Plan for the last three fiscal years.

Year Ended December 31,	2022	2023	2024
Number of stock options granted	—	—	—
Number of time-based restricted stock awards granted	273,010	349,224	461,330
Number of performance share unit awards granted (1)	82,754	91,152	106,370
Total share usage under the 2021 Plan	355,764	440,376	567,700
Weighted-average common shares outstanding	74,949,109	74,961,390	86,149,978
Burn rate (2)	1.19%	1.47%	1.65%
(1)	The number of performance share units with a performance-based condition is presented based on achieving the performance measure at the target level of performance.
(2)	For purposes of the burn rate calculation, full-value awards granted were converted to option equivalents using a conversion factor of 2.5 and divided by the weighted-average common shares outstanding.

Purpose of the 2025 Plan

The purpose of the 2025 Plan is to promote our success by providing greater incentive to eligible employees and non-employee directors to associate their personal interests with our long-term financial success and with growth in shareholder value, consistent with our risk management practices. The plan is designed to provide us and our subsidiaries flexibility in our ability to motivate, attract, and retain the services of eligible employees and non-employee directors on whose judgment, interest, and special effort the successful conduct of our operations largely depends.

Administration

The 2025 Plan will be administered by the Compensation Committee of the Board, unless the Board determines otherwise. The Compensation Committee has the power to select plan participants and to grant awards on terms that it considers appropriate. In addition, subject to the terms of the 2025 Plan, the Compensation Committee has the authority, among other things, to amend outstanding awards and accelerate the vesting thereof, to interpret the plan, to adopt, amend, or waive rules or regulations for the plan’s administration, and to make all other determinations for administration of the plan. The Compensation Committee may delegate authority under the 2025 Plan to our Chief Executive Officer and/or Chief Financial Officer or to another member of our management, except in the case of awards to our named executive officers or any individual who is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Eligibility

The 2025 Plan provides that awards may be granted to our employees and non-employee directors, including members of regional advisory boards, and the employees and non-employee directors of our subsidiaries.

For purposes of incentive stock option awards, the 2025 Plan defines a subsidiary as a corporation, at least 50% of the total combined voting power of which is owned by us or another one of our subsidiaries, as required under tax rules applicable to incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). For all other award types, the 2025 Plan defines a subsidiary to include any entity, at least 50% of the total –combined voting or ownership interest of which is owned by us or another one of our subsidiaries, except to the extent a different definition is required under Section 409A of the Code.

If shareholders approve this proposal, approximately 675 employees and 14 non-employee directors would be eligible to receive awards under the 2025 Plan, as of March 3, 2025, based on our historical compensation practices. While members of regional advisory boards would also be eligible to receive awards under the 2025 Plan, the Compensation Committee has not previously issued equity awards to members of regional advisory boards and, as

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of March 3, 2025, we have no individuals serving in such role.

No Repricing

The 2025 Plan prohibits stock option repricing, including by way of exchange for another award (except in connection with a corporate transaction such as a change in control or an event referred to in the Changes in Capitalization and Similar Changes section below) unless the repricing is submitted to and approved by our shareholders.

Shares Subject to the 2025 Plan

Subject to approval by our shareholders, the aggregate number of shares reserved for issuance under the 2025 Plan is 2,500,000, less any shares with respect to awards granted under the 2021 Plan after March 3, 2025 and before May 6, 2025. In addition, as of the date of shareholder approval of the 2025 Plan, any awards then outstanding under the 2021 Plan will remain subject to and be paid under the 2021 Plan and any shares then subject to outstanding awards under the 2021 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2025 Plan.

As of March 3, 2025, the closing price per share of our common stock as reported on the New York Stock Exchange (“NYSE”) was $35.13 and there were 90,153,099 shares of our common stock outstanding.

In general, if any award granted under the 2025 Plan terminates, is cancelled, expires, or lapses for any reason other than as a result of exercise or settlement, or if shares issued pursuant to an award are forfeited, the shares associated with such award will be available for future awards under the plan. In addition, any shares underlying an award that is settled in cash rather than by issuance of shares will be available for future awards under the plan, as will any shares withheld or tendered to cover required tax withholdings on full value awards, such as restricted stock, restricted stock units, performance share units, or unrestricted shares. In contrast, any shares withheld by us, delivered by the participant, or otherwise used to pay an option exercise price or withholding taxes associated with a stock option will not be available for future awards under the plan. In other words, in the event shares are withheld or delivered in connection with an option exercise, the number of shares available for future awards will be reduced by the gross number of shares to which the exercise relates, rather than the net number of new shares issued upon the exercise.

Limits on Incentive Stock Options

No more than 2,500,000 shares may be granted under the 2025 Plan as “incentive stock options” within the meaning of Section 422 of the Code.

Types of Awards under the 2025 Plan

Stock Options

A stock option entitles the participant to purchase shares of our common stock at the exercise price. Stock options granted under the plan may be incentive stock options or non-qualified stock options; however, only employees are eligible to receive incentive stock options. The Compensation Committee will fix the exercise price at the time the stock option is granted, provided that the exercise price cannot be less than 100% of the shares’ fair market value on the grant date (or, in the case of an incentive stock option granted to a 10% shareholder of our common stock, 110% of the shares’ fair market value on the grant date). To the extent approved by the Compensation Committee from time to time, the exercise price may be paid in cash, through a broker-assisted cashless exercise, by delivery of shares of common stock having a fair market value at the time of exercise equal to the exercise price, by us withholding shares otherwise issuable upon the exercise having a fair market value at the time of exercise equal to the exercise price, or by a combination of the foregoing. Stock options may be exercised at such times and subject to such conditions as may be prescribed by the Compensation Committee, provided that no option will be exercisable after ten years from the grant date (or, in the case of an incentive stock option granted to a 10% shareholder of our common stock, after five years from the grant date).

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The aggregate value of incentive stock options, based on the shares’ fair market value on the grant date, that can be exercisable for the first time in any calendar year under the plan or any other similar plan maintained by us is limited to $100,000 per participant.

A participant holding stock options has no right to vote the underlying shares until after the exercise of the stock options and the issuance of the underlying shares. No stock option may include any right to dividend equivalents with respect to the stock option or the underlying shares.

Restricted Stock Awards

Restricted stock is stock that is subject to forfeiture and may not be transferred by a participant until the period of restriction established by the Compensation Committee lapses. The period of restriction may lapse based on a period of time during which the participant must remain employed or serving on the applicable board or after meeting one or more performance goals specified by the Compensation Committee, or both. Holders of restricted stock have voting rights, and, unless otherwise provided by the Compensation Committee, holders of restricted stock subject only to time-based vesting are entitled to receive all dividends paid with respect to the shares of restricted stock during the period of restriction. For shares of restricted stock subject to one or more performance goals, dividends may be accumulated during the period of restriction but will not be paid unless and until the applicable performance goals have been met. Subject to any exceptions authorized by the Compensation Committee, shares of restricted stock (and any accumulated dividends) will be forfeited if any performance goals established with respect to such awards are not achieved within the required time period.

Restricted Stock Units Awards

A restricted stock unit is an award that is valued by reference to a share of common stock. Payment of the value of restricted stock units may not be made until the period of restriction established by the Compensation Committee lapses. The period of restriction may lapse based on a period of time during which the participant must remain employed or serving on the applicable board or after meeting one or more performance goals specified by the Compensation Committee, or both.

Holders of restricted stock units have no right to vote the shares represented by the units and are not eligible to receive dividend payments on the units (because dividend payments are only available for shares that have been issued and are outstanding). Unless otherwise provided by the Compensation Committee, holders of restricted stock units also have no right to receive dividend equivalents in connection with the units. The Compensation Committee may provide for dividend equivalents with respect to restricted stock units under such terms and subject to such limitations as the Compensation Committee deems appropriate, provided, however, that for restricted stock units subject to one or more performance goals, any dividend equivalents may be accumulated during the period of restriction but will not be paid unless and until the applicable performance goals have been met.

Subject to any exceptions authorized by the Compensation Committee, restricted stock units (and any accumulated dividend equivalents) will be forfeited if any performance goals established with respect to such awards are not achieved within the required time period.

Payment for vested restricted stock units may be made in cash or shares of common stock or a combination thereof at the time of vesting or, if provided for in the applicable award agreement, on a delayed basis either electively or mandatorily. If paid on a delayed basis, the payment amount may be adjusted for deemed interest or earnings on such basis as the Compensation Committee may provide.

Stock Awards

Unless otherwise provided by the Compensation Committee, a stock award is fully vested and freely transferable as of the date the award is granted, subject to restrictions under applicable federal or state securities laws.

Performance Share Unit Awards

A performance share unit is an award that is valued by reference to a share of common stock and is subject to achievement of one or more performance goals established and certified by the Compensation Committee.

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Performance share units may be paid in cash or shares of common stock or a combination thereof. Holders of performance share units have no right to vote the shares represented by the units. While holders of performance share units are not eligible to receive actual dividend payments (because dividend payments are only available for shares that have been issued and are outstanding), the Compensation Committee may provide for payment of dividend equivalents with respect to a performance share unit award under such terms and subject to such limitations as the Compensation Committee deems appropriate, provided, however, that any dividend equivalents may be accumulated but will not be paid unless and until the applicable performance goals have been met.

Subject to any exceptions authorized by the Compensation Committee, performance share units (and any accumulated dividend equivalents) will be forfeited if any performance goals established with respect to such awards are not achieved within the required time period.

Performance Cash Awards

A performance cash award is a cash award based on performance goals established and certified by the Compensation Committee.

Subject to any exceptions authorized by the Compensation Committee, no amounts will be payable pursuant to a performance cash award if any performance goals established with respect to such award are not achieved within the required time period.

Performance Goals

For performance-based awards under the 2025 Plan, such as performance share units and performance cash awards, the Compensation Committee will determine one or more performance goals applicable to the award as well as the performance period during which a performance goal must be met, provided that for performance-based equity awards under the 2025 Plan, the performance period will be at least one year, subject to applicable provisions regarding accelerated vesting events. Attainment of any performance goal is subject to certification by the Compensation Committee. Performance goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur.

If shareholders approve this proposal, then under the 2025 Plan, at the Compensation Committee’s discretion, the performance goals for any performance period may include, but are not limited to, one or more of the following: (i) stock value or increases therein; (ii) total shareholder return; (iii) operating revenue; (iv) tangible book value or tangible book value growth, tangible book value per share, or growth in tangible book value per share; (v) earnings per share or earnings per share growth; (vi) fully diluted earnings per share after extraordinary events; (vii) net earnings; (viii) earnings and/or earnings growth (before or after one or more of taxes, interest, depreciation, and/or amortization), operating earnings and/or operating earnings growth; (ix) profits or profit growth (net profit, gross profit, operating profit, economic profit, profit margins, or other corporate profit measures); (x) operating cash flow; (xi) operating or other expenses or growth thereof; (xii) operating efficiency; (xiii) return on equity; (xiv) return on tangible equity or return on tangible common equity; (xv) return on assets, capital, or investment; (xvi) sales or revenues or growth thereof; (xvii) deposits, loan and/or equity levels or growth thereof; (xviii) working capital targets; (xix) assets under management or growth thereof; (xx) cost control measures; (xxi) regulatory compliance; (xxii) gross, operating, or other margins; (xxiii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis); (xiv) interest income; (xxv) net interest income; (xxvi) net interest margin; (xxvii) non-interest income; (xxviii) non-interest expense; (xxix) credit quality, net charge-offs, and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion); (xxx) percentage of non-accrual loans to total loans or net charge-off ratio; (xxxi) provision expense; (xxxii) productivity; (xxxiii) customer satisfaction; (xxxiv) satisfactory internal or external audits; (xxxv) improvement of financial ratings; (xxxvi) achievement of balance sheet or income statement objectives; (xxxvii) quality measures; (xxxviii) regulatory exam results; (xxxix) achievement of risk management objectives; (xl) achievement of strategic performance objectives; (xli) achievement of merger or acquisition objectives; (xlii) implementation, management, or completion of critical projects or processes; or (xliii) any component or components of the foregoing (including, without limitation, determination thereof, in the Compensation Committee’s sole discretion, with or without the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual

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and infrequent, non-budgeted items, an event or series of events either not directly related to our operations or not within the reasonable control of our management, special charges, accruals for acquisitions, reorganization, and restructuring programs, and/or changes in tax law, accounting principles, or other such laws or provisions affecting our reported results).

In the Compensation Committee’s discretion, the performance goals may be particular to a participant and applied either individually, alternatively, or in any combination, subset or component, to our performance as a whole or to the performance of a subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Compensation Committee in the award. In addition, the performance goals may be absolute in their terms or measured against or in relationship to a pre-established target, our budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof.

In addition, to the extent permitted by the applicable award agreement, the Compensation Committee also has the discretion to adjust the performance goals applicable to an award, adjust the compensation or economic benefit due upon attainment of the performance goals, and adjust the length of the performance period in which one or more performance goals must be achieved.

Transferability

In general, stock options, restricted stock, restricted stock units, and performance share units granted under the 2025 Plan may not be sold, transferred, pledged, assigned, or otherwise encumbered by a participant, other than upon the death of the participant. A participant may designate a beneficiary to receive any award that may be paid or exercised after his or her death. The 2025 Plan does permit, however, the grant of non-qualified stock options that are transferable not-for-value to certain family members (or certain related trusts or entities), in accordance with applicable securities laws.

Change in Control

In the event of a “change in control” (as defined in the 2025 Plan), the Compensation Committee may, at the time an award is made or thereafter, take such action as it deems appropriate, in its sole discretion and without the consent of the participant, which may include, without limitation, the following actions: (i) provide for the purchase, settlement, or cancellation of any award for an amount of cash equal to the amount that could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable; (ii) adjust outstanding awards as the Compensation Committee deems appropriate to retain the economic value of the award; or (iii) cause any outstanding award to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change in control.

In connection with a change in control, the Compensation Committee may provide for full or partial acceleration of the vesting, delivery, and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an outstanding award, and for the replacement of a stock-settled award with a cash-settled award. Unless otherwise provided by the Compensation Committee, if an award is assumed by the surviving corporation or otherwise equitably converted or substituted in connection with a change in control, the vesting, delivery, and exercisability of, or the lapse of restrictions on, such award will not be accelerated unless, for an employee, the participant’s employment with us or a subsidiary is terminated without cause or the participant resigns for good reason under an applicable plan or agreement in connection with or within two years after the change in control, or, for a non-employee director, the participant’s service terminates in connection with or within two years after the change in control (commonly referred to as “double-trigger” acceleration). These principles in the 2025 Plan encourage the use of double-trigger acceleration for awards that are assumed by the surviving corporation (or otherwise equitably converted or substituted in connection with a change in control) as a good governance practice.

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While the Board recognizes the benefits of double-trigger acceleration in certain change in control circumstances and has included the principles described above for this reason, the Board also believes it is appropriate to retain flexibility in the specific terms of equity awards granted under the 2025 Plan and to avoid restricting the range of available options for structuring incentive compensation opportunities for our executives and other employees. The Board believes that the Compensation Committee, which is composed entirely of independent directors and is advised by an independent compensation consultant, is in the best position to determine when to apply the double-trigger principles described above.

Changes in Capitalization and Similar Changes

In the event of any change in the outstanding shares of our common stock by reason of any stock dividend, stock split, reverse stock split or combination of shares, spin-off, recapitalization or merger in which we are the surviving corporation, consolidation, reorganization, reclassification, extraordinary cash dividend, exchange of shares or other similar change in our capital stock in which the number or class of shares is changed, the aggregate number and kind of shares reserved under the plan for outstanding awards and future awards and the exercise price, annual limits, and other relevant provisions will be proportionately, equitably and appropriately adjusted by the Compensation Committee in its discretion. For instance, a two-for-one stock split would generally double the number of shares reserved under the plan for future awards and the number of shares subject to outstanding awards.

Termination of or Changes to the 2025 Plan and Awards

Our Board may terminate, amend, or modify the 2025 Plan in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Code, the rules and regulations under Section 16 of the Exchange Act, the rules and regulations of the exchange on which our common shares are then listed, by any regulatory body having jurisdiction with respect thereto, or pursuant to any other applicable laws, rules, or regulations. No termination, amendment, or modification of the 2025 Plan, other than in connection with a change in control or capital adjustments pursuant to the plan or as required by applicable law, may adversely affect any awards previously granted under the plan without the participant’s written consent.

Clawback

All awards under the 2025 Plan (whether vested or unvested) will be subject to the terms of any recoupment, clawback, or similar policy we may have in effect from time to time, including our Incentive Compensation Recovery Policy, as well as any similar provisions of applicable law, regulation or stock exchange requirements, which could in certain circumstances require repayment or forfeiture of awards or any shares of common stock or other cash or property received with respect to the awards, including any value received from a disposition of the shares of common stock acquired upon payment of the awards.

Banking Regulatory Provision

All awards under the 2025 Plan will be subject to any condition, limitation, or prohibition under any financial institution regulatory policy or rule to which we or any of our subsidiaries are then subject.

Certain Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the 2025 Plan generally applicable to us and to participants who are subject to U.S. federal taxes. The summary is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations, each as in effect on the date of this proxy statement, and is subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Stock Option

A participant who is granted a nonqualified stock option will not recognize any income for federal income tax

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purposes on the grant of the option. Generally, a participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. We generally will be entitled to a corresponding deduction for federal income tax purposes.

A participant who exercises an incentive stock option will generally not be subject to taxation at the time of grant or exercise, except that alternative minimum tax may apply upon exercise. We will not be entitled to a deduction for federal income tax purposes. A disposition of the shares purchased upon exercise after the expiration of the required holding period (i.e., the later of two years from the grant date or one year from the exercise date) will generate long-term capital gain or loss in the year of disposition, and we will not be entitled to a deduction for federal income tax purposes. A disposition of the shares prior to the expiration of the required holding period will subject the participant to taxation at ordinary income rates in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option) and long-term capital gain or loss for any remainder. We generally will be entitled to a corresponding deduction for the participant’s ordinary income recognition.

Restricted Stock Awards

Except as provided below, a participant will not be taxed at the date of an award of restricted stock but will be taxed at ordinary income rates on the fair market value of any restricted stock as of the date that the stock is no longer subject to forfeiture, less the consideration paid for the stock (if any).

However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the grant date equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the amount of any purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether any gain or loss is long term or short term begins when the forfeiture period expires, and the tax basis for such shares generally will be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the grant date, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and we generally will be entitled to a federal income tax deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is recognized. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by us when paid. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by us.

Stock Awards

A participant receiving an unrestricted stock award is required to include the fair market value of the shares received as ordinary compensation income upon receipt in an amount equal to the fair market value of the shares received. We will be entitled to a federal income tax deduction in the corresponding amount at that time. For each share of common stock received, the taxation of the post-receipt appreciation or depreciation is treated as either a short-term or long-term capital gain or loss upon disposition, depending upon the length of time the participant held the shares.

Restricted Stock Units and Performance Share Units

A participant will not recognize income in connection with the grant of a restricted stock unit or performance share unit, or the credit of any related dividend equivalents to the participant’s account. When the restricted stock units or performance share units, and any related dividend equivalents, are paid to the participant in shares of common stock and/or cash, the participant generally will be required to include as taxable ordinary income in the year of receipt, an amount equal to the amount of cash and the fair market value of any shares received. We will be entitled to a federal income tax deduction at the time and in the amount included in the participant’s income by reason of the receipt. For each share of common stock received in respect of a restricted stock unit or performance share unit, the taxation of the post-settlement appreciation or depreciation is treated as either a short-term or long-term capital gain or loss upon disposition, depending upon the length of time the participant held the shares of common stock.

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Performance Cash Awards

A participant will not recognize any taxable income at the time a performance cash award is granted. When the terms and conditions to which a performance cash award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash the participant receives. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Section 409A

Section 409A of the Code (“Section 409A”) imposes certain requirements on non-qualified deferred compensation arrangements, including requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

It is generally our intent that awards under the 2025 Plan be designed to either be exempt from Section 409A or subject to and compliant with Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the provisions of Section 409A, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest and withholding requirements with respect to such amounts.

Tax Consequences to the Company

In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code, including Section 162(m).

New Plan Benefits

If the 2025 Plan is approved by shareholders, participation and the types of awards granted under the 2025 Plan will be determined by the Compensation Committee in its discretion. No determination has been made as to the awards, if any, that any individuals who would be eligible to participate in the plan will be granted in the future, other than an estimated $80,000 per year per non-employee director in aggregate awards of unrestricted shares to non-employee directors under the non-employee director compensation program described under “Director Compensation.” Therefore, the benefits or amounts that will be received by any participant or group of participants under the 2025 Plan, if it is approved by shareholders, are not currently determinable.

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Equity Compensation Plan Information

The following table summarizes information relating to our equity compensation plans, pursuant to which equity securities are authorized for issuance, as of December 31, 2024:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)(1)
Equity compensation plans approved by security holders	—	$—	666,206
Equity compensation plans not approved by security holders	—	$—	—

Total	—	$—	666,206

(1)	The number in column (C) consists of shares available for future issuance under the 2021 Plan at December 31, 2024 and does not reflect the shares proposed for issuance under the 2025 Plan if shareholders approve the 2025 Plan at the 2025 annual meeting.
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Our Board recommends you vote “FOR” the approval of the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan.

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PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, assessing a wide variety of factors. The Audit Committee also considers whether there should be periodic rotation of the independent registered public accounting firm.

After assessing the performance and independence of Ernst & Young LLP (“EY”), our current independent registered public accounting firm, the Audit Committee believes it is in the best interests of the Company and its shareholders to retain EY. The Audit Committee has appointed EY as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2025. The Audit Committee seeks shareholder ratification of this appointment. EY has served as our independent registered public accounting firm since 2015. Although ratification of our independent registered public accounting firm is not required by our articles of incorporation, bylaws or otherwise, we are seeking such ratification as a matter of good corporate practice.

A representative from EY is expected to attend the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

If our shareholders do not ratify the appointment of EY at the annual meeting, we currently contemplate that EY’s appointment for 2025 will continue unless the Audit Committee finds other compelling reasons for making a change. However, the Audit Committee will take this vote into consideration for the selection of our independent registered public accounting firm for 2026.

Our Board recommends you vote “FOR” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

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PROPOSAL 4—APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION (AN ADVISORY, NON-BINDING SAY ON PAY RESOLUTION)

Section 14A of the Exchange Act requires a separate and advisory (non-binding) shareholder vote to approve the compensation of our named executive officers disclosed in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse a company’s executive pay program. At our 2023 annual meeting of shareholders, our shareholders voted to conduct a Say on Pay vote every year, as recommended by our Board. Accordingly, each year, we provide our shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers as disclosed in this proxy statement under the heading “Compensation Discussion and Analysis,” the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure.

We believe our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding on our Board. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The next Say on Pay vote is expected to take place at our 2026 annual meeting of shareholders.

Our shareholders are being asked to approve the following resolution:

“RESOLVED, that the shareholders of Atlantic Union Bankshares Corporation approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”

Our Board recommends you vote “FOR” the approval of the Say on Pay resolution set forth above.

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OUR CULTURE

Purpose and Core Values

Our culture is defined by our purpose to enrich the lives of the people and the communities we serve. Our core values guide our actions to further this purpose and shape how we come together to meet our various stakeholder needs and expectations. Our core values serve as the foundation for how we behave and operate as an organization and will influence our future success.

Our core values include being:

Caring. Working together toward common goals, acting with kindness, respect and a genuine concern for others

Courageous. Speaking openly, honestly and accepting our challenges and mistakes as opportunities to learn and grow

Committed. Driven to help our clients, teammates and Company succeed, doing what is right and accountable for our actions

We are committed to cultivating an inclusive and welcoming workplace where teammate and customer perspectives are valued and respected. We also seek to foster a culture of giving back to the communities where our customers live, work, and play. Charitable donations, small business lending, volunteerism, teaching financial literacy and promoting service within our communities are some of the ways we give back.

Environmental, Social and Governance (“ESG”) Practices

Our Board actively oversees current and emerging environmental, corporate social responsibility, and governance matters that are relevant to our business, operations, or that are otherwise pertinent to us and our shareholders, teammates, customers, and parties with whom we do business. The Nominating and Corporate Governance Committee of our Board is the primary committee responsible for monitoring, evaluating and overseeing the implementation of the Company’s strategy on ESG matters. The Nominating and Corporate Governance Committee oversees the activities of our management-level ESG Steering Committee, comprised of senior leaders from our major business functions, including our CEO, CFO, General Counsel, Chief Human Resources Officer, Chief Risk Officer, and CRA Officer. The ESG Steering Committee is actively engaged in managing our ESG approach and governance. This committee met four times in 2024, and regularly reports on our ESG activities and emerging ESG opportunities and risks to the Nominating and Corporate Governance Committee or full Board, as appropriate.

Corporate Social Responsibility Report

In 2025, we published our Corporate Social Responsibility Report setting forth our ESG accomplishments for 2024. A copy of this report is available on the Investor Relations > ESG section of our website at www.atlanticunionbank.com, which report should not be deemed to be a part of, or incorporated by reference into, this proxy statement.

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Some of our key ESG accomplishments and practices in 2024 are noted below.

Teammate Benefits and Work Environment

We use the term “teammates” to describe our employees because we view the Company as one team, where everyone is valued for their contributions. We view our teammates’ experience holistically, and we strive to reward high performance and achievement, provide opportunity for professional growth, create a positive and engaging work environment, and focus on each teammate’s wellbeing.

In addition to offering competitive health plans, generous paid time off and robust retirement plans, we:

●	conduct annual anonymous teammate surveys to evaluate our culture and assess teammate engagement, innovation, trust and commitment, along with additional surveys to get feedback on timely or important workforce issues;
●	established a teammate advisory group with teammates across different levels and business/functional areas to provide feedback on our culture, programs, benefits, policies, and other issues;
●	provide teammates with professional development and skills training on a wide range of topics through our learning management system and/or learning experience platform, which includes e-learning, job aids, videos, instructor-led, and on-the-job practice supported by trained mentors;
●	offer a 401(k) Plan that includes both a Company match and Company contributions to an Employee Stock Ownership Plan that allows eligible teammates to acquire shares of our common stock; and
●	encourage our teammates’ professional development and reimburse eligible tuition expenses up to an annual limit.

Inclusion and Belonging

We are committed to fostering, cultivating, and preserving a culture of inclusion and belonging that welcomes varied backgrounds and experiences. We strive to foster a culture and workplace that, among other things, is inclusive and welcoming, treats everyone with respect and dignity, promotes people on their merits, and encourages different ways of thinking, ideas, perspectives, and values. To support our inclusion and belonging efforts, we:

●	maintain equal employment opportunity, anti-discrimination and anti-harassment policies that prohibit discrimination based on protected classifications and require that all teammates treat each other with respect;
●	do not make employment decisions based on protected categories;
●	maintain an online portal that allows teammates to raise workplace concerns and complaints anonymously and related policies and procedures that seek to ensure appropriate, retaliation-free handling of workplace concerns and complaints; and
●	have a dedicated teammate council, co-chaired by our Chief Executive Officer and our Chief Human Resources Officer, that is comprised of a cross-functional group of teammates from varied backgrounds and experiences, that helps manage our efforts to create a more inclusive workplace.

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Governance

We believe that sound and effective corporate governance is the foundation on which to build our corporate culture and communicate our commitment to our core values. Our strong corporate governance policies and practices support our efforts to continue to enhance the value we create for our teammates, shareholders, customers and communities. By way of example, we have implemented a number of corporate governance actions to reflect strong governance practices, including those listed below and as further detailed in this proxy statement:

●	Our directors represent a well-rounded variety of skills, knowledge, experience, and perspectives.
●	We separate the roles of Chief Executive Officer and Chair.
●	We have a majority vote standard for uncontested director elections, as well as a Director Resignation Policy that requires any incumbent director nominee who fails to receive a majority of the votes cast to submit an offer of resignation to the Chair, and the Board, after reviewing the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept, reject, or take other action with respect to the resignation.
●	At least four times per year, our independent directors hold an executive session without management present.
●	Our Board has a robust annual self-evaluation process, overseen by our Nominating and Corporate Governance Committee, in which our directors evaluate how the Board and its committees are functioning. The Board also evaluates the individual performance of directors periodically with the assistance of a third-party consultant.
●	Our directors are elected annually to serve a one-year term.
●	Each share of our common stock has equal voting rights with one vote per share.
●	We require that our executive officers and directors own a meaningful amount of our common stock pursuant to our Executive Stock Ownership Policy and Non-Employee Director Stock Ownership Policy.
●	We prohibit our executive officers and directors from hedging and pledging our stock.

Business Conduct

We believe that one of our most valuable assets is our established reputation for integrity, and we are committed to a culture of compliance that promotes the highest ethical standards. Therefore, we:

●	have established a Code of Business Conduct and Ethics (“Code of Ethics”), which applies to all teammates and directors intended to, among other things, promote honest and ethical conduct, promote compliance with laws, protect our assets, promote fair dealing, deter wrongdoing and ensure accountability for adherence to the code;
●	require all teammates and directors to annually certify that they have read, understand and will abide by the Code of Ethics;
●	maintain an online portal through which teammates can anonymously report violations of the Code of Ethics and raise workplace concerns of any kind;
●	maintain a Conflicts of Interest Policy that requires directors and executive officers to disclose actual or potential conflicts of interest to the Audit Committee for review;
●	maintain a Whistleblower Policy and an online portal through which teammates can anonymously communicate concerns regarding accounting, auditing, workplace, or other matters;

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●	require all teammates to complete and pass annual compliance training on key policies and procedures including, without limitation, our Code of Ethics, our Policy Statement on Insider Trading, our Whistleblower Policy, our Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) Program Policy and the Bank Bribery Act;
●	maintain a Supplier Code of Conduct, which sets forth our expectations for honesty, integrity and professionalism in our relationship with suppliers;
●	have established an ESG Risk Program as a component of enterprise risk management review that is designed to assist us in aligning with evolving regulatory expectations while driving strategic identification of key ESG risk exposures and opportunities across multiple business functions;
●	have established an Office of the President, which oversees the enterprise complaint management function and monitors and responds to customer complaints, elevating such complaints as appropriate, in order to convert customer feedback into actionable improvements in how we run our business; and
●	review our products and services to seek to ensure that they continue to address customer needs, are competitive, and are being delivered as disclosed and intended.

Privacy and Cybersecurity

We seek to mitigate cybersecurity risk and associated reputational and compliance risk by, among other things:

●	leveraging the National Institute of Standards and Technology framework, which organizes cybersecurity risks into five categories: identify, protect, detect, respond and recover;

●	maintaining privacy policies, management oversight, accountability structures, and technology design processes to protect private and personal data;

●	actively monitoring and mitigating cybersecurity threats and risks with a three lines of defense structure to provide oversight, governance, challenge, and testing;

●	managing a third-party cybersecurity oversight program;

●	maintaining oversight of our information security program by senior management, our board-level Risk Committee, and our Board;

●	having a Chief Information Security Officer, who reports to the Chief Information Officer, to manage preventative and detective controls to protect against cybersecurity risks and responds to cyber incidents and data breaches;

●	using a comprehensive Cybersecurity Incident Response Plan intended to provide a documented framework to enable us to mitigate the impact of, and recover from, any cyberattacks, and facilitate communication to internal and external stakeholders, as appropriate; and

●	conducting annual mandatory teammate training on information security, and providing ongoing information security education and awareness for teammates, such as online training classes, mock phishing attacks and information security awareness materials.

We had no material cybersecurity incidents in 2024.

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Community Engagement

We are committed to enhancing and improving the communities where our customers live, work and play. Our sponsorship and giving strategies allow us to engage with our teammates and partners to enrich the lives of the people we serve.

●	To maximize and encourage community service, we provide full-time teammates up to 16 hours of paid time off and part-time teammates up to eight hours of paid time off to participate in volunteer activities.
●	We encourage teammate charitable giving through our MyGiving program, where we match up to $500 annually of a teammate’s eligible donations.
●	In 2024, we invested approximately $44 million in our community through investments in tax credit and other funds and loans, with a focus on maintaining and building affordable housing units; and corporate sponsorships, with a focus on financial education for all ages, and support of university athletics, area festivals and family events.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines and certain other corporate governance materials are published on the Investor Relations > Governance > Governance Documents section of our website at www.atlanticunionbank.com. Our Corporate Governance Guidelines address, among other topics: director selection, Board composition and performance; the Board’s relationship to management; Board meeting procedures; Board committee matters; and leadership development. The Nominating and Corporate Governance Committee regularly reviews developments in corporate governance and may recommend changes to these guidelines to the Board for approval.

Codes of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers, and teammates, which is available on the Investor Relations > Governance > Governance Documents section of our website at www.atlanticunionbank.com. Teammates receive annual training on our Code of Business Conduct and Ethics.

In addition, we have adopted a Code of Ethics for Senior Financial Officers and Directors designed to promote ethical conduct which applies to, among other members of our executive and senior management and Board, our Chief Executive Officer, Chief Financial Officer and President. Our Code of Ethics for Senior Financial Officers and Directors is available on the Investor Relations > Governance > Governance Documents section of our website at www.atlanticunionbank.com.

We intend to provide any required disclosure of an amendment to or waiver from our Code of Business Conduct and Ethics or our Code of Ethics for Senior Financial Officers and Directors that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website at www.atlanticunionbank.com promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the website disclosure.

Conflicts of Interest Policy

We have a Conflicts of Interest Policy that applies to our directors and executive officers, which supplements the conflict of interest provisions in our Code of Business Conduct and Ethics. The Conflicts of Interest Policy sets forth a process for handling potential conflicts of interest that includes disclosure to our General Counsel and review of the potential conflict of interest by the disinterested members of the Audit Committee.

Insider Trading Policy

We have adopted a Policy Statement on Insider Trading (the “Insider Trading Policy”) that is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024. Our Insider Trading Policy governs the purchase, sale and/or other dispositions of our securities and applies to all directors, officers, and employees. It is also our policy to take appropriate steps to comply with applicable federal and state securities laws and regulations, as well as applicable stock exchange listing standards, when we engage in transactions in our securities. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and stock exchange listing standards applicable to the Company.

Board of Directors Meetings and Attendance

Our directors are expected to devote sufficient time, energy and attention to ensure diligent performance of their duties, which includes attending all Board and committee meetings.

There were nine regular meetings of the Board in 2024 and two special meetings. Each director attended 75% or more of the aggregate number of meetings of (a) the Board held during the period in which he or she was a director in 2024; and (b) the committees of the Board of which he or she was a member in 2024.

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Our Corporate Governance Guidelines state that directors are expected to attend our annual meeting of shareholders. Of the 14 directors who were serving at the time of our 2024 annual meeting of shareholders, all attended the meeting.

Director Independence

New York Stock Exchange (“NYSE”) listing standards require a majority of our directors and each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee to be independent. In addition, our Corporate Governance Guidelines require a majority of our directors to be independent. Our Board has adopted Categorical Standards for Director Independence (“Categorical Standards”), included as an Annex to our Corporate Governance Guidelines, published on the Investor Relations > Governance > Governance Documents section of our website at www.atlanticunionbank.com, to assist it in determining each director’s independence. Our Board considers directors or director nominees “independent” if they meet the criteria for independence in both the NYSE listing standards and our Categorical Standards.

In early 2025, our Board, in coordination with our Nominating and Corporate Governance Committee evaluated the relevant relationships between each director and director nominee (and his or her immediate family members and affiliates) and the Company and its subsidiaries, and affirmatively determined that all of our directors and director nominees are independent, except for Mr. Asbury, due to his employment by our Company. Specifically, the following directors and director nominees are independent under NYSE listing standards and our Categorical Standards: Ms. Abutaleb, Ms. Agee, Mr. Corbin, Ms. Delorier, Mr. Ellett, Mr. Engola, Mr. Kimble, Mr. McCann, Mr. Micklem, Ms. O’Hara, Ms. Schreiner, Mr. Schrider, Mr. Shepherd, Mr. Tillett, Mr. Wampler and Mr. Wimbush. Thomas P. Rohman and Thomas G. Snead, Jr. retired from our Board effective at the conclusion of our 2024 annual meeting. In 2024, our Board determined that Mr. Rohman and Mr. Snead were independent under NYSE listing standards and our Categorical Standards.

Board Leadership Structure

The Board considers its structure and leadership annually. To date, we have chosen not to combine the positions of CEO and Chair of the Board. The Chair of the Board is a non-management director and the Chair and Vice Chair are elected annually by the other members of the Board. Ronald L. Tillett currently serves as Chair of our Board, and Linda V. Schreiner currently serves as Vice Chair of our Board. We believe that our leadership structure is appropriate because it contributes to Board independence and fosters balanced oversight of the Board’s functions and decision-making processes, while at the same time allowing the CEO to focus on the day-to-day leadership and operations of the Company.

Our CEO is a member of the Board and attends meetings of the Board. The President of the Bank is not a member of the Board but attends meetings of the Board to help provide the Board with insight into the business strategies, performance and operations of the Bank. Our CEO and President of the Bank engage in extensive dialogue and discussion with the Board on a wide range of topics including, without limitation, strategic direction, strategic initiatives, financial performance, line of business performance, line of business initiatives, industry trends and perspectives, regulatory matters, and risk matters. Our CEO, President of the Bank, members of our executive leadership, and other key leaders in the Company make frequent reports to the Board, often at the suggestion of our Chair or other directors, and answer questions posed by directors. Our CEO and President of the Bank engage in detailed discussions with the Board regarding the reasons for recommendations of our executive leadership.

Our Chair and Vice Chair of the Board meet regularly with our CEO to discuss matters of interest to the Board and to discuss potential agenda topics for Board meetings. Our Chair, with input from our Nominating and Corporate Governance Committee, annually reviews the Board’s committee structure and makes recommendations to the Board regarding the committee memberships of each director, including the proposed Chair for each committee.

In accordance with our Corporate Governance Guidelines, at least quarterly, the independent directors meet in executive session without management present. Our Chair, Mr. Tillett, presides at these executive sessions.

All of the members of our Board also serve as members of the board of directors of the Bank.

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Director Stock Ownership Requirement

Under our Non-Employee Director Stock Ownership Policy, non-employee directors are required to hold shares of our common stock equal in value to at least five times the amount of the annual non-employee director cash retainer. The purpose of the Non-Employee Director Stock Ownership Policy is to help align the interests of the Board with the interests of our shareholders. All of our directors are in compliance with the requirement of the Non-Employee Director Stock Ownership Policy, which provides newly elected or appointed directors a period of five years from the date of appointment or election to comply with the ownership requirement.

Role of the Board in the Oversight of Risk

The Board recognizes that it plays a critical role in the oversight of risk. As a financial institution, the very nature of our business involves oversight of the management of financial, operational, information technology, cybersecurity, credit, market, capital, interest rate, liquidity, reputation, strategic, legal, regulatory, compliance, model and other risks. The Board has established a risk oversight structure that seeks to ensure that applicable risks are identified, monitored, assessed, and mitigated appropriately. Our Board and management team are committed to continuously strengthening our risk management practices. The Board and management evaluate risks over a full spectrum of timeframes, from emerging risks to risks that we actively manage, and both the Risk Committee of the Board and the management-level Risk Committee receive presentations on, and discuss, emerging risks on at least a quarterly basis.

As a financial institution that is entrusted with the safeguarding of sensitive information, our Board believes that a strong enterprise cyber strategy is vital to effective cyber risk management. Accordingly, our Board is actively engaged in the oversight of our cyber risk profile, which includes, but is not limited to, risks from cybersecurity threats, enterprise cyber strategy and key cyber initiatives. Our Board regularly receives reports on such matters from our Chief Information Officer, Chief Information Security Officer, and other relevant personnel. Our Board also meets with our internal and external auditors, and federal and state regulators to review and discuss reports on risk, examination, and regulatory compliance matters.

The Risk Committee of the Board is responsible for assisting the Board in its oversight of risk and for overseeing our enterprise risk management framework. The Risk Committee actively engages with management to establish risk management principles and to determine our risk appetite. Our Chief Risk Officer implements our enterprise risk management framework and reports directly to our CEO. The Risk Committee meets with the Chief Risk Officer and other members of management regularly to discuss major risk exposures and receives reports on and discusses risk levels and risk appetite in categories such as financial, operational, information technology, cybersecurity, credit, market, capital, interest rate, liquidity, reputation, strategic, legal, regulatory, compliance, and model risk, among others. The Risk Committee also approves, or recommends to the Board for approval, various risk management policies, standards, and guidelines, including without limitation policies regarding BSA/AML compliance and other regulatory compliance policies. Like the Board’s other committees, the Risk Committee regularly reports to the Board on its activities and makes recommendations to the Board.

In addition to the efforts of the Risk Committee, other committees of the Board consider risk within their areas of responsibility. The description of each Board committee below includes more information on the risk oversight activities of each committee.

The Board establishes the risk oversight structure; receives, reviews and discusses Risk Committee and other Board committee minutes and reports; and meets with management, internal and external auditors, and federal and state regulators to review and discuss reports on risk, examination, and regulatory compliance matters. We also engage with outside risk experts and industry groups, including other peer institutions, as needed, to help us evaluate potential future threats and trends, particularly with respect to emerging information security and fraud risks.

Board Committees and Membership

The Board has a standing Audit Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, and Risk Committee. Additionally, the Board has a Trust Committee.

Charters describing the responsibilities of each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee and Trust Committee are available on the Investor Relations > Governance > Governance Documents section of our website at www.atlanticunionbank.com.

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Our Board committees regularly make recommendations and report on their activities to the Board. Each committee may retain and obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board reviews our committee charters and committee membership at least annually. Brief summaries of the duties of our committees are set forth below, as well as the current members of each committee as of the date of this proxy statement.

Audit Committee	No. of Meetings in 2024: 10
Members: Patrick E. Corbin (Chair) Frank Russell Ellett Donald R. Kimble Joel R. Shepherd Keith L. Wampler

Key Responsibilities:

●
Oversees the integrity of our financial statements
●
Oversees the qualifications, performance, independence, and appointment of our independent registered public accounting firm
●
Oversees the performance of our internal audit function and credit risk review
●
Oversees our compliance with certain legal and regulatory requirements
●
Oversees risks associated with, among others things, financial accounting and reporting, internal controls, and major financial risk exposures, including the steps taken by management to monitor and control such exposure

Independence / Qualifications:

●
All members who served on the Committee in 2024 were, and all current Committee members are, independent under NYSE listing standards, our Categorical Standards and the heightened independence requirements applicable to audit committee members under SEC rules
●
All Committee members are financially literate in accordance with NYSE listing standards
●
Mr. Corbin, Mr. Kimble and Mr. Wampler each qualify as an audit committee financial expert under SEC rules and have banking or related financial management expertise as defined by FDIC regulations

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Compensation Committee	No. of Meetings in 2024: 6
Members: Linda V. Schreiner (Chair) Rilla S. Delorier Frank Russell Ellett Michelle A. O’Hara F. Blair Wimbush

Key Responsibilities:

●
Establishes our executive compensation philosophy
●
Reviews and approves, or recommends to the Board for approval, as applicable, the compensation to be paid to our executive officers (as defined in the charter), including our CEO
●
Recommends non-employee director compensation for Board approval
●
Oversees risks relating to our compensation policies and practices
●
Reviews and recommends to the Board for approval, and administers our incentive and other equity-based compensation plans
●
Oversees our employee benefit plans covering substantially all employees
●
Oversees management succession planning (other than for the CEO, which is overseen by the Board) and our talent development programs

Independence / Qualifications:

●
All members who served on the Committee in 2024 were, and all current Committee members are, independent under NYSE listing standards, our Categorical Standards and the independence requirements applicable to compensation committee members under NYSE rules

Identifies individuals to become Board members, and recommends to the Board for approval nominees for director

Makes recommendations to the Chair of the Board regarding committee structure and membership, subject to Board approval

Oversees the Company’s key corporate governance policies

Oversees Board succession planning

Oversees the Board’s formal annual self-evaluation process

All current Committee members are independent under NYSE listing standards and our Categorical Standards

Nominating and Corporate Governance Committee	No. of Meetings in 2024: 6
Members: F. Blair Wimbush (Chair) Nancy Howell Agee Paul Engola Patrick J. McCann Linda V. Schreiner

Key Responsibilities:

●
Identifies individuals to become Board members, and recommends to the Board for approval nominees for director
●
Makes recommendations to the Chair of the Board regarding committee structure and membership, subject to Board approval
●
Oversees the Company’s key corporate governance policies
●
Oversees Board succession planning
●
Oversees the Board’s formal annual self-evaluation process
●
Advises and provides periodic updates to the Board on ESG matters and the Company’s efforts in those areas
●
Monitors, evaluates and oversees the Company’s strategy on ESG matters

Independence / Qualifications:

●
All members who served on the Committee in 2024 were, and all current Committee members are, independent under NYSE listing standards and our Categorical Standards

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Executive Committee	No. of Meetings in 2024: 2
Members: Ronald L. Tillett (Chair) Nancy Howell Agee John C. Asbury Patrick E. Corbin Linda V. Schreiner F. Blair Wimbush

Key Responsibilities:

●
Acts, as needed, between meetings of the Board on delegated authority that confers on the Committee substantially all of the Board’s powers, except on matters reserved to the Board by law, our articles of incorporation or our bylaws

Independence / Qualifications:

●
Other than Mr. Asbury, all members who served on the Committee in 2024 were, and all current Committee members are, independent under NYSE listing standards and our Categorical Standards

Risk Committee	No. of Meetings in 2024: 7
Members: Keith L. Wampler (Chair) Nancy Howell Agee Rilla S. Delorier Paul Engola Donald R. Kimble

Key Responsibilities:

●
Oversees our management of financial, operational, information technology (including cyber risk), credit, market, capital, liquidity, reputation, strategic, legal, regulatory, compliance, model and other risks
●
Oversees our enterprise risk management framework and evaluates its adequacy and effectiveness
●
Oversees management’s alignment of our risk profile to our strategic plan and aggregate risk appetite

Independence / Qualifications:

●
All members who served on the Committee in 2024 were, and all current Committee members are, independent under NYSE listing standards, our Categorical Standards and Federal Reserve Board rules

Trust Committee	No. of Meetings in 2024: 4
Members: Joel R. Shepherd (Chair) Patrick E. Corbin Patrick J. McCann Michelle A. O’Hara

Key Responsibilities:

●
Oversees the trust and fiduciary activities of the Bank and seeks to ensure such activities are conducted in accordance with applicable laws, rules, regulations and prudent fiduciary practices

Independence / Qualifications:

●
All members who served on the Committee in 2024 were, and all current Committee members are, independent under NYSE listing standards and our Categorical Standards

Board and Committee Evaluations

Our Board believes in a robust evaluation process that assesses the contributions and commitment of Board members and how the Board and its committees are functioning. In addition, each of our Board committees perform an annual self-assessment of the committee’s performance. The Board uses a self-evaluation process as its primary mechanism for assessing its performance, which is developed and administered by the Nominating and Corporate Governance Committee. Each year, all members of the Board complete a detailed questionnaire regarding the

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Board’s performance and the performance of Board committees. The Nominating and Corporate Governance Committee provides guidance to the Board on evaluation practices, oversees the conduct of the evaluations, and communicates the results of the evaluations, together with any recommended actions, to the Board. The Board also evaluates the individual performance of directors periodically with the assistance of a third-party consultant, and from time to time, may use a third party to evaluate the performance of the Board or Board committees.

Communication with Directors

Our shareholders and other interested parties may communicate with the Board, any member of the Board individually or as a group (such as the Chair, or Lead Independent Director, as applicable, or the non-management or independent directors) by addressing correspondence to the Board of Directors or to the individual director and sending such communication by mail to the Corporate Secretary, Atlantic Union Bankshares Corporation, 4300 Cox Road, Glen Allen, Virginia 23060. All communications received will be forwarded to the Chair of the Board, or Lead Independent Director, as applicable (in the case of correspondence addressed to the Board of Directors or independent directors), or to the individual director.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2024, our Compensation Committee consisted of Ms. Schreiner (Chair), Ms. Delorier, Mr. Ellett, Ms. O’Hara, Mr. Rohman and Mr. Wimbush. No member of our Compensation Committee in 2024 was, during the last fiscal year, an officer or employee of the Company or formerly an officer of the Company. In addition, none has had any relationship with the Company of the type that is required to be disclosed under “Interests of Directors and Executive Officers in Certain Transactions.” During 2024, none of our executive officers served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that had one or more executive officers serving as a member of the board of directors or Compensation Committee of the Company.

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DIRECTOR COMPENSATION

The Board determines the compensation of its non-employee members after considering the recommendation of the Compensation Committee and the Compensation Committee’s independent compensation consultant. The Compensation Committee annually reviews data and analysis provided by its independent compensation consultant to assess the market competitiveness of the compensation structure of our non-employee directors. Following that review, the Compensation Committee approves and recommends to the Board for approval a compensation structure that is intended to provide a mix between cash and equity compensation that is market competitive based on the same peer group that is used by the Compensation Committee when reviewing executive compensation. Mr. Asbury does not receive any additional compensation for his service as a director or for attending any Board or committee meetings.

2024 Director Compensation

The table below sets forth the annual compensation of our non-employee directors for fiscal year 2024.

Amount of Cash Retainer	Position
$50,000	Board Members
$80,000	Additional Fee to Chair
$20,000	Additional Fee to Vice Chair
$22,500	Additional Fee to Audit Committee Chair
$16,000	Additional Fee to Compensation and Risk Committee Chairs
$14,000	Additional Fee to Nominating and Corporate Governance and Trust Committee Chairs
$11,000	Additional Fee for Service as an Audit Committee Member
$8,000	Additional Fees for Service as a Committee Member (other than the Audit Committee or Executive Committee)
Director Equity Retainer
$65,000 issued in the form of unrestricted shares of our common stock

We also pay our Executive Committee members, other than Mr. Asbury, a per meeting fee of either $1,000, if the meeting is one hour or more, or $500, if the meeting is telephonic and lasts less than one hour.

Each member of the Board also serves as a director on the board of the Bank (the “Bank Board”). Directors do not receive additional compensation for service on the Bank Board. Further, directors generally do not receive compensation for service on any committee of the Bank Board, and no such fees were paid in 2024.

Changes to Director Compensation for 2025

Based on consultation with Meridian, the Compensation Committee’s independent compensation consultant, and a competitive review of our non-employee director compensation program, effective January 1, 2025, the annual cash retainer was increased from $50,000 to $60,000 and the annual equity retainer was increased from $65,000 to $80,000. In addition, the additional fee for service on the Audit Committee was increased from $11,000 to $15,000 and service as a member of all other committees (other than the Audit Committee or Executive Committee) increased from $8,000 to $10,000. All other fees were unchanged.

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The following table summarizes the compensation paid to our non-employee directors during 2024. Ms. Abutaleb, Mr. Micklem and Mr. Schrider are not included in the table below because they were not directors in 2024.

2024 Director Compensation

			Change in
			Pension
			Value and
	Fees		Nonqualified
	Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash(1)	Awards(2)	Earnings(3)	Compensation	Total
Name	($)	($)	($)	($)	($)
Nancy H. Agee	51,667	48,739	—	—	100,406
Patrick E. Corbin(4)	45,000	114,985	—	—	159,985
Rilla S. Delorier	66,000	64,999	—	—	130,999
Frank Russell Ellett(4)	21,667	114,985	—	—	136,652
Paul Engola	66,416	70,005	—	—	136,421
Donald R. Kimble	72,500	70,005	—	—	142,505
Patrick J. McCann	75,167	64,999	—	—	140,166
Michelle A. O’Hara	66,416	70,005	—	—	136,421
Thomas P. Rohman (5)	24,667	21,663	—	—	46,330
Linda V. Schreiner	100,000	64,999	—	—	164,999
Joel R. Shepherd	59,500	48,739			108,239
Thomas G. Snead, Jr. (5)	30,333	21,663	—	—	51,996
Ronald L. Tillett	133,500	64,999	—	—	198,499
Keith L. Wampler	84,000	64,999	—	—	148,999
F. Blair Wimbush	83,500	64,999	—	—	148,499
(1)	Includes total compensation earned through Board fees, retainers and committee fees, whether paid or deferred. Refer to the “2024 Director Compensation” section for more information.
(2)

Represents the aggregated grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A discussion of our assumptions for stock-based compensation are found in Note 15, “Employee Benefits and Stock Based Compensation” to our consolidated financial statements included in our 2024 Annual Report on Form 10-K.

(3)

Messrs. Corbin, Tillett and Wimbush elected to defer their stock awards for 2024, and Mr. Corbin and Mr. Wimbush elected to defer their cash retainers for 2024 into the Virginia Bankers Association’s non-qualified deferred compensation plan for the Company. There were no above market or preferential earnings associated with the deferrals into this plan.

(4)	Messrs. Corbin and Ellett elected to receive stock in lieu of their annual cash Board member retainer for all of 2024.
(5)	Mr. Rohman and Mr. Snead did not stand for re-election at our 2024 annual meeting and retired effective at the conclusion of our 2024 annual meeting on May 7, 2024.

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AUDIT INFORMATION AND REPORT OF THE AUDIT COMMITTEE

Principal Accountant Fees

Our independent registered public accounting firm, EY, billed the following fees for services provided to us for the audit of our annual financial statements for the fiscal years 2024 and 2023 and for other services rendered by EY during those periods:

	2024	2023
Audit fees(1)	$2,381,000	$1,941,500
Audit-related fees(2)	40,000	40,000
Tax fees(3)	107,700	156,350
All other fees(4)	—	130,000
Total	$2,528,700	$2,267,850

(1)

Audit fees: Audit and review services, consents and comfort letters issued for our registration statements on Form S-3 and Form S-4, review of documents filed with the SEC, including the 2024 and 2023 proxy statements and audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and the Federal Deposit Insurance Corporation Improvement Act, and other accounting consultations billed as audit services.

(2)	Audit-related fees: Includes the 2024 and 2023 audits of mortgage compliance.
(3)	Tax fees: EY provided tax compliance and other tax advisory services related to the Company in both 2024 and 2023.
(4)	All other fees: For 2023, includes fees related to FDIC assessment engagement services.

The Audit Committee notes that EY performed no services for the Company, other than those enumerated above, for 2024 or 2023. As a result, the Audit Committee has determined that the provision of these services by EY is compatible with maintaining the firm’s independence from the Company. Any engagement beyond the scope of the annual audit engagement is required to be pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policy

The Audit Committee, or a designated member of the Audit Committee, must pre-approve all auditing services, internal control related services and permitted non-audit services, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit, performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accountant’s independence. The Audit Committee may form and delegate authority to subcommittees, consisting of one or more members when appropriate, to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

This Audit Committee Report was approved and adopted by the Audit Committee on February 25, 2025. Our Board has a standing Audit Committee that currently consists of the independent directors whose names appear at the end of this Audit Committee Report.

While management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls, the Audit Committee monitors and reviews our financial reporting process on behalf of the Board. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. Under applicable law, the Audit Committee has sole responsibility for the selection of our independent

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registered public accounting firm. The Audit Committee is also responsible for the compensation and oversight of our independent registered public accounting firm.

Before appointing the independent registered public accounting firm each year, the Audit Committee completes an annual evaluation of the independent registered public accounting firm’s qualifications, including assessing the firm’s quality of service, the firm’s quality of communication and interaction with the firm, the firm’s sufficiency of resources, and the firm’s independence, objectivity, and professional skepticism. This evaluation includes whether the firm’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the firm’s independence. The results of all Public Company Accounting Oversight Board (United States) (“PCAOB”) examinations are discussed with the firm as part of this process. The Audit Committee also provides input to the independent registered public accounting firm with regard to engagement partner selection.

Our independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the PCAOB and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of our consolidated annual financial statements to accounting principles generally accepted in the United States of America and whether our internal controls over financial reporting were effective as of the end of the year.

In this context, the Audit Committee met and held discussions with management and representatives of EY with respect to our financial statements for the year ended December 31, 2024. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America; and the Audit Committee reviewed and discussed our consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed and discussed with the independent registered public accounting firm the critical audit matters arising in the audit of our financial statements and identified in EY’s audit report, which is included with our Annual Report on Form 10-K for the year ended December 31, 2024. The Audit Committee also reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, and the Audit Committee received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The Audit Committee also discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management in attendance, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. This included the Audit Committee’s monitoring of the progress of remediation of noted control deficiencies, if any, until resolved.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee,

Patrick E. Corbin, Chair
Frank Russell Ellett
Donald R. Kimble

Joel R. Shepherd

Keith L. Wampler

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EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Position
John C. Asbury	59	President and CEO of the Company and CEO of the Bank
Robert M. Gorman	66	Executive Vice President (“EVP”) and Chief Financial Officer of the Company
Maria P. Tedesco	64	EVP of the Company and President and Chief Operating Officer of the Bank
Rachael R. Lape	51	EVP, General Counsel and Corporate Secretary of the Company
Matthew L. Linderman	50	EVP of the Company and Chief Information Officer of the Bank
Clare Miller	45	EVP and Chief Human Resource Officer of the Company
Shawn E. O’Brien	53	EVP of the Company and Consumer and Business Banking Group Executive of the Bank
David V. Ring	61	EVP of the Company and Wholesale Banking Group Executive of the Bank
Sherry Williams	63	EVP and Chief Risk Officer of the Company
Douglas F. Woolley, Jr.	67	EVP of the Company and Chief Credit Officer of the Bank

Biographical information concerning our executive officers who are not directors follows. Biographical information for Mr. Asbury is included in “Proposal 1—Election of Directors—Biographical Information of Our Director Nominees” above.

Robert M. Gorman

Mr. Gorman serves as EVP and Chief Financial Officer of the Company, positions he has held since July 2012. Before that he served as Senior Vice President and Director of Corporate Support Services with SunTrust Banks, Inc. from 2011 until 2012, and as Senior Vice President and Strategic Financial Officer of SunTrust Banks, Inc. from 2002 to 2011.

Maria P. Tedesco

Ms. Tedesco serves as Chief Operating Officer of the Bank, a position she has held since January 2022, and as President of the Bank and Executive Vice President of the Company, positions she has held since September 2018. Before that, she served as Chief Operating Officer for Retail at BMO Harris Bank based in Chicago from 2016 to 2018, and as Senior Executive Vice President and Managing Director of Consumer Banking at Santander Bank, N.A. from 2013 to 2015. Before that, she held various positions with Citizens Financial Group, Inc. from 1994 to 2013.

Rachael R. Lape

Ms. Lape serves as EVP, General Counsel and Corporate Secretary of the Company, positions she has held since September 2012. She also served as Associate Counsel of the Company from 2010 to 2012. Prior to joining the Company, from 2000 to 2009, she was in private practice with the law firms of Williams Mullen in Richmond; Goldberg Kohn in Chicago; and the law firm now known as K&L Gates in Chicago.

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Matthew L. Linderman

Mr. Linderman serves as EVP of the Company and as Chief Information Officer of the Bank, positions he has held since February 2023. Before that, he served as Chief Technology Officer at PNC Financial Services Group, Inc. from 2020 to January 2023, and as its Senior Vice President, Data Center and Cloud Products, from 2019 to 2020. He served as Vice President, IT Infrastructure Engineering and Operations at CarMax from 2015 to 2019. Before that, he held various positions with Capital One from 1999 until 2015, most recently as its Vice President, Data Center Operations and Open Systems Hosting.

Clare Miller

Ms. Miller serves as EVP and Chief Human Resources Officer of the Company, positions she has held since May 2022. Before that, she served as Chief Talent Officer/Head of Enterprise Talent at Huntington National Bank from November 2017 to May 2021. She served as Chief People Officer for Navigator Management Partners from June 2007 to November 2017. Before that, she held various human resource positions in the hospitality and professional services industries.

Shawn E. O’Brien

Mr. O’Brien serves as EVP of the Company and Consumer and Business Banking Group Executive of the Bank, positions he has held since February 2019. Before that, he held various positions at BBVA Compass Bank, most recently as Executive Vice President, Consumer Segment Group and Business Planning from 2013 to 2018, and as Executive Vice President, Deposit and Payment Products, Strategic Planning and Corporate Planning and Analysis from 2005 to 2013. Before that, he was involved in retail brand strategy and product management at Huntington National Bank from 1998 to 2005.

David V. Ring

Mr. Ring serves as EVP and Wholesale Banking Group Executive of the Company, positions he has held since September 2017. Before that, he served as Executive Vice President and Executive Managing Director at Huntington National Bank from December 2014 to May 2017. He served as Managing Director and Head of Enterprise Banking at First Niagara Financial Group from April 2011 to December 2014, and held various positions at Wells Fargo and its predecessor banks from January 1996 to April 2011, including Wholesale Banking Executive for Virginia to Massachusetts at Wachovia and Greater New York & Connecticut Region Manager.

Sherry Williams

Ms. Williams serves as EVP and Chief Risk Officer of the Company, positions she has held since October 2022. Before that, she served as EVP, Chief Risk Officer at Amalgamated Bank from February 2022 to October 2022 and as its Chief Audit Executive from November 2018 to February 2022. Before that, she served as a Director of Risk Assurance at PricewaterhouseCoopers for six years. She also held various risk, audit, and financial reporting roles with SunTrust Bank from 2003 to 2013 and various leadership positions in risk management and audit at Ernst & Young LLP from 1995 to 1998 and with the State of Georgia from 1998 to 2003.

Douglas F. Woolley, Jr.

Mr. Woolley serves as EVP of the Company and Chief Credit Officer of the Bank, positions he has held since 2016. Before that, he served as EVP-Senior Credit Officer from 2010 to 2016 and as Chief Credit Officer from 2004 to 2010. Before joining the Company, he served as Managing Director-Credit for M-CAM from 2000 to 2004. He served in various roles at First Union National Bank, including Senior Vice President-Senior Real Estate Portfolio Manager for Central, Western and Eastern Virginia from 1995 to 2000, Special Assets Manager for Hampton Roads from 1993 to 1995 and Head of Commercial Real Estate-Charlotte office from 1987 to 1993. He also held various credit-related positions in management consulting and with First National Bank of Atlanta.

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STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following tables set forth certain information, as of March 3, 2025 (except to the extent indicated otherwise in the footnotes below) with respect to (a) the beneficial ownership of our common stock and depositary shares held by (i) each of our directors and director nominees, (ii) each of our named executive officers, and (iii) all of our current directors, director nominees and executive officers as a group, and (b) shareholders known to us to beneficially own more than 5% of our common stock. For purposes of these tables, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act. In general, beneficial ownership includes any shares of common stock or depositary shares as to which the individual has sole or shared voting or investment power. None of these persons has any right to acquire shares of our common stock or depositary shares, as applicable, within 60 days of March 3, 2025 through the exercise of any option, warrant or other right. None of the shares listed below are pledged as security. Fractional shares have been rounded down to the nearest whole share for purposes of this table. Percentage ownership is calculated based on 90,153,099 shares of our common stock outstanding as of March 3, 2025 and 6,900,000 depositary shares outstanding as of March 3, 2025.

Directors, Director Nominees and Executive Officers

	Common Stock		Depositary Shares
	Amount and		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class	Ownership	of Class
Directors and Nominees who are not NEOs:
Mona Abutaleb Stephenson(1)	10,877	*	—	*
Nancy Howell Agee	33,328	*	—	*
Patrick E. Corbin(2)	60,196	*	—	*
Rilla S. Delorier	5,547	*	—	*
Frank Russell Ellett	59,363	*	—	*
Paul Engola	2,935	*	—	*
Donald R. Kimble	9,496	*	—	*
Patrick J. McCann(3)	30,411	*	—	*
Mark C. Micklem(4)	19,156	*	—	*
Michelle A. O’Hara	2,496	*	—	*
Linda V. Schreiner	21,398	*	—	*
Daniel J. Schrider(5)	168,636	*	—	*
Joel R. Shepherd	110,126	*	—	*
Ronald L. Tillett(6)	42,475	*	—	*
Keith L. Wampler(7)	41,038	*	—	*
F. Blair Wimbush(8)	15,869	*	—	*
NEOs:
John C. Asbury(9)	264,089	*	—	*
Robert M. Gorman(10)	92,806	*	—	*
Maria P. Tedesco(11)	85,842	*	800	*
Matthew L. Linderman(12)	14,017	*	—	*
David V. Ring(13)	43,809	*	—	*
All Directors and Executive Officers as a Group (23 persons)**	1,046,550	1.16%	800	*
*	Represents less than 1% of our common stock or depositary shares, as applicable.

** Does not include the following director nominees who are not current directors: Ms. Abutaleb, Mr. Micklem or Mr. Schrider.

(1)	Based on Ms. Abutaleb’s holdings in Sandy Spring as of March 12, 2025, which consisted of (a) 10,008 shares of Sandy Spring common stock, and (b) 2,078 restricted stock units that will vest at the effective time of the

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merger, all of which will automatically convert into an aggregate of 10,877 shares of our common stock at the effective time of the merger, based on the 0.900 exchange ratio in the merger.
(2)	Includes 29,372 shares of phantom stock allocated to Mr. Corbin’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company. Includes 13,072 shares of common stock held indirectly by Mr. Corbin as Trustee of a trust.
(3)	Includes 201 shares of common stock registered in the name of Mr. McCann’s spouse.
(4)	Based on Mr. Micklem’s holdings in Sandy Spring as of March 12, 2025, which consisted of (a) 19,207 shares of Sandy Spring common stock, and (b) 2,078 restricted stock units that will vest at the effective time of the merger, all of which will automatically convert into an aggregate of 19,156 shares of our common stock at the effective time of the merger, based on the 0.900 exchange ratio in the merger.
(5)	Based on Mr. Schrider’s holdings in Sandy Spring as of March 12, 2025, which consisted of (a) 143,591 shares of Sandy Spring common stock, (b) 29,791 shares of restricted stock, which restricted stock will vest at the effective time of the merger, and (c) 13,992 shares that he has the right to acquire within 60 days of March 12, 2025 through the vesting of restricted stock units, all of which will automatically convert, assuming the vesting of such restricted stock units, into an aggregate of 168,636 shares of our common stock, based on the 0.900 exchange ratio in the merger.
(6)	Includes 7,611 shares of phantom stock allocated to Mr. Tillett’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.
(7)	Includes 23,839 shares of phantom stock allocated to Mr. Wampler’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.
(8)	Includes 9,836 shares of phantom stock allocated to Mr. Wimbush’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.
(9)	Includes 51,527 shares of restricted stock over which Mr. Asbury has no investment power until such shares vest.
(10)	Includes 22,410 shares of restricted stock over which Mr. Gorman has no investment power until such shares vest.
(11)	Includes 25,044 shares of restricted stock over which Ms. Tedesco has no investment power until such shares vest.
(12)	Includes 10,804 shares of restricted stock over which Mr. Linderman has no investment power until such shares vest.
(13)	Includes 13,088 shares of restricted stock over which Mr. Ring has no investment power until such shares vest.

5% Shareholders

	Common Stock
	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class	(1)
The Vanguard Group(2)
100 Vanguard Blvd.
Malvern, PA 19355	9,290,826	10.31%
BlackRock, Inc.(3)
50 Hudson Yards
New York, NY 10001	10,703,008	11.87%
Dimensional Fund Advisors LP(4)
6300 Bee Cave Road
Building One
Austin, TX 78746	4,917,690	5.45%

(1)	Percentage ownership is calculated based on 90,153,099 shares of our common stock outstanding as of March 3, 2025
(2)	Based solely on information as of December 29, 2023 contained in Amendment No. 7 to Schedule 13G filed with the SEC on February 13, 2024, which reported that The Vanguard Group had sole voting power over no

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shares, sole dispositive power over 9,154,861 shares, shared voting power over 54,529 shares and shared dispositive power over 135,965 shares.
(3)	Based solely on information as of December 31, 2023 contained in Amendment No. 4 to Schedule 13G filed with the SEC on January 23, 2024, which reported sole voting power over 10,551,632 shares and sole dispositive power over 10,703,008 shares. These shares may be owned by one or more of the following entities controlled by BlackRock, Inc.: BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Advisors (which beneficially owns 5% or more of the shares of common stock outstanding); and BlackRock Fund Managers Ltd.
(4)	Based solely on information as of December 29, 2023 contained in Amendment No. 9 to Schedule 13G filed with the SEC on February 9, 2024, which reported sole voting power over 4,831,420 shares and sole dispositive power over 4,917,690 shares. Dimensional Fund Advisors LP, a registered investment adviser, furnishes investment advice to four registered investment companies, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

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COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our named executive officers, referred to as our NEOs, are identified below and include our principal executive officer, principal financial officer, and our three other most highly compensated executive officers as of December 31, 2024.

Name	Position
John C. Asbury	President and CEO of the Company and CEO of the Bank
Robert M. Gorman	Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) of the Company
Maria P. Tedesco	EVP of the Company and President and Chief Operating Officer (“COO”) of the Bank
David V. Ring	EVP of the Company and Wholesale Banking Group Executive of the Bank
Matthew L. Linderman	EVP of the Company and Chief Information Officer of the Bank

Introduction

Our executive compensation programs are designed to attract, retain, and motivate our leadership team, even during times of uncertainty, and include a mix of fixed and variable compensation with both short- and long-term incentives used to drive our sustained growth and profitability. This section of the proxy statement provides an overview and explanation of the material information relevant to understanding the objectives, policies, and philosophy underlying our executive compensation programs, focusing on our NEOs.

In this Compensation Discussion and Analysis, the terms “executive” or “executive officer” means our executive leadership, including our NEOs. Following the Compensation Discussion and Analysis, we provide additional information relating to executive compensation in a series of tables, including important explanatory footnotes and narratives.

Executive Summary

Our executive compensation programs are designed to pay for performance by linking the compensation our executive officers receive through our various incentive plans to our financial performance. In making compensation decisions, the Compensation Committee considers the practices and compensation levels of the market, our performance and good governance practices. Our goal is to ensure that our compensation programs are competitive in attracting, motivating, and retaining high level executive talent, are commensurate with our financial performance, and are aligned with the interests of our shareholders.

Each compensation element is generally targeted to the median of the applicable market, as determined by the Compensation Committee based on select peer group and survey data. The incentive programs are designed so that our superior financial performance against the selected performance measures will result in total compensation that is higher than the median of our peers, while substandard financial performance will result in total compensation that is lower than the median of our peers. The Compensation Committee may, in its discretion, increase or decrease incentive compensation awards regardless of performance against the relevant performance metrics, although it believes such discretion should only be used in unique circumstances. When setting goals and objectives under the various compensation programs, the Compensation Committee considers our overall corporate strategy and how the goals enhance and support that strategy.

Over the last five years, we have grown through a combination of organic growth and acquisitions from an institution with $17.6 billion in total assets as of December 31, 2019 to more than $24.5 billion in total assets as of December 31, 2024. During this time, we made significant investments in both people and infrastructure, while continuing to deliver solid financial results.

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When reviewing management performance, the Compensation Committee focuses on the four key corporate performance measures included in our Management Incentive Plan (“MIP”), which is our short-term incentive compensation plan, as well as certain individual/divisional performance measures. The corporate performance measures under the MIP are net operating earnings, operating return on assets (“ROA”), operating return on tangible common equity (“ROTCE”) and operating efficiency ratio. For 2024, we also added a modifier based on relative ROTCE, as described below. The following table includes select business highlights, including the four performance measures calculated in accordance with generally accepted accounting principles (“GAAP”) that most closely align to the adjusted performance measures used in our executive compensation program. The Compensation Committee may consider certain adjustments to these performance measures when determining incentive compensation awards under the MIP. Such adjustments for 2024 are discussed in the section titled “Short-Term Incentive Compensation” of this proxy statement.

	For the Years Ended December 31,
Select Business Highlights	2024	2023	2022	2021	2020
Total Assets	$24.59B	$21.17B	$20.46B	$20.06B	$19.63B
Net Income	$209.13M	$201.82M	$234.51M	$263.92M	$158.23M
ROA	0.88%	0.98%	1.18%	1.32%	0.83%
ROTCE	13.35%	14.85%	17.33%	16.72%	11.18%
Efficiency Ratio	62.09%	61.32%	57.46%	61.91%	60.19%
Cash Dividends Paid Per Common Share	$1.30	$1.22	$1.16	$1.09	$1.00

Key 2024 Performance Highlights

During 2024, our executive officers continued to operate under a soundness, profitability and growth model and delivered solid financial results. On April 1, 2024, we completed our acquisition of American National Bankshares, Inc. and its subsidiary bank, American National Bank, increasing our density and market power in central and western Virginia, and expanding our franchise into contiguous markets in southern Virginia and in North Carolina. This acquisition and subsequent integration were made possible through the efforts of our executive leadership team and will accelerate value creation for our shareholders and deliver full-service solutions for a broader customer base.

Some additional 2024 performance highlights in support of our strategic plan include:

●	On October 21, 2024, we announced that we entered into a merger agreement to acquire Sandy Spring Bancorp, Inc. in an all-stock transaction. All necessary regulatory and shareholder approvals for the merger have been received by the Company and Sandy Spring Bancorp, Inc., and the merger is expected to close on April 1, 2025, subject to the satisfaction of waiver of customary closing conditions. The proposed acquisition will create the largest regional bank headquartered in the lower-Mid-Atlantic, and significantly enhance the combined company’s presence in northern Virginia and Maryland.

●	In connection with the execution of the merger agreement with Sandy Spring Bancorp, Inc., on October 21, 2024, we entered into an initial forward sale agreement with Morgan Stanley & Co. LLC (the “Forward Purchaser”) relating to an aggregate of 9,859,155 shares of our common stock. On October 21, 2024, we priced the public offering of shares of our common stock in connection with such forward sale agreement and entered into an underwriting agreement with Morgan Stanley & Co. LLC, as representative for the underwriters named therein, the Forward Purchaser and Morgan Stanley & Co. LLC as forward seller (the “Forward Seller”), relating to the registered public offering and sale of 9,859,155 shares of our common stock at a public offering price of $35.50 per share (before underwriting discounts and commissions). The underwriters were granted a 30-day option to purchase up to an additional 1,478,873 shares of our common stock, which the underwriters exercised in full. In connection therewith, on October 21, 2024, we entered into an additional forward sale agreement with the Forward Purchaser relating to 1,478,873 shares of our common stock, on terms substantially similar to those contained in the initial forward sale agreement (such additional forward sale agreement together with the initial forward sale agreement, the “Forward Sale Agreements”). We did not initially receive any proceeds from the sale of our common stock sold by the Forward Seller to the underwriters. We expect to physically settle the Forward Sale Agreements (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates within approximately 18 months from the date of the

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Forward Sale Agreements at the then applicable forward sale price. The forward sale price was initially $34.08 per share, which is equal to the public offering price per share, less the underwriting discount per share, and would result in net proceeds (before offering expenses) of approximately $386.4 million to the Company under the Forward Sale Agreements.

In addition, we were also named a 2024 Top Workplaces USA award winner for the second year in a row—touted by Energage to be one of the nation’s most credible employer recognition programs.

Key 2024 Compensation Highlights

The following are some of our key 2024 compensation highlights:

●	We adjusted NEO base salaries to maintain competitiveness with the market median of our compensation peer group as well as to reflect individual performance, duties, skills, and experience. We also adjusted elements of variable compensation, where needed, to more closely align total compensation with the market median.

●	We made cash payments under the MIP to our NEOs ranging from 67% to 122% of the recipient’s base salary. These payouts reflected a weighted average achievement of 93% of our selected corporate performance measures—net operating income, operating ROA, operating ROTCE, and operating efficiency ratio, which resulted in a payout of 121% of the target performance level after applying the newly added relative ROTCE performance modifier, which was calculated relative to our proxy peer group. The final payout percentage under the MIP also reflected individual/divisional performance, as applicable.

●	We granted equity awards to our NEOs in the form of time-based restricted stock and performance share units (“PSUs”) under our Long-Term Incentive Program. All NEOs were granted a mix of equity awards that included no less than 50% of the value in PSUs.

These actions are bolstered by the best practices embedded in our executive compensation programs designed to ensure that the Compensation Committee maintains effective governance and oversight of the programs. Our compensation governance model defines the enterprise-wide approach for the cross-functional management of incentive compensation programs to ensure proper risk oversight, process and controls. The model follows a continual process consisting of four key areas, as follows:

Plan Administration

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Pay Practices

Our Compensation Committee has implemented certain pay practices, as described below, that are designed to reinforce our principles, support risk management and align with the long-term interests of our shareholders.

What We Do

Pay for Performance	A meaningful portion of executive compensation is linked to key metrics of our financial performance.

Emphasize Long-Term Performance	Our time-based restricted stock and PSU awards vest over a three-year period, subject to the achievement of pre-established performance goals for the PSUs.

Stock Ownership Policy	Our stock ownership policy aligns the interests of our executive officers with the interests of our shareholders.

Incentive Compensation Recovery Policy (Clawback Policy)	Our clawback policy requires the recoupment of incentive compensation in the event of certain financial restatements.

Annual Risk Assessment	Our Compensation Committee annually assesses the risks of our compensation programs, with the assistance of our risk management department.

What We Don’t Do

No Hedging or Pledging

We prohibit all employees and directors from engaging in short sales, puts, calls, swaps and other derivative transactions in our stock and hedging our stock. We also prohibit directors and executive officers from pledging our stock.

No Excise Tax Gross-Ups	We do not allow for excise tax gross-ups under employment agreements or other severance plans.

No “Single Trigger” Cash Severance Payments	Cash severance payments in connection with a change in control require a qualifying termination of employment.

Limited Use of Employment Agreements	We limit the use of employment agreements to our CEO, President and COO, and CFO. All other executives are covered under our Executive Severance Plan.

No Dividend Equivalents Earned on Performance-Based Awards	We do not accrue or pay dividend equivalents on unearned performance-based awards during their performance periods.

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Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide competitive, market-based total compensation programs that are aligned with our short- and long-term business strategies, tied to our performance, and aligned with the interests of our shareholders.

Within this framework, we observe the following principles:

●	Pay for performance: We use performance-based cash and equity incentive programs to create a balance between fixed and at-risk compensation. Payouts under these programs vary depending upon performance against both our annual corporate performance measures and individual/divisional performance measures, as applicable. We incentivize our executive officers to achieve targeted performance against our operational and financial goals, as well as individual growth objectives, by tying greater financial results to greater financial rewards.

●	Reward long-term growth and profitability: We use equity-based compensation with vesting periods of generally no less than three years to encourage retention, promote performance and increase our executive officer’s level of at-risk compensation. These awards are designed to motivate the execution and achievement of long-term results.

●	Align compensation with shareholder value creation: We use equity-based compensation to align the financial interests and objectives of our executive officers with those of our shareholders. Our long-term incentive goals and payouts are designed so that target and above-target compensation levels are paid only when our relative market performance indicates that shareholder value has been created.

●	Attract and retain highly qualified executives: We offer our executive officers total compensation that is designed to be competitive with our identified industry peer group to allow us to attract and retain high-performing individuals. Also, several of our compensation programs include the use of long-term equity compensation to encourage retention. We recognize that by attracting and retaining high-performing executives, our customers and shareholders will benefit from their expertise, superior performance, and service longevity.

●	Ensure proper governance practices: We have designed our executive compensation policies and procedures to prevent excessive risk-taking by, among other things, balancing short- and long-term compensation. Our performance-based plans also contain both threshold and maximum payout levels, as well as clawback provisions. We generally seek to target each compensation element to the median of our identified peer group to ensure compensation levels are appropriate. Finally, our compensation programs and review process allow us to account for individual variances in experience, skills, and contributions.

2024 Shareholder Response

We held an advisory vote on NEO compensation at our 2024 annual meeting of shareholders. Excluding abstentions and broker nonvotes, approximately 93% of the votes were in support of our executive compensation program. The Compensation Committee considered the result of this advisory vote when evaluating and establishing our executive compensation programs for 2024, and viewed the vote as an expression of our shareholders’ overall satisfaction with our current executive compensation programs. The Compensation Committee continually evaluates our compensation programs in light of market practice and our evolving business needs.

Role of the Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to executive compensation and to our compensation and benefit programs and policies, more generally. Under the Compensation Committee Charter, the Compensation Committee is responsible for, among other things:

●	Establishing our overall executive compensation philosophy and the goals and objectives of our compensation plans;

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●	Annually reviewing and approving the corporate goals and objectives relevant to our CEO’s compensation and, together with all other independent directors, evaluating our CEO’s performance and approving CEO compensation in light of such evaluation;
●	Annually reviewing and approving the compensation of all other executive officers;
●	Administering our incentive and equity-based compensation plans, including designating executives to whom awards are granted, the amount of the award or grant and the terms and conditions of each award or grant;
●	Reviewing and recommending to the Board the adoption, amendment, extension or termination of any employment agreements, retirement benefits and severance arrangement or plans with our executive officers; and
●	Reviewing and recommending to the Board the form and amount of non-employee director compensation.

Role of Leadership

The Compensation Committee calls upon our executive officers from time to time to support the Compensation Committee in the fulfillment of its duties. Our CEO provides recommendations related to a number of matters that are subject to the Compensation Committee’s review and approval, including the compensation of executive officers other than the CEO, the design of our incentive plans and the financial goals on which these incentive plans are generally based. In addition to reviewing market data as described below, the Compensation Committee considers the recommendations of other key executives, including the CEO, the CFO, and the Chief Human Resources Officer, in making decisions on compensation. The Compensation Committee retains discretion in determining whether to approve recommendations made by our executive officers.

Compensation Consultants

The Compensation Committee engages an independent compensation consultant to provide benchmarking market data and serve as an advisor, among other services. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. The Compensation Committee has the sole authority to engage the independent compensation consultant and approve their fees and the other terms of the engagement.

During 2024, the Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. In this role, Meridian advised the Compensation Committee on various executive and director compensation matters including:

●	providing peer benchmarking data with respect to executive and non-employee director compensation practices within our defined peer group;
●	providing information regarding base salary ranges and recommendations for the executive officers;
●	preparing a review of the alignment between CEO and CFO realizable pay and company performance relative to realizable pay and performance of our peer group;
●	assisting in the design of the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan adopted by the Board in February 2025, subject to shareholder approval (see Proposal 2 above);
●	reviewing the Compensation Discussion and Analysis section of the proxy statement;
●	assisting in the development of goals for our short- and long-term incentive plans; and
●	providing updates on regulatory matters and trends.

Meridian does not perform any other services for the Company.

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The Compensation Committee considered the independence of Meridian in light of applicable SEC rules and listing exchange standards. In so doing, the Compensation Committee considered the following factors, among others: (i) the fact that Meridian provides no other services to us; (ii) the amount of fees we paid to Meridian as a percentage of Meridian’s total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian or the individual compensation advisors employed by Meridian with any of our executive officers; (v) any business or personal relationship of the individual compensation advisors employed by Meridian with any member of the Compensation Committee; and (vi) whether Meridian or the individual compensation advisors employed by Meridian owned any of our stock. The Compensation Committee determined, based on its analysis of the above factors, among others, that the work of Meridian and the individual compensation advisors employed by Meridian did not raise any conflicts of interest.

Compensation Benchmarking and Decisions

Each year, the Compensation Committee, with the assistance of its independent compensation consultant, reviews the compensation of our peers to assess the competitiveness of our compensation arrangements with our NEOs. The Compensation Committee uses this information as a benchmarking reference to ascertain whether we have competitive compensation levels with other comparable institutions, in setting compensation target levels, and in deciding whether to make any changes in base salary, annual cash incentive awards and long-term equity awards, among other things.

The Compensation Committee, with the advice of its independent compensation consultant, also reviews the composition of this peer group annually. In selecting our peer group for 2024, the Compensation Committee began by including publicly traded U.S. banks with assets (as of the end of the second quarter of 2024) ranging from approximately 50% to 200% of our asset size. The Compensation Committee then considered the “compatibility” and “comparability” of each company by reviewing, among other things, each peer company’s asset size, geographical location, business model and practices. Taking these criteria into consideration, the Compensation Committee approved a group of 21 peers, listed below, among which the Company is positioned near the median in terms of asset size.

2024 Peer Group
Ameris Bancorp	Heartland Financial USA, Inc.	TowneBank
BankUnited, Inc.	Home BancShares, Inc.	Trustmark Corporation
Cadence Bank	Pinnacle Financial Partners, Inc.	UMB Financial Corporation
First Financial Bancorp.	Old National Bancorp	United Bankshares, Inc.
F.N.B. Corporation	Renasant Corporation	United Community Bank, Inc.
Fulton Financial Corporation	Simmons First National Corporation	WesBanco, Inc.
Hancock Whitney Corporation	SouthState Corporation	WSFS Financial Corporation

In addition to the selected peer group, the Compensation Committee also considered the executive compensation of peer companies used by proxy advisory firms to ensure reasonable overlap.

Finally, the Compensation Committee reviewed relevant market and survey data and analyses provided by its independent compensation consultant, including the following:

●	McLagan, 2023 Regional and Community Banking Compensation Survey; and
●	Custom peer group proxy filings.

Executive positions were matched to the data based on job duties using the appropriate scope for asset size.

Compensation Risk Assessment

Our risk management group annually evaluates our compensation programs as part of our enterprise risk management review. This evaluation includes, but is not limited to, a review of our performance metrics, approval mechanisms and related characteristics of our incentive compensation policies and programs. The goal of the review is to determine whether any of our compensation programs could create risks that may have a material adverse effect

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on the Company. To date, these reviews have found that our compensation programs do not present such a risk for the Company. The Compensation Committee also regularly reviews our incentive compensation arrangements to ensure that such arrangements do not encourage the NEOs to take unnecessary or excessive risks that would have a material adverse effect on the Company.

Elements of Compensation

The Compensation Committee annually evaluates the three principal compensation elements used in our executive compensation program to help us attract and retain high-performing executives. Our principal compensation elements and their objectives are described below:

Element	Objective
Base Salary

Designed to provide income stability that is competitive with organizations of comparable size and structure, which allows our executives to focus on the execution of our strategic goals and their day-to-day duties and responsibilities

Short-Term Incentives (Cash)	Designed to encourage, recognize and reward achievement of annual corporate financial goals and individual performance objectives that help drive shareholder value creation
Long-Term Incentives (Equity)	Designed to motivate executives towards shareholder value creation by aligning executive and shareholder interests, and to retain talented executives

Incentive compensation awarded to an individual executive should generally become a larger percentage of the executive’s total direct compensation when he or she assumes more significant responsibilities and has a greater impact on the financial or operational success of the Company. Accordingly, the Compensation Committee decided to include a larger percentage of incentive compensation in the CEO’s target and actual total compensation mix for 2024, as reflected in the charts below.

Generally, the Compensation Committee targets NEO base salary compensation levels and short- and long-term incentive compensation opportunity percentages at the median of the selected peer group market data. For 2024, target executive compensation levels were considered in-line with respective market benchmarks.

The elements of compensation are described further below and are also detailed in the Summary Compensation Table and the other tables following this Compensation Discussion and Analysis.

Base Salary

In early 2024, the Compensation Committee recommended increased base salaries for certain NEOs, which were approved by the Board on February 15, 2024. The Compensation Committee approved larger base salary increases

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for Mr. Asbury and Mr. Gorman in recognition of their performance and to better align their pay opportunity with the median of our selected compensation peer group.

NEO annualized base salaries in effect at year-end 2024 were as follows:

	2024	Increase
Name	Base Salary	from 2023
John C. Asbury	$990,000	10.0%
Robert M. Gorman	$534,359	10.0%
Maria P. Tedesco	$655,919	4.0%
David V. Ring	$531,852	4.0%
Matthew L. Linderman	$488,800	4.0%

Short-Term Incentive Compensation

As discussed above, the MIP is our short-term incentive compensation plan, which is administered by the Compensation Committee with input from our CEO. Under the MIP, the Compensation Committee determines each executive’s target incentive award at the beginning of the fiscal year, which is expressed as a percentage of each executive’s base salary. The Compensation Committee also selects corporate and individual/divisional performance measures, and each executive’s target incentive award is weighted between these measures. Additionally, the Compensation Committee establishes threshold, target and superior performance levels and the weights for each selected corporate performance measure. Under the terms of the MIP, cash payments may range from 0% to 200% of each executive’s target incentive award. If an executive’s employment is terminated before payment is made under the MIP for any reason other than for death, permanent disability or retirement at or after age 65 during the plan year, the executive is not entitled to receive any compensation thereunder.

Under the MIP, the Compensation Committee has the discretion to increase or decrease the amount of an incentive award in light of considerations it deems relevant and appropriate. In addition, unless the Compensation Committee determines otherwise, no incentive awards will be paid under the MIP, regardless of performance against the specified individual/divisional and corporate performance measures, if the Compensation Committee considers it imprudent to pay awards under the MIP based on (i) any regulatory agency issuing a formal, written enforcement action, memorandum of understanding or other negative directive action; or (ii) our credit quality. Payouts under the MIP are also subject to the terms of our Incentive Compensation Recovery Policy, as well as any similar provisions of applicable law or regulation.

For 2024, each NEO’s target incentive award and weighting between corporate and individual/divisional performance measures were as follows:

			Individual/
	Target as a	Corporate	Divisional
	Percentage of	Goal	Performance
Name	Base Salary	Weighting	Weighting
John C. Asbury	100%	80%	20%
Robert M. Gorman	70%	80%	20%
Maria P. Tedesco	75%	80%	20%
David V. Ring	55%	60%	40%
Matthew L. Linderman	55%	70%	30%

Corporate Performance Measures

In 2024, the Compensation Committee determined to increase the weighting of the corporate performance measures such that all participants, including NEOs, have the largest portion of their target incentive award tied to our achievement of corporate performance measures. The Compensation Committee reviewed and approved the 2024 corporate performance measures and weightings based on our Board-approved 2024 financial plan, which includes financial forecasts that consider our growth strategies, historical performance, and key economic assumptions for our industry. The selected corporate performance measures for 2024, their respective weightings and performance levels are outlined below (dollars in thousands). Actual performance between threshold, target and superior

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performance levels is calculated using straight line interpolation using a 50% payout for threshold performance, a 100% payout for target performance, and a 200% payout for superior performance.

Corporate Performance Measure(1)	Weighting	Threshold (50% payout)	Target (100% payout)	Superior (200% payout)
Net Operating Income	25%	$228,000	$285,000	$399,000
Operating ROA	20%	0.97%	1.21%	1.69%
Operating ROTCE	30%	14.82%	18.53%	25.94%
Operating Efficiency Ratio	25%	57.22%	52.02%	46.82%
	100%
(1)	For information regarding how the Compensation Committee defined these performance measures for 2024, see “—Incentive Awards Payouts—Corporate Performance” below.

For 2024, the Compensation Committee also reviewed and approved an amendment to the MIP that adds a relative return on tangible common equity performance modifier that will be set by the Compensation Committee each year. The relative ROTCE performance modifier will measure performance relative to the proxy peer group we use to annually assess the competitiveness of our compensation arrangements. The purpose of the modifier is to ensure that incentive rewards are aligned with the incentive targets that are established based on a financial plan that is set with the intention of achieving financial performance above the median of the compensation peer group, provided that no award can exceed 200% of target as described above. For 2024, the relative ROTCE performance modifier was applied against the calculated absolute performance of the four corporate performance measures selected by the Compensation Committee under the MIP as follows:

	Threshold	Target	Superior
Modifier	0.5x	1.0x	1.5x
Relative Rank	<=25th	50th	>=75th

Individual/Divisional Performance Measures

Each NEO has a portion of their incentive award tied to their individual/divisional performance. The CEO annually evaluates all other NEOs’ individual performance using an assessment model as determined by the CEO in consultation with the Chief Human Resource Officer. The CEO’s evaluation is then provided to the Compensation Committee to assist in determining incentive award payments. The Compensation Committee leads the CEO’s annual performance evaluation.

In 2024, our assessment model included the following seven key areas of focus:

Areas of Focus	Key Objectives
Strategic Plan, Formation & Execution	Successfully develops and implements business unit strategy, consistent with our overall strategic plan
Risk Management Initiatives & Key Metrics	Adheres to our management strategy and risk appetite through active partnership with all key risk stakeholders
Financial/Operating Results & Metrics	Manages to the financial plan for the executive’s area of responsibility
Leadership/People Management	Attracts, retains and develops diverse talent, defines future needs, evaluates current talent and makes changes where necessary

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Areas of Focus	Key Objectives
Operational Effectiveness & Scalability	Oversees, manages and drives operational efficiency, optimization and effectiveness to ensure a high delivery of service standards through the use of innovative solutions and automation

Customer (Internal and/or External) Experience	Builds strong customer relationships and delivers customer-centric solutions that are aligned to customer needs, driving high levels of customer satisfaction and engagement
Community Leadership & External Relationships	Promotes our mission and builds relationships with third party associations, businesses, social groups and other organizations that are beneficial to achieving our mission

Incentive Award Payouts

Corporate Performance. The following table shows our performance against each corporate performance measure selected in 2024 and the resulting payout percentage (dollars in thousands):

Corporate Performance Measure	Weighting	Target	Actual Results		% of Target Achieved
Net Operating Income(1)	25%	$285,000	$264,694	Below Target	93%
Operating ROA(2)	20%	1.21%	1.11%	Below Target	92%
Operating ROTCE(3)	30%	18.53%	16.69%	Below Target	90%
Operating Efficiency Ratio(4)	25%	52.02%	53.31%	Below Target	98%
	100%
(1)	Net operating income excludes from net income initial provision expense on purchased non-credit deteriorated (“non-PCD”) loans acquired in our acquisition of American National Bankshares Inc., which represents the CECL “double count” on the non-PCD credit mark and additional provision for unfunded commitments also acquired from American National Bankshares Inc.; gains on sales of securities; merger and integration costs; a FDIC special assessment; and deferred tax asset write-down.
(2)	Operating ROA is calculated by dividing net operating income (defined above) by our average total assets.
(3)	Operating ROTCE is calculated by dividing net operating income (defined above), as further adjusted to exclude preferred dividends and tax-effected amortization of intangible assets, by our average tangible common equity.
(4)	Operating efficiency ratio is calculated by taking our adjusted non-interest expense and dividing it by our adjusted revenues. Adjusted noninterest expense excludes the amortization of intangible assets, merger-related costs, a FDIC special assessment, and gains on sale of securities.

Achievement of the corporate measures as outlined above resulted in a calculated corporate performance payout of 81%, based on the slightly below target achievement of each measure. However, considering the performance ranking of the 82nd percentile under the relative ROTCE performance modifier, the payouts were adjusted upward by 150% to a final payout for the corporate measures of 121%. The Compensation Committee reviewed and approved the final payout under the corporate component, and recognized that the modifier achieved its intended purpose of aligning compensation for performance above the median of the peer group.

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Individual/Divisional Performance. The following table lists for each NEO the individual/divisional performance payout percentage for 2024 as determined under the previously described assessment model, in each case, as approved by the Compensation Committee:

Name	Payout % for Individual/ Divisional Performance
John C. Asbury	125%
Robert M. Gorman	125%
Maria P. Tedesco	125%
David V. Ring	125%
Matthew L. Linderman	125%

Payouts. In 2024, the Compensation Committee and our Board approved the following incentive award payouts under the MIP based on each NEO’s annualized base salary level in effect at year-end 2024. The Compensation Committee did not exercise its discretion to adjust any of the incentive award payouts under the MIP.

Name	Total Incentive Payout	% of Base Salary
John C. Asbury	$1,205,820	122%
Robert M. Gorman	$455,595	85%
Maria P. Tedesco	$599,182	91%
David V. Ring	$358,628	67%
Matthew L. Linderman	$328,522	67%

Long-Term Incentive Compensation

We also use long-term incentive compensation to motivate our executives to execute and achieve long-term results and to align their interests with those of our shareholders. The Compensation Committee approves long-term incentive compensation awards annually.

In making long-term incentive compensation determinations, the Compensation Committee considers the following:

●	our performance relative to peers;
●	industry-specific survey results;
●	the data and opinions offered by the Compensation Committee’s independent compensation consultant;
●	our earnings, growth, and risk management practices and results; and
●	the accounting and tax treatment of the type of award that may be granted, for both us and the recipient.

We also maintain a stock ownership policy to support the objective of increasing the amount of our common stock owned by our executive officers (including our NEOs), to align the financial interests of our executive officers with the general financial interests of our shareholders, and to seek to ensure that our executive officers have a significant stake in our long-term success. See the discussion below under “—Executive Stock Ownership” for a description of our stock ownership policy applicable to our executive officers.

Stock Incentive Plan

In 2021, our shareholders approved the Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended and restated May 4, 2021, which we refer to as the “2021 Plan”. Under the 2021 Plan, we can grant up to 4,000,000 shares of our common stock in the form of stock options, restricted stock, restricted stock units, stock awards, PSUs and performance cash awards to our eligible employees and non-employee directors. The Compensation Committee administers the 2021 Plan and has discretion with respect to determining whether, when, and to whom such awards may be granted. The Compensation Committee also determines the terms and conditions for each such award, including any vesting schedule (subject to Board approval, in the case of NEOs). As of December 31, 2024, there were 666,206 shares remaining under the 2021 Plan for future grants and awards. See

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Proposal 2 above regarding the adoption of the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan in replacement of the 2021 Plan, subject to shareholder approval.

2024 Long-Term Incentive Program Awards

The Compensation Committee grants a combination of time-based restricted stock and PSU awards to balance our executives’ long-term incentive compensation between retention and performance awards. The Compensation Committee believes that this combination, coupled with meaningful stock ownership requirements, reduces the risk profile of the awards while ensuring that our executives are focused on our long-term success and increasing shareholder value.

The 2024 Long-Term Incentive Program (“LTIP”) awards granted to our NEOs in February 2024, which were based on a percentage of their base salary, consisted of the following:

Award Type	Portion of LTIP Awards for CEO	Portion of LTIP Awards for All Other NEOs	Vesting or Performance Period
Time-Based Restricted Stock	40%	50%	Three-year ratable vesting
Performance Share Units	60%	50%	Three-year performance period

Time-Based Restricted Stock. The time-based restricted stock awards will vest in equal annual installments over a three-year period, provided the executive remains employed through each vesting date, subject to certain exceptions.

Performance Share Units. The PSUs are only earned on our achievement of the selected performance measures established by the Compensation Committee over a three-year performance period, provided the executive remains employed through the payment date (which is the date within sixty days following the end of the three-year performance period that the Compensation Committee certifies the performance results), subject to certain exceptions.

Like the 2023 PSUs, the 2024 PSUs are subject to the achievement of two equally weighted performance measures—total shareholder return (“TSR”) and core return on average tangible common equity (“ROATCE”)—each relative to banks comprising the KBW Regional Banking Index. Below are the performance measures and threshold, target and maximum achievement levels for the 2024-2026 performance cycle for the 2024 PSUs:

Performance Measure	Weight	Threshold	Target	Maximum
TSR Rank (1) - Relative to population of KBW Regional Banking Index constituents	50%	25th Percentile	50th Percentile	100th Percentile
Core ROATCE Rank (1) - Relative to population of KBW Regional Banking Index constituents	50%	25th Percentile	50th Percentile	100th Percentile
Payout Range (% of Target)	100%	50%	100%	200%
(1)	Performance results between threshold and target and target and maximum are calculated on a straight- line interpolation basis. Performance for either of the measures below the 25th percentile will result in no vesting of the portion of the 2024 PSU awards associated with that measure.

In addition, all 2024 LTIP awards (time-based restricted stock and PSUs) are subject to clawback by us as required by our Incentive Compensation Recovery Policy and applicable law. Under our Incentive Compensation Recovery Policy, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, the Board will take reasonably prompt action to recover all incentive-based compensation in excess of the amount that would have been received based on the restatement, unless the Compensation Committee determines it to be impracticable as set forth in the policy. We reserve the right

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to cancel or modify other long-term incentive awards granted to an executive should they fail to surrender or repay the PSU and/or time-based restricted stock awards in compliance with this policy.

For a description of the treatment of time-based restricted stock and PSU awards upon termination of employment, see “Potential Payments Upon Termination or Change in Control—Equity Awards” below.

2024 Long-Term Incentive Program Awards. The table below shows the number of shares and units granted as time-based restricted stock and PSU awards under the 2024 LTIP to our NEOs in February 2024:

	Time-Based	Performance
	Restricted	Share
Name	Stock	Units(1)
John C. Asbury	24,146	36,220
Robert M. Gorman	9,368	9,368
Maria P. Tedesco	11,499	11,500
David V. Ring	6,081	6,082
Matthew L. Linderman	4,471	4,472
(1)	The amount provided represents payment of the 2024 PSUs at target.

2022 Performance Share Unit Results

The performance period for the 2022 PSUs ended on December 31, 2024. The performance measure for this award was our TSR, relative to the TSR of banks comprising the KBW Regional Banking Index. The 2022 PSUs had a payout threshold of 10% (for relative TSR at the 25th percentile), a target of 100% (for relative TSR at the 50th percentile), and a maximum of 200% (for relative TSR at the 100th percentile).

Measure	Threshold	Target	Maximum	Actual Performance
Relative TSR(1)	25th percentile	50th percentile	100th percentile	49th percentile
(1)	Measured relative to the population of KBW Regional Banking Index constituents.

Based on the above, the 2022 PSUs were earned at 98% of target. Payment of the earned portion of the 2022 PSUs occurred on January 29, 2025, the date the Compensation Committee certified the performance results, and were as follows:

Name	2022 Earned PSUs
John C. Asbury	19,444
Robert M. Gorman	6,946
Maria P. Tedesco	10,448
David V. Ring	4,597

Mr. Linderman did not begin his employment with the Company until 2023 and, therefore, he did not have any outstanding 2022 PSUs.

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Executive Stock Ownership Policy

Our stock ownership policy was developed based on a review of competitive market practice for the purpose of enhancing the alignment of executive and shareholder interests. Our stock ownership policy applies to our executive officers based upon their position as follows:

Position	Value of Shares Owned
Chief Executive Officer	5× Base Salary
Bank President	3× Base Salary
Chief Financial Officer	3× Base Salary
Other Executive Officers	1× Base Salary

The stock ownership policy states that each executive should achieve the designated level of stock ownership within a five-year period. Under the stock ownership policy, if the required stock ownership level is increased for an executive, there is an additional three-year period in which the executive is expected to achieve the new required ownership level. For a new executive officer, as defined in the policy, the five-year period begins on January 1 of the year following his or her date of hire or designation as an executive officer. Prior to meeting the applicable stock ownership level noted in our stock ownership policy, an executive officer must retain 50% of the pre-tax value of any new shares acquired through our incentive plans or other equity compensation arrangements. Unexercised stock options and unearned PSUs are not counted toward an executive officer’s stock ownership level under the stock ownership policy.

Each executive officer’s stock ownership level is reviewed annually by our Compensation Committee. As of the April 2024 review, all of our NEOs were in compliance with their respective stock ownership levels or were within the initial five-year period to achieve compliance.

Grant Practices Specific to Stock Options

We do not currently grant stock options as part of our equity compensation programs and, therefore, we do not currently have a policy or practice governing the timing of such awards. For grants of other equity awards, such as restricted stock and PSUs, our Compensation Committee and Board, as applicable, generally grants such awards on an annual basis based on a predetermined schedule, with awards typically granted at the beginning of each new fiscal year to incentivize the achievement of our strategic objectives and long-term results. As such, the Compensation Committee does not currently take material non-public information into account when determining the timing and terms of equity awards, as the timing of grants is in accordance with such predetermined annual schedule. Similarly, we do not time the release of material, non-public information based on equity award grant dates for the purpose of affecting the value of any awards. In addition, equity awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. In addition, under its charter, the Compensation Committee can delegate authority to one or more executive officers to make off-cycle grants to employees who are not executive officers.

Employment Agreements

On January 14, 2022, we entered into an employment agreement with Ms. Tedesco, in connection with her appointment as Chief Operating Officer of the Bank. Also on January 14, 2022, we entered into an amended and restated employment agreement with each of Mr. Asbury and Mr. Gorman to make non- material, conforming changes to their pre-existing agreements for alignment with Ms. Tedesco’s agreement. Mr. Asbury, Mr. Gorman and Ms. Tedesco are our only NEOs who have employment agreements with the Company. The terms of these agreements were negotiated and determined considering the best interests of the Company and our shareholders. In attracting and securing a talented team of executive officers, we believe we have positioned the Company to successfully execute our growth strategy and vision.

The employment agreement with each of Mr. Asbury, Mr. Gorman and Ms. Tedesco had an initial term that ended on December 31, 2022, at which time it automatically renewed and will continue to renew on each December 31 thereafter, unless we give notice to the executive by September 30 before the applicable renewal date that the

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employment term will not be extended. Under each employment agreement, the executive’s base salary is reviewed annually by the Board, and each executive is eligible to participate in our short-term and long-term incentive compensation plans, at the discretion of our Board and Compensation Committee.

Severance and Change in Control Arrangements

We provide change in control benefits, and in certain circumstances severance benefits, specifically to retain our executive officers, including our NEOs, during a potential change in control and also to provide income continuation in the event of certain involuntary terminations. We believe these arrangements are consistent with peer practices and provide an appropriate level of compensation to our executive officers if their employment is terminated and they need to find comparable employment within a short period of time. The change in control benefits also allow our executives to pursue potential change in control transactions that are in the best interests of our shareholders regardless of whether such transactions may result in the loss of their own job.

Each of our employment agreements with Mr. Asbury, Mr. Gorman and Ms. Tedesco provide severance benefits in the event of certain involuntary terminations. In addition, we have entered into management continuity agreements with Mr. Asbury, Mr. Gorman and Ms. Tedesco that provide certain “double trigger” cash severance benefits in the event of a qualifying termination following a change in control.

All of our other NEOs participate in the Atlantic Union Bankshares Corporation Executive Severance Plan as amended and restated effective November 18, 2021 (the “Executive Severance Plan”), which provides severance benefits in the event of certain involuntary terminations, including “double-trigger” cash severance benefits in the event of a qualifying termination following a change in control.

For a more detailed description of the severance and change in control benefits applicable to our NEOs, including a description of the vesting provisions for our time-based restricted stock and PSU awards, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Executive Perquisites and Other Benefits

We provide limited perquisites to our executive officers, as follows.

In accordance with our vehicle policy, Mr. Asbury, Mr. Ring and Ms. Tedesco are provided with Company-owned and maintained vehicles for business use, and any personal use is considered a perquisite to the NEO. Both Mr. Asbury and Ms. Tedesco also receive reimbursement of certain club memberships.

Our NEOs participate in our executive wellness allowance program, which provides reimbursement up to an annual limit of $15,000 (net of taxes) of certain financial planning expenses and/or expenses incurred in connection with receiving an annual physical or concierge membership through an executive health program.

We also provide additional long-term disability coverage to executives who are unable (due to plan restrictions) to obtain the 60% of base salary coverage under our standard Long-Term Disability benefit. All of the NEOs are covered under this program.

Other Benefits and Agreements

Our executive officers are eligible to participate in the health and welfare benefit programs available to all of our employees. These programs include medical, dental, and vision coverages, short- and long-term disability plans, and life insurance. Our executive officers are also eligible to participate in our Employee Stock Ownership Plan included in our 401(k) plan.

In addition, we have a 401(k)-profit sharing plan, and our executive officers participate in this plan and are fully vested in their own contributions. Under the plan, they are eligible to receive discretionary matching contributions which vest at 100% upon two years of service; provided, that, beginning in 2025, all discretionary matching contributions will be immediately vested.

The Company and each NEO, other than Mr. Linderman, are also parties to bank owned life insurance (“BOLI”) agreements. Generally, under each BOLI agreement, we applied to a reputable insurance company for an insurance policy on the executive’s life. The insured executive is requested to designate his beneficiary upon death. A death

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benefit will be paid to the executive’s designated beneficiary, or to the executive’s estate, as applicable, under the provisions of the applicable agreement, and a death benefit will also be paid to us. Any death benefit paid to us will be in excess of any death benefit paid to the executive’s designated beneficiary.

The following table outlines the respective cumulative death benefits that would be paid to each executive’s designated beneficiary or estate pursuant to any BOLI agreements we have entered into with the executive.

Name	Death Benefit
John C. Asbury	$100,000
Robert M. Gorman	$300,000
Maria P. Tedesco	$100,000
David V. Ring	$100,000

Executive Compensation in 2025

In November 2024, the Compensation Committee conducted an executive compensation review with data and analyses provided by Meridian, its independent compensation consultant. The purpose of the review was to assess the market competitiveness of the current executive compensation program against updated data for the selected peer group of base salaries, short-term and long-term incentive targets to assist in making compensation decisions for 2025. Individual positions were benchmarked as part of the review against comparable positions at other organizations in terms of role, level, and responsibilities. The review indicated that in the aggregate compensation levels fell within the competitive range for each pay component (meaning, plus or minus 15% of the market median); however, competitive positioning varied by individual.

In February 2025, the Compensation Committee and the Board met and approved new base salaries for our NEOs. At the same time in February, the Compensation Committee also approved and recommended to the Board for approval an increase in the short-term incentive opportunity for Mr. Gorman and Ms. Tedesco. All of these changes were made to seek to ensure that targeted compensation for our individual executives remains competitive. As a result of these approvals the new base salaries and the target incentive opportunities for all NEOs for 2025 are as follows:

Name	2025 Base Salary	2025% Increase
John C. Asbury	$1,024,650	3.5%
Robert M. Gorman	$553,062	3.5%
Maria P. Tedesco	$700,000	6.7%
David V. Ring	$550,467	3.5%
Matthew L. Linderman	$505,908	3.5%

	Incentive Opportunity
Name	2025 Short-Term	2025 Long-Term
John C. Asbury	110%	200%
Robert M. Gorman	75%	115%
Maria P. Tedesco	80%	115%
David V. Ring	55%	75%
Matthew L. Linderman	55%	60%

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted by the members of the Compensation Committee,

Linda V. Schreiner, Chair

Rilla R. Delorier

Frank Russell Ellett

Michelle A. O’Hara

F. Blair Wimbush

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides information on the compensation accrued, paid, or awarded to our NEOs by the Company or its subsidiaries during the years indicated.

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards(1)		Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)		($)	($)	($)
John C. Asbury	2024	975,000	—	1,932,272	(2)	1,205,820	142,193	4,255,285
President and CEO of the	2023	894,213	720,000	1,644,042		180,000	116,225	3,554,480
Company; CEO of the Bank	2022	859,733	—	1,381,053		977,766	107,643	3,326,195
Robert M. Gorman	2024	526,263	—	610,547	(2)	455,595	45,935	1,638,339
EVP and Chief Financial	2023	478,421	272,037	642,908		68,010	38,272	1,499,648
Officer of the Company	2022	438,788	—	493,398		324,369	31,359	1,287,914
Maria P. Tedesco	2024	651,714	—	749,929	(2)	599,182	105,633	2,106,459
EVP of the Company;	2023	626,648	378,415	886,132		94,603	95,933	2,081,731
President and Chief Operating	2022	602,032	—	742,064		479,689	62,358	1,886,143
Officer of the Bank
David V. Ring	2024	528,443	—	418,372	(2)	358,628	70,049	1,375,492
EVP of the Company;	2023	494,350	140,634	489,535		140,634	62,631	1,327,784
Wholesale Banking Group	2022	406,495	—	326,512		243,425	53,734	1,030,166
Executive of the Bank
Matthew L. Linderman(5)	2024	485,667	—	291,876	(2)	328,522	41,036	1,147,101
EVP of the Company;	2023	416,591	405,100	385,487		103,400	35,328	1,345,906
Chief Information Officer
of the Bank
(1)	The amounts reported reflect the aggregate grant date fair value of the time-based restricted stock and PSUs granted to our NEOs, computed in accordance with FASB ASC Topic 718. A discussion of our assumptions related to stock-based compensation are found in Note 15, “Employee Benefits and Stock Based Compensation,” to our consolidated financial statements included in our 2024 Annual Report on Form 10-K. The grant date fair value of each award was determined based on the fair value of our common stock on the grant date except that the fair value of PSUs that vest based on relative total shareholder return (the “TSR PSUs”), a market-based condition, were estimated using a Monte Carlo simulation model. The aggregate grant date fair value of PSUs that vest based on relative ROATCE (the “ROATCE PSUs”) were calculated based on the probable outcome of the performance conditions as of the grant date, which, for the 2024 grants, was target level performance. For 2024, this column includes the value of certain restricted stock awards granted in March 2024 for the above-target portion of the 2023 annual incentive award determined based on 2023 performance.
(2)	Represents the following awards of time-based restricted stock and performance-based units and their grant date fair values:

Name	Time-Based Restricted Stock ($)	TSR PSU ($)	ROATCE PSU (a) ($)
John C. Asbury	836,979	570,466	524,827
Robert M. Gorman	327,258	147,546	135,742
Maria P. Tedesco	402,169	181,125	166,635
David V. Ring	234,453	95,792	88,128
Matthew L. Linderman	156,643	70,434	64,799
(a)	The ROATCE PSUs were determined to have a value at the grant date based on management’s assessment that it was probable that the units would vest at the target level of performance. However, if the highest level of performance conditions with respect to the ROATCE PSUs granted in 2024 are satisfied, then the value of the units determined as

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of the grant date, would be as follows: Mr. Asbury—$1,049,654, Mr. Gorman—$271,484; Ms. Tedesco—$333,270; Mr. Ring—$176,256; Mr. Linderman—$129,598.
(3)	See “Compensation Discussion and Analysis—Short-Term Incentive Compensation” above for a description of how the Compensation Committee determined the non-equity incentive plan payments awarded in 2024.
(4)	The details of the components of this column are provided in the table below titled “2024 All Other Compensation Table.”
(5)	Mr. Linderman became a named executive officer for the first time in 2023.

2024 All Other Compensation Table

	Company
	Contributions	Dividends on
	to Retirement	Restricted
	and 401(k)	Stock	Other Plan	BOLI	Other
	Plans(1)	Awards(2)	Payments(3)	Income	Benefits (4)	Total
Name	($)	($)	($)	($)	($)	($)
John C. Asbury	15,420	50,148	21,107	125	55,393	142,193
Robert M. Gorman	15,420	21,008	5,247	683	3,577	45,935
Maria P. Tedesco	15,420	27,762	11,330	175	50,946	105,633
David V. Ring	15,420	15,253	8,515	138	30,723	70,049
Matthew L. Linderman	13,800	11,203	4,760	—	11,273	41,036
(1)	Represents matching contributions made by the Company to the Company’s 401(k) plan and discretionary employer contributions made by the Company on behalf of the individuals to the Employee Stock Ownership Plan included in our 401(k) plan.
(2)	The executives receive the same cash dividends on restricted shares as holders of common stock.
(3)	Represents premiums paid on supplemental long-term disability benefits for each executive under the Supplemental Individual Disability Plan.
(4)	Represents (a) the aggregate incremental costs for personal use of Company-owned cars for Mr. Asbury, Mr. Ring and Ms. Tedesco calculated based on the annual costs for us to own and operate each car, taking into account depreciation, insurance, maintenance and fuel; (b) financial planning services and/or executive health benefits provided under the executive wellness allowance for all NEOs; and (c) country club dues for Mr. Asbury and Ms. Tedesco. The cost of each other benefit in this column did not exceed $25,000, except for benefits provided to Mr. Asbury and Ms. Tedesco under our executive wellness allowance of $27,322 and $25,164 respectively.

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Grants of Plan-Based Awards in 2024

The following table provides information regarding stock awards granted in 2024 and the annual cash incentive compensation award opportunity for 2024 for each NEO.

								All Other
								Stock
								Awards:
								Number of	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Award(4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
John C. Asbury	N/A	495,000	990,000	1,980,000	—	—	—	—	—
	2/22/2024	—	—	—	18,110	36,220	72,440	—	1,095,293
	2/22/2024	—	—	—	—	—	—	24,146	791,989
	3/15/2024	—	—	—	—	—	—	1,337	44,990
Robert M. Gorman	N/A	187,026	374,051	748,102	—	—	—	—	—
	2/22/2024	—	—	—	4,684	9,368	18,736	—	283,288
	2/22/2024	—	—	—	—	—	—	9,368	307,270
	3/15/2024	—	—	—	—	—	—	594	19,988
Maria P. Tedesco	N/A	245,970	491,939	983,878	—	—	—	—	—
	2/22/2024	—	—	—	5,750	11,500	23,000	—	347,760
	2/22/2024	—	—	—	—	—	—	11,499	377,167
	3/15/2024	—	—	—	—	—	—	743	25,002
David V. Ring	N/A	146,260	292,519	585,038	—	—	—	—	—
	2/22/2024	—	—	—	3,041	6,082	12,164	—	183,920
	2/22/2024	—	—	—	—	—	—	6,081	199,457
	3/15/2024	—	—	—	—	—	—	1,040	34,996
Matthew L. Linderman	N/A	134,420	268,840	537,680	—	—	—	—	—
	2/22/2024	—	—	—	2,236	4,472	8,944	—	135,233
	2/22/2024	—	—	—	—	—	—	4,471	146,649
	3/15/2024	—	—	—	—	—	—	297	9,994
(1)	Represents the possible payout range under the MIP for annual cash incentive awards granted in 2024, with all payments subject to achievement of corporate and individual/divisional performance measures. The annual cash incentive awards earned by and paid to the NEOs in 2024 under the MIP are shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.”
(2)	Reflects PSU awards granted under the 2024 LTIP. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—2024 Long-Term Incentive Program Awards” for additional details. Any PSUs earned will be paid after the Compensation Committee certifies the performance results, which must occur within the 60-day period following the end of the performance period.
(3)	Reflects time-based restricted stock awards granted under the LTIP. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—2024 Long-Term Incentive Program Awards” for additional details. The awards with a March 2024 grant date were granted as the above-target portion of the 2023 annual incentive award determined based on 2023 performance.
(4)	The amounts reported reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. The grant date fair value of each award was determined based on the fair value of our common stock on the grant date except that the fair value of TSR PSUs were estimated using the Monte Carlo simulation model. The aggregate grant date fair value of the ROATCE PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which, for 2024 grants, was target level performance. A discussion of our assumptions for stock-based compensation are found in Note 15, “Employee Benefits and Stock Based Compensation,” to our consolidated financial statements included in our 2024 Annual Report on Form 10-K.

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Outstanding Equity Awards at Fiscal Year-End 2024

The following table shows certain information regarding outstanding time-based restricted stock and PSU awards previously granted to our NEOs that were outstanding as of December 31, 2024. None of our NEOs held any outstanding stock options as of December 31,2024.

	Stock Awards
							Equity Incentive
					Equity Incentive		Plan Awards:
					Plan Awards:		Market or Payout
		Number of		Market Value	Number of		Value of Unearned
		Shares of		of Shares of	Unearned		Shares, Units or
		Stock That		Stock That	Shares or Units		Other Rights
	Grant Date or	Have Not		Have Not	That Have		That Have
	Performance	Vested		Vested(1)	Not Vested(2)		Not Vested(1)
Name	Period	(#)		($)	(#)		($)
John C. Asbury	2/24/2022	4,409	(3)	167,013	—		—
	2/23/2023	11,477	(4)	434,749	—		—
	2/22/2024	24,146	(5)	914,650	—		—
	3/15/2024	1,337	(8)	50,646	—		—
	1/1/2022-12/31/2024	19,444	(6)	736,546	—		—
	1/1/2023-12/31/2025	—		—	25,824	(7)	978,213
	1/1/2024-12/31/2026	—		—	36,220	(7)	1,372,014
Robert M. Gorman	2/24/2022	1,575	(3)	59,661	—		—
	2/23/2023	5,624	(4)	213,037	—		—
	2/22/2024	9,368	(5)	354,860	—		—
	3/15/2024	594	(8)	22,501	—		—
	1/1/2022-12/31/2024	6,946	(6)	263,124	—		—
	1/1/2023-12/31/2025	—		—	8,436	(7)	319,556
	1/1/2024-12/31/2026	—		—	9,368	(7)	354,860
Maria P. Tedesco	2/24/2022	2,369	(3)	89,738	—		—
	2/23/2023	7,751	(4)	293,608	—		—
	2/22/2024	11,499	(5)	435,582	—		—
	3/15/2024	743	(8)	28,145	—		—
	1/1/2022-12/31/2024	10,448	(6)	395,762	—		—
	1/1/2023-12/31/2025	—		—	11,628	(7)	440,469
	1/1/2024-12/31/2026	—		—	11,500	(7)	435,620
David V. Ring	2/24/2022	1,042	(3)	39,471	—		—
	2/23/2023	4,282	(4)	162,202	—		—
	2/22/2024	6,081	(5)	230,348	—		—
	3/15/2024	1,040	(8)	39,395	—		—
	1/1/2022-12/31/2024	4,597	(6)	174,141	—		—
	1/1/2023-12/31/2025	—		—	6,424	(7)	243,341
	1/1/2024-12/31/2026	—		—	6,082	(7)	230,386
Matthew L. Linderman	2/23/2023	2,497	(4)	94,586	—		—
	3/13/2023	1,976	(9)	74,851	—		—
	2/22/2024	4,471	(5)	169,361	—		—
	3/15/2024	297	(8)	11,250	—		—
	1/1/2023-12/31/2025	—		—	3,746	(7)	141,898
	1/1/2024-12/31/2026	—		—	4,472	(7)	169,399
(1)	Computed by multiplying the number of shares reported in the preceding column by the closing price of our common stock on December 31, 2024 of $37.88 per share.
(2)	Represents PSUs that are subject to the achievement of pre-established performance measures and the officer’s continued service through the payment date, which is the date following the end of the three-year performance period that the Compensation Committee certifies the performance results. Any PSUs that vest will be converted to shares of our common stock on a one-for-one basis. PSUs that do not vest will be forfeited.
(3)	2022 time-based restricted stock (“TRS”). This award vested on February 24, 2025.
(4)	2023 TRS. One-half of the outstanding award vested on February 23, 2025 and one-half is scheduled to vest on February 23, 2026.

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(5)	2024 TRS. One-third of the outstanding award vested on February 22, 2025, one-third is scheduled to vest on February 22, 2026, and one-third is scheduled to vest on February 22, 2027.
(6)	2022 PSU (Performance Achieved). Represents PSUs earned upon satisfaction of performance at 98%, subject to the officer’s continued service through the payment date. These PSUs were vested and paid January 29, 2025 See the description of our performance and satisfaction of the performance measures for the 2022 PSUs in “Compensation Discussion and Analysis—Long-Term Incentive Compensation—2022 Performance Share Unit Results” above.
(7)	PSUs (Performance Not Yet Achieved). The number of unearned PSUs reported assumes the units are earned and vested at the targeted performance level.
(8)	March 2024 TRS. This award fully vested on March 15, 2025.
(9)	March 2023 TRS. One-half of the outstanding award vested on March 13, 2025 and one-half is scheduled to vest on March 13, 2026.

Stock Vested in 2024

The following table provides information that is intended to enable investors to understand the value of the equity realized by the NEOs upon the vesting of stock during the most recent fiscal year. None of the NEOs exercised any stock options during 2024, nor do they hold any outstanding stock options.

	Stock Awards
	Number of Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(1)
John C. Asbury	30,099	1,035,002
Robert M. Gorman	11,929	409,654
Maria P. Tedesco	15,800	541,942
David V. Ring	8,424	289,162
Matthew L. Linderman	2,237	75,249
(1)	The value realized is the gross number of shares that vested multiplied by the closing price of our common stock on the vesting date. For purposes of this table, where a vesting date was a non-business day, we used the closing price of our common stock on the business day before the vesting date.

Nonqualified Deferred Compensation for 2024

We offer a nonqualified deferred compensation plan administered by the Virginia Bankers Association (“VBA”) Benefits Corporation under which eligible executives and non-employee directors may elect annually to defer compensation paid to them by us on a pre-tax basis. The VBA’s nonqualified deferred compensation plan is a defined contribution plan under which contributions are posted to the participant’s account at the time of the actual deferral and the account is credited with earnings commensurate with the elected investments. The available investment options are our common stock and the funds available for directed investment under the Virginia Bankers Association Master Defined Contribution Plan. These investments are held in a “rabbi trust” administered by the VBA Benefits Corporation. The funds are held in the rabbi trust until such time as the executive or director is entitled to receive a distribution.

Participants elect, in advance of the deferral of their compensation, the timing for when the funds will be distributable to them. In general, a participant may elect distributions to occur on a specific date before termination of employment or board service, upon termination of employment for board service or any reason including retirement, death or disability, or on a change in control. Participants may also select the form in which benefits will be paid, which can be either as a lump sum or in substantially equal installments, payable annually, over a term of no less than two years and no more than 20 years.

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The following table summarizes the nonqualified deferred compensation for the NEOs in 2024.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY(1)	in Last FY	Last FY	Distributions	Last FYE(2)
Name	($)	($)	($)	($)	($)
John C. Asbury	—	—	—	—	—
Robert M. Gorman	100,000	—	76,506	—	452,137
Maria P. Tedesco	—	—	—	—	—
David V. Ring	269,000	—	107,684	—	915,736
Matthew L. Linderman	—	—	—	—	—
(1)	These amounts are included in the Summary Compensation Table.
(2)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2024: Gorman—$239,784 and Ring—$484,821.

Potential Payments upon Termination or Change in Control

Employment Agreements of Mr. Asbury, Mr. Gorman and Ms. Tedesco

The employment agreements between the Company and each of Mr. Asbury, Mr. Gorman and Ms. Tedesco require us to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment with the Company under certain circumstances.

Termination Without Cause or for Good Reason. Under each employment agreement, if we terminate the executive’s employment without “Cause” (as defined in the agreement) or if the executive terminates his or her employment for “Good Reason” (as defined in the agreement), the executive will be entitled to payment of the executive’s then current base salary for a period of two years from the termination date paid in installments as if the executive had remained employed, plus a welfare benefit paid in a lump sum equal to the product of our monthly contribution to group health, dental and vision insurance benefits times 24 (the “Welfare Benefit”). Payment of such compensation and benefits contributions is subject to receipt from the executive of a signed release and waiver of claims and satisfaction of the other requirements, conditions and limitations set forth in the agreement.

Failure to Renew Employment Agreement. If we fail to renew the executive’s employment agreement for calendar year 2023 or thereafter, the executive will be entitled to payment of the executive’s base salary for one year from the termination date paid in installments as if the executive had remained employed, plus a welfare benefit paid in a lump sum equal to the product of our monthly contribution to group health, dental and vision insurance benefits times 12. Payment of such compensation and benefits contributions is subject to receipt from the executive of a signed release and waiver of claims and satisfaction of the other requirements, conditions and limitations set forth in the agreement.

Death. If the executive’s employment is terminated due to death, we will pay his or her designated beneficiary or estate an amount equal to the executive’s then current base salary for a period of six months in installments as if the executive had remained employed.

Cause. In the event of a termination for Cause, each executive is only entitled to receive his or her accrued but unpaid base salary and any unreimbursed expenses he or she may have incurred before the date of termination.

Change in Control. Each employment agreement terminates in the event there is a change in control of the Company, at which time the management continuity agreements detailed below will become effective and any termination benefits will be determined and paid solely pursuant to the applicable management continuity agreement.

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Management Continuity Agreement of Mr. Asbury, Mr. Gorman and Ms. Tedesco

We have entered into management continuity agreements with each of Mr. Asbury, Mr. Gorman and Ms. Tedesco, which have the same term and renewal provisions as their respective employment agreement described above under “Compensation Discussion and Analysis—Employment Agreements.”

Under each management continuity agreement, we or our successor must continue to employ each executive for a term of two years after the date of a “Change in Control” of the Company (as defined in the agreement). Under their respective agreements, each executive will retain commensurate authority and responsibilities, compensation and benefits, and will receive a base salary equal to or greater than the base salary they received in the year immediately prior to the Change in Control and an annual bonus equal to or greater than the average annual bonus they received for the two years immediately prior to the Change in Control.

If the executive’s employment is terminated during the two-year protection period following a Change in Control, other than for death, “Cause” or “Disability” (each as defined in the agreement), or if the executive terminates his or her employment for “Good Reason” (as defined in the agreement), each executive will be entitled to a lump sum cash payment after the date of termination in an amount equal to:

●	any benefits and compensation (including short- and long-term incentive awards) which have been earned or become payable, but have not yet been paid, including any amounts previously deferred (paid within ten days of termination);

●	a prorated annual bonus for the year of termination (paid within ten days of termination);

●	two times the sum of the executive’s then-current base salary, plus the highest annual bonus paid or payable to the executive for the two most recently completed fiscal years (paid within 60 days of termination); and

●	the Welfare Benefit.

Each management continuity agreement also provides for a “cutback” to certain minimum payments and benefits so that the payments do not trigger an excise tax. Payment of any severance and other benefits under the agreement is subject to receipt from the executive of a signed release and waiver of claims and satisfaction of the other requirements, conditions and limitations set forth in the agreement.

If the executive’s employment is terminated due to their disability or death during the two-year protection period following a Change in Control, we will pay him or her, or their designated beneficiary, as applicable, a lump sum payment in an amount equal to six months of the executive’s then-current base salary, plus the amount of the Welfare Benefit.

Executive Severance Plan

The Executive Severance Plan provides benefits to certain of our executive officers, including our NEOs (other than Mr. Asbury, Mr. Gorman and Ms. Tedesco, as described above), in the event of: (i) the executive’s involuntary termination by us without cause or (ii) the executive’s involuntary termination by us without cause or by the executive for good reason within three years following a Change in Control of the Company; as defined in the Executive Severance Plan and further described below.

Termination Without Cause—No Change in Control. Under the Executive Severance Plan, if a participant is involuntarily terminated by us without cause, and such termination is not in connection with, or occurs more than three years following, a Change in Control of the Company, the executive will receive:

●	a lump sum payment equal to the sum of (i) the executive’s annualized base salary at the time of termination, plus (ii) an amount equal to the executive’s annual incentive bonus paid or payable for the year immediately prior to the termination date, pro-rated for the then-current calendar year through the termination date;
●	a lump sum payment equal to 12 times the Company-paid monthly subsidy for group health/dental plans;

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●	outplacement services for 12 months provided in accordance with our guidelines; and
●	any earned but unpaid obligations under any of our other benefit plans (“accrued obligations”).

Termination Following a Change in Control. The Executive Severance Plan also provides certain enhanced post-termination benefits for eligible “Tier 1 Executives” (including each of the participating NEOs) in the case of a termination without cause or for good reason, if such termination occurs within three years following a Change in Control of the Company. This enhanced post-termination benefit is provided in a tiered structure to participants in the Executive Severance Plan.

Mr. Ring and Mr. Linderman are identified as “Tier 1 Executives” under the Executive Severance Plan, and would be entitled to receive the following enhanced post-termination benefits in the event of their termination without cause or for good reason within three years of a Change in Control of the Company:

●	a lump sum cash payment equal to two times the sum of (i) the executive’s annualized base salary at the time of termination plus (ii) the executive’s highest annual incentive bonus paid or payable, including by reason of deferral, for the two most recently completed years;
●	a lump sum cash payment equal to 24 times the Company-paid monthly subsidy for group health and dental plans;
●	outplacement services for 12 months provided in accordance with our guidelines; and
●	any accrued obligations.

In the case of a qualifying termination with or without a Change in Control, an executive must execute and not revoke a release of claims and non-solicitation agreement with us to receive any benefits under the Executive Severance Plan (other than the accrued obligations). An executive who is a party to another agreement with us that provides severance or severance-type benefits upon termination of employment is not eligible to participate in the Executive Severance Plan. In addition, no benefits will be paid to the extent they are duplicative of benefits under any other plans or agreements with the Company.

The Board and the Compensation Committee reserve the right to amend, modify or terminate the Executive Severance Plan at any time if they determine that it is necessary or desirable to do so.

Equity Awards

Time-Based Restricted Stock. Under our time-based restricted stock award agreement, all unvested shares of restricted stock will automatically vest if the executive’s employment is terminated (a) due to death or permanent and total disability, (b) when the executive is entitled to severance under an employment agreement or the Executive Severance Plan (each as described above), (c) due to retirement at or after age 65 with the consent of the Compensation Committee, or (d) due to retirement before reaching age 65, if the Compensation Committee, in its sole discretion, waives forfeiture of the unvested shares. In addition, all unvested shares of restricted stock will automatically vest following a Change in Control of the Company (as defined in the 2021 Plan) if (i) the award is assumed by the surviving entity and the executive is terminated without cause (as defined in the award agreement or an applicable employment agreement) or for good reason within two years of the Change in Control, or (ii) on the date of the Change in Control, if the surviving entity does not assume or equitably convert the award.

Performance-Based Restricted Stock Units. Under our PSU award agreement, if the executive’s employment is terminated before the payment date (a) due to death or permanent and total disability, (b) when the executive is entitled to severance under an employment agreement or the Executive Severance Plan (each as described above), (c) due to retirement at or after age 65 with the consent of the Compensation Committee, or (d) due to retirement before reaching age 65 (if the Compensation Committee, in its sole discretion, waives forfeiture of the unvested units), then a pro rata portion of the units earned based on the Compensation Committee’s determination of the level of achievement for the performance goal for the entire performance period will vest and be paid on the payment date; provided that in certain instances, the executive complies with or enters into, as applicable, a non-competition

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agreement. In addition, if there is a Change in Control of the Company (as defined in the award agreement) on or before the end of the performance period, and the executive remains employed until the Change in Control, the target number of units will be deemed earned and will vest and be paid upon the consummation of the Change in Control.

Table Showing Potential Payments upon Termination or Change in Control

The following table shows potential post-employment payments that would be due to our NEOs upon a termination of employment from the Company for various reasons, and payments that would be due to our NEOs upon a change in control, in each case assuming that those events occurred on December 31, 2024. If we terminate any NEO’s employment for “cause” or if the executive resigns without “good reason,” then we will have no further obligations to such NEO except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. In addition, Mr. Ring and Mr. Linderman are not eligible for severance upon their termination for good reason under the Executive Severance Plan before a change in control and, therefore, we have omitted good reason (without change in control) from the table for each of them. At December 31, 2024, Mr. Gorman was the only NEO eligible for retirement (defined as termination of employment after reaching age 65 in our equity award agreements) and, therefore, we have included retirement as a termination event for him within the table. For purposes of the table below, a “qualifying termination” is defined as termination by us without “cause” or termination by the executive for “good reason,” in each case as defined in the applicable agreement or plan.

		BOLI	Value of Accelerated Vesting
Name and Event	Cash(1)	Payment(2)	Restricted Stock(3)	PSUs(4)	Total
John C. Asbury
Termination Events
Without Cause (without Change in Control)	3,212,992	—	2,303,603	1,109,480	6,626,075
Good Reason (without Change in Control)	3,212,992	—	2,303,603	1,109,480	6,626,075
Change in Control with Qualifying Termination	5,624,632	—	2,303,603	2,350,227	10,278,462
Failure to Renew Employment Agreement	2,209,406	—	2,303,603	1,109,480	5,622,489
Death (without Change in Control)	508,586	100,000	2,303,603	1,109,480	4,021,669
Disability (without Change in Control)	13,586	—	2,303,603	1,109,480	3,426,669
Death (with Change in Control)	522,172	100,000	2,303,603	1,109,480	4,035,255
Disability (with Change in Control)	522,172	—	2,303,603	1,109,480	3,935,255
Change in Control	—	—	—	2,350,227	2,350,227
Robert M. Gorman
Termination Events
Without Cause (without Change in Control)	1,561,273	—	913,182	331,324	2,805,779
Good Reason (without Change in Control)	1,561,273	—	913,182	331,324	2,805,779
Change in Control with Qualifying Termination	2,472,463	—	913,182	674,416	4,060,061
Failure to Renew Employment Agreement	1,008,434	—	913,182	331,324	2,252,940
Death (without Change in Control)	285,660	300,000	913,182	331,324	1,830,166
Disability (without Change in Control)	18,480	—	913,182	331,324	1,262,986
Death (with Change in Control)	304,140	300,000	913,182	331,324	1,848,646
Disability (with Change in Control)	304,140	—	913,182	331,324	1,548,646
Retirement (at or after age 65)	—	—	913,182	331,324	1,244,506
Change in Control	—	—	—	674,416	674,416
Maria P. Tedesco
Termination Events
Without Cause (without Change in Control)	1,927,416	—	1,242,834	438,852	3,609,102
Good Reason (without Change in Control)	1,927,416	—	1,242,834	438,852	3,609,102
Change in Control with Qualifying Termination	3,125,780	—	1,242,834	876,089	5,244,703
Failure to Renew Employment Agreement	1,263,299	—	1,242,834	438,852	2,944,985
Death (without Change in Control)	336,158	100,000	1,242,834	438,852	2,117,844
Disability (without Change in Control)	8,198	—	1,242,834	438,852	1,689,884
Death (with Change in Control)	344,356	100,000	1,242,834	438,852	2,126,042
Disability (with Change in Control)	344,356	—	1,242,834	438,852	2,026,042
Change in Control	—	—	—	876,089	876,089

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    81

		BOLI	Value of Accelerated Vesting
Name and Event	Cash(1)	Payment(2)	Restricted Stock(3)	PSUs(4)	Total
David V. Ring
Termination Events
Without Cause (without Change in Control)	924,066	—	645,558	239,023	1,808,647
Change in Control with Qualifying Termination	1,828,132	—	645,558	473,727	2,947,417
Death	—	100,000	645,558	239,023	984,581
Disability	—	—	645,558	239,023	884,581
Change in Control	—	—	—	473,727	473,727
Matthew L. Linderman
Termination Events
Without Cause (without Change in Control)	855,924	—	350,049	151,065	1,357,038
Change in Control with Qualifying Termination	1,691,848	—	350,049	311,298	2,353,195
Death	—	—	350,049	151,065	501,114
Disability	—	—	350,049	151,065	501,114
Change in Control	—	—	—	311,298	311,298
(1)	Represents amount due under their respective employment agreement, management continuity agreement, and/or our Executive Severance Plan, as applicable, as described above. For the purpose of calculating payments to Mr. Ring and Mr. Linderman for a termination without cause or a change in control with a qualifying termination, we have estimated the value of 12 months of outplacement services to be $20,000.
(2)	This amount represents payment under each executive’s respective BOLI agreement(s).
(3)	This amount represents the market value of unvested time-based restricted stock awards that would vest in connection with each noted termination event, based on the closing price of our common stock on December 31, 2024 of $37.88 per share.
(4)	For each event, other than following a change in control, this amount represents the market value of a pro rata portion of the NEO’s unvested PSUs, based on the closing price of our common stock on December 31, 2024 of $37.88 per share. The pro rata portion of each PSU award is determined by a fraction, the numerator of which is the number of months in the performance period during which the executive was continuously employed by us and the denominator of which is the number of months in the entire performance period. The pro rata portion of the PSUs will vest on the last day of each applicable performance period, based on our actual performance. With respect to the 2022 PSUs for which the performance conditions were met at 98% of target at December 31, 2024, but which remained unvested at year-end, the number of shares included in the PSUs column is based on our actual performance. With respect to all other PSU awards, the number of shares that vest for each NEO, and thus the value reflected in the table, assumes that PSUs are achieved at the “target” performance level. If there is a change in control of the Company (as defined in the agreement) on or before the end of the performance period, and the executive remains employed until the change in control, the target number of PSUs will be deemed earned and will vest and be paid upon the consummation of the change in control. Therefore, for a change in control, this amount represents the market value of the unvested target level of PSUs based on the closing price of our common stock on December 31, 2024 of $37.88 per share.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 82

CEO COMPENSATION PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information which describes the relationship of the CEO’s annual total compensation to the annual total compensation of a median employee of the Company.

In accordance with SEC rules, we determined a new median employee for 2023 by taking the following steps:

●	We determined that, as of December 31, 2023, our employee population consisted of approximately 1,857 individuals with all of these individuals located in the United States. This population consisted of all of our full-time and part-time employees.
●	To identify the “median employee” from our employee population, we compared the amount of salary, wages, bonuses, and all other earnings as reported in our payroll records from January 1, 2023 to December 31, 2023.
●	We identified our median employee using this compensation measure, which was consistently applied to all our employees.

For 2024, there was no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. In reaching this conclusion, as permitted by SEC rules, we excluded the approximately 206 teammates as of December 31, 2024 who joined us as a result of our acquisition of American National Bankshares Inc., which closed on April 1, 2024. However, the median employee identified in 2023 was promoted to a new position in 2024, resulting in an increase in that employee’s compensation. As a result, and as permitted by SEC rules, we substituted a new median employee for 2024 with substantially similar compensation to the original median employee based on the 2023 compensation measure used to select the original median employee.

Once we identified our median employee for 2024, we calculated annual total compensation for such employee using the same methodology we used for our named executive officers as set forth in our Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table.

The comparison of the annual total compensation of the median employee as described above to the annual total compensation of the CEO as reported in the “Total” column of the Summary Compensation Table included herein results in the following:

●	The annual total compensation of the median employee for 2024 was $65,173.
●	The annual total compensation of Mr. Asbury, the CEO, for 2024 was $4,255,285.
●	The ratio of the annual total compensation of the median employee to the CEO is 1:65.

This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    83

PAY VERSUS PERFORMANCE

The information below describes the relationship between compensation actually paid to our CEO and other NEOs, and certain measures of financial performance, for the five years ended December 31, 2024, in accordance with Item 402(v) of Regulation S-K. Compensation actually paid, as determined under SEC requirements, does not necessarily reflect the actual amount of compensation earned by or paid to our NEOs during a covered year. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to the Compensation Discussion and Analysis.

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based On:			Operating
	Summary	Compensation	Compensation	Compensation		Peer Group		Return on
	Compensation	Actually Paid	Table Total	Actually paid	Total	Total		Tangible
	Table Total	to CEO(2)	for Non-CEO	to Non-CEO	Shareholder	Shareholder	Net Income(5)	Common
Year	for CEO(1)		NEOs(1)	NEOs(3)	Return(4)	Return(4)	(in thousands)	Equity(6)
2024	$4,255,285	$4,257,170	$1,566,848	$1,564,231	$120.12	$130.90	$209,131	16.12%
2023	$3,554,480	$4,019,290	$1,563,768	$1,693,525	$111.76	$115.64	$201,818	17.21%
2022	$3,326,195	$3,391,347	$1,202,480	$1,162,202	$103.35	$116.10	$234,510	16.84%
2021	$3,193,289	$2,828,180	$1,228,964	$1,100,503	$106.14	$124.74	$263,917	18.47%
2020	$2,894,770	$2,504,942	$1,057,012	$951,036	$91.10	$91.29	$158,228	12.49%
(1)	For each year in the above table, John C. Asbury was our CEO. During 2024 and 2023, our other NEOs consisted of Robert M. Gorman, Maria P. Tedesco, David V. Ring, and Matthew L. Linderman. For 2022, our other NEO’s were Mr. Gorman, Ms. Tedesco, Mr. Ring, Shawn E. O’Brien and M. Dean Brown. For 2021 and 2020, our other NEOs were Mr. Gorman, Ms. Tedesco, Mr. Ring, and Mr. Brown.
(2)	This column represents the “compensation actually paid” to our CEO for each year, determined by starting with the amount set forth in the Summary Compensation Table (“SCT”) in the column titled “Total” for the applicable year and adjusting that amount. Such adjustments for 2024 were as follows:

Adjustments to Determine “Compensation Actually Paid” to our CEO	2024

(Subtracts) amounts reported in the “Stock Awards” column in the SCT	$(1,932,272)

Adds the fair value as of the end of the covered fiscal year of all equity awards granted during such year that are outstanding and unvested as of the end of such year	$2,167,076

Adds the change in fair value (whether positive or negative) as of the end of the covered fiscal year of any equity awards granted in prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$(168,103)

Adds the change in fair value (whether positive or negative) as of the vesting date of any awards granted in the prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	$(64,816)

Adds the incremental fair value of awards modified during the year	—

Total Adjustments	$1,885

(3)	This column represents the average “compensation actually paid” to our non-CEO NEOs for each year, determined by starting with the amount set forth in the SCT in the column titled “Total” for the applicable year (and taking the average of those amounts for the non-CEO NEOs) and adjusting that amount. Such adjustments for 2024 were as follows:

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 84

Adjustments to Determine “Compensation Actually Paid” for non-CEO NEOs	2024

(Subtracts) amounts reported in the “Stock Awards” column in the SCT	$(517,681)

Adds the fair value as of the end of the covered fiscal year of all equity awards granted during such year that are outstanding and unvested as of the end of such year	$583,506

Adds the change in fair value (whether positive or negative) as of the end of the covered fiscal year of any equity awards granted in prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$(46,751)

Adds the change in fair value (whether positive or negative) as of the vesting date of any awards granted in the prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	$(21,691)

Adds the incremental fair value of awards modified during the year	—

Total Adjustments	$(2,617)

(4)	These two columns show the total shareholder return, or TSR, assuming $100 was invested on December 31, 2019 in both the Company’s common stock and our selected peer group, the KBW Regional Banking Index, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends. The selected peer group and associated TSR is the line-of-business index we used for purposes of Item 201(e) of Regulation S-K.
(5)	This column provides our net income for each year presented.
(6)	This column represents the financial performance measure that we believe is the most important measure (that is not otherwise disclosed in the table) that we use to align compensation actually paid to our NEOs in 2024 with our performance. Operating return on tangible common equity, or operating ROTCE, is a non-GAAP financial measure used in our MIP. For a description of how operating ROTCE is calculated, see “Compensation Discussion and Analysis—Short-Term Incentive Compensation and Discretionary Bonus—Incentive Award Payouts and Discretionary Bonus—Corporate Performance.”

Relationship Between Pay and Performance

The relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other non-CEO NEOs and the performance measures shown in the table above is described in further detail below. As illustrated below, the compensation actually paid to our CEO and the other non-CEO NEOs, as calculated in accordance with the SEC requirements, has generally trended over the full four-year period in line with the performance measures disclosed in the table above. In addition to our financial performance, we also evaluate all elements of our NEO compensation based on qualitative factors and an evaluation of competitive compensation levels with other comparable institutions.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    85

Relationship Between Our TSR and the Peer Group TSR

The graph below shows the relationship between our TSR and our Peer Group TSR, which is the KBW Regional Banking Index.

Relationship Between Compensation Actually Paid and Our TSR

The graph below shows the relationship between the compensation actually paid to our CEO and the average compensation actually paid to our non-CEO NEOs and our TSR.

Compensation Actually Paid vs. Company TSR
Compensation Actually Paid
Company TSR
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
$91.10
$106.14
$103.35
$111.76
$120.12
2020
2021
2022
2023
2024
CEO
Average for Non-CEO NEOs
Company TSR

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 86

Relationship Between Compensation Actually Paid and Our Net Income

The graph below shows the relationship between the compensation actually paid to our CEO and the average compensation actually paid to our non-CEO NEOs and our net income.

Compensation Actually Paid vs. Net Income
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Compensation Actually Paid
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
Net Income (in thousands)
$158,228
$263,917
$234,510
$201,818
$209,131
2020
2021
2022
2023
2024
CEO
Average for non-CEO NEOs
Net Income

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    87

Relationship Between Compensation Actually Paid and the Our Operating ROTCE

The graph below shows the relationship between the compensation actually paid to our CEO and the average compensation actually paid to our non-CEO NEOs and our Operating ROTCE.

Compensation Actually Paid vs. Operating ROTCE
Compensation Actually Paid
Operating ROTCE
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
20.00%
18.00%
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
12.49%
18.47%
16.84%
17.21%
16.12%
2020
2021
2022
2023
2024
CEO
Average for non-CEO NEOs
Operating ROTCE

Tabular List of Financial Performance Measures

We consider the following to be the most important financial performance measures used to link compensation actually paid to our NEOs, for 2024, to Company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the Compensation Discussion and Analysis above.

Performance Measures
Operating ROTCE
Net Operating Income
Operating Efficiency Ratio
Operating ROA
Total Shareholder Return Relative to the KBW Regional Banking Index

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 88

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN CERTAIN TRANSACTIONS

We monitor certain relationships and related party transactions by requiring each director and executive officer to notify our General Counsel in advance of any potential transactions that may be considered a transaction with a related party. We have adopted a formal written Related Party Transaction Policy to ensure compliance with this requirement, NYSE rules, and SEC regulations. The Related Party Transaction Policy and the charter of our Audit Committee require that the Audit Committee approve any related party transactions, as defined in Item 404 of Regulation S-K under the Exchange Act. In connection with the Audit Committee’s review, it is advised of the material facts relating to the transaction and considers, among other factors, whether it is in our best interest to engage in the transaction. In addition, each director and executive officer completes an annual questionnaire where they are expected to disclose any potential transactions with related parties.

Certain of our directors and officers and members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. As such, these persons engaged in transactions with us in the ordinary course of business during 2024 and may have additional transactions with us in the future. All loans extended and commitments to lend by the Bank to such persons have been made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collection or present other unfavorable features.

The daughter of Mr. Wampler, one of our directors, is employed by the Bank in a non-executive position and received total compensation of approximately $145,346 in 2024, which included base salary, a cash incentive payment and the grant date fair value of a restricted stock award. She is also eligible to participates in our general health and welfare plans.

DELINQUENT SECTION 16(a) REPORTS

Pursuant to Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of greater than 10% of our common stock are required to file reports with the SEC indicating their holdings of and transactions in our common stock. To our knowledge, these insiders complied with all SEC filing requirements during 2024, except that due to administrative errors at the Company, Mr. Corbin reported one late transaction on one Form 4, which related to acquisitions of phantom stock due to voluntary deferrals of cash compensation under our Deferred Compensation Plan.

OTHER MATTERS

As of the date of this proxy statement, the Board has no knowledge of any matters to be presented for consideration at the annual meeting other than the proposals discussed in this proxy statement. If any other matters properly come before the annual meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with the recommendation of the Board.

DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The Nominating and Corporate Governance Committee will consider director nominees identified by its members, other directors, our executive officers and other persons, including our shareholders. The Board has adopted a written policy setting forth the procedures that the Nominating and Corporate Governance Committee will use in considering and evaluating director candidates recommended by shareholders. To be considered by the Nominating and Corporate Governance Committee, any recommendation by a shareholder of a candidate for director must be submitted to the committee, c/o our Corporate Secretary at Atlantic Union Bankshares Corporation, 4300 Cox Road, Glen Allen, Virginia 23060, by November 1 preceding the annual meeting of shareholders, and must contain the

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    89

information called for by our Policy on the Consideration and Evaluation of Director Candidates Recommended by Shareholders, which includes all of the following information:

●	the name and address of the shareholder;
●	the number of shares of our stock that are owned beneficially and of record by the shareholder and candidate;
●	a recommendation that identifies the candidate, and provides (a) contact information for the candidate, (b) a detailed résumé for the candidate, and (c) a brief statement of the candidate’s qualifications to serve as a director; and
●	the written consent of the candidate to be considered by the Nominating and Corporate Governance Committee as a potential nominee and to serve as a director, if elected.

Upon the timely receipt of the required documents, the Corporate Secretary will request an autobiographical statement explaining the candidate’s interest in serving as a director, a completed statement regarding conflicts of interest, and a waiver of liability for background checks from the candidate. To assist in the Nominating and Corporate Governance Committee’s evaluation of the candidate, the Corporate Secretary may also request such additional information the Committee deems reasonably necessary to complete its evaluation. Such documents must be received from the candidate prior to December 1 preceding the annual meeting of shareholders for the Nominating and Corporate Governance Committee to evaluate the candidate and consider him or her for nomination at the next annual meeting of shareholders. Our Policy on the Consideration and Evaluation of Director Candidates Recommended by Shareholders is published on the Investor Relations > Governance > Governance Documents section of our website at www.atlanticunionbank.com.

SHAREHOLDER PROPOSALS FOR OUR 2026 ANNUAL MEETING

In order for a shareholder proposal to be considered for possible inclusion in our 2026 proxy statement, it must comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, and must be received by our Corporate Secretary at the address below on or before November 26, 2025.

If you would like to submit a matter for consideration at our 2026 annual meeting (including any shareholder proposal not submitted under Rule 14a-8 or any director nomination) that will not be included in the proxy statement for the annual meeting, you must comply with the advance notice and other provisions in our bylaws and it must be received by our Corporate Secretary at the address below no earlier than the close of business on January 6, 2026 and no later than the close of business on February 5, 2026, assuming we do not change the date of our 2026 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2025 annual meeting.

In order for shareholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2026 annual meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our bylaws and must include the information required by our bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act.

All shareholder proposals must be received by our Corporate Secretary at Atlantic Union Bankshares Corporation, 4300 Cox Road, Glen Allen, Virginia 23060 by the applicable dates specified above.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 90

VOTING AND OTHER INFORMATION

Who may vote at the annual meeting?

Only our common shareholders as of the close of business on March 19, 2025, the “record date,” are entitled to notice of and to vote at the annual meeting. As of the record date, we had 90,149,377 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Holders of our depositary shares, each representing a 1/400th interest in a share of 6.875% perpetual non-cumulative preferred stock, Series A are not entitled to notice of or to vote at the annual meeting.

When and how do I vote my shares?

Shareholders of Record. If you are a shareholder of record, meaning you hold our stock directly, you may vote as follows:

Online Before the Meeting www.envisionreports.com/AUB, or at the website indicated on the materials provided by your broker	By Mail Complete, sign, date, and return your proxy card in the envelope provided
By Telephone Call the telephone number located on the top of your proxy card	Online During the Meeting Attend our annual meeting virtually by logging into the virtual meeting website and vote by following the instructions provided on the website

If you vote online or by telephone before the meeting, your proxy must be received no later than 11:59 p.m., Eastern Time, on May 5, 2025. Regardless of whether you plan to participate in the audio webcast of the meeting, we urge you to either vote online or by telephone before the meeting or sign, date, and return your proxy card. If you participate in the audio webcast, you may continue to have your shares voted as you instructed in a previously delivered proxy.

Beneficial Holders. If you are a beneficial holder, meaning you hold your shares through a bank, broker or other nominee, which is commonly referred to as holding shares in “street name,” your bank, broker or other nominee will provide you with instructions for voting your shares before the annual meeting.

If you are a beneficial owner and wish to vote your shares during the annual meeting, you must register in advance of the annual meeting. To register, you must first obtain a legal proxy from your bank, broker or other nominee, and email the legal proxy to Computershare, our transfer agent, at legalproxy@computershare.com, along with your name and email address and the number of shares of our common stock you held as of the record date. Requests for registration must include the subject line “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on Thursday, May 1, 2025. You will receive a confirmation email from Computershare of your registration and a control number that you can use to vote during the annual meeting.

Participants in Our Employee Stock Ownership Plan. If you own shares of our common stock in the Employee Stock Ownership Plan included within our 401(k) Profit Sharing Plan, or ESOP, you must provide voting instructions to the Plan trustee (the Trustee) by internet, telephone, or proxy card for the shares to be voted according to your instructions. The deadline to provide voting instructions for shares held in the ESOP is May 2, 2025, at 3:00 p.m., Eastern time. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares held in the ESOP. If you do not vote your shares held in the ESOP, the Trustee will vote the shares allocated to your ESOP account in the same proportion as it votes the shares of ESOP participants who have voted, subject to the Trustee’s fiduciary duties. You cannot vote your ESOP shares during the annual meeting. Your voting instructions to the Trustee will be held in strict confidence and will not be revealed to any employee or director of the Company.

ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT    91

What are the requirements to hold the annual meeting?

In order to hold our annual meeting, a quorum representing holders of a majority of our outstanding common stock entitled to vote must be present or represented by proxy at the meeting. We intend to include as present: shares present but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

What is a broker non-vote?

If you are a beneficial holder of shares, meaning you hold your shares in street name, your bank, broker or other nominee may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. When a proposal is not a “routine” matter, the bank, broker or other nominee cannot vote the shares on that proposal unless they have received prior voting instructions from the beneficial owner of the shares with respect to that proposal. This inability to vote the shares in such an instance is a “broker non-vote.”

We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3, the ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2025, but not with respect to any of the other proposals to be voted on at the annual meeting. Accordingly, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.

What are the votes required to elect each director nominee and to approve the other proposals?

Proposal For Your Vote		Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of directors	Majority of votes cast	No effect	No effect
2.	Approval of the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan	Majority of votes cast	No effect	No effect
3.	Ratification of the appointment of our independent registered public accounting firm for 2025	Majority of votes cast	No effect	Brokers have discretion to vote
4.	Approval of the compensation of our named executive officers (an advisory, non-binding “Say on Pay” resolution)	Majority of votes cast	No effect	No effect

Proposal 1—Election of Directors: Our bylaws provide that a nominee for director in an uncontested election will be elected to our Board if the votes cast for the nominee’s election exceed the votes cast against his or her election. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors. In the event that any nominee does not receive the necessary votes at the annual meeting, he or she must offer his or her resignation promptly pursuant to our Director Resignation Policy. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the offered resignation, or whether to take other action. Our Board will publicly disclose its decision regarding the resignation and the basis for its decision within 90 days after election results are certified.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 92

All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a bank, broker or other nominee and you do not give voting instructions, your broker is not permitted to vote your shares on Proposal 1. If no instructions are indicated in an otherwise properly executed proxy, if the merger is completed before our 2025 annual meeting, it will be voted “FOR” each of the director nominees named in this proxy statement. If the merger is not completed before our 2025 annual meeting, votes cast in favor of Ms. Abutaleb, Mr. Micklem and Mr. Schrider will not be counted and proxies in the form solicited hereby which are returned to us and not revoked will be voted in favor of the other nominees named in the proxy statement unless otherwise instructed by the shareholder.

Other Proposals: Approval of Proposals 2, 3 and 4 require that the votes cast in favor of each such proposal exceed the votes cast against the proposal. As Proposal 4 is an advisory vote, the Board and our Compensation Committee will consider the shareholder vote, but it will not be binding on us. Abstentions from voting and broker non-votes (excluding Proposal 3, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a bank, broker or other nominee and you do not give voting instructions, your broker is not permitted to vote your shares on any proposal other than Proposal 3, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted “FOR” the approval of the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan, “FOR” the ratification of EY as our independent registered public accounting firm for 2025, and “FOR” the Say on Pay resolution.

How can I revoke my proxy?

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before the annual meeting. You may do this by:

●	timely delivering a new valid proxy bearing a later date either by voting online, by telephone or by mail,
●	timely delivering a written notice of revocation to our Corporate Secretary addressed to Atlantic Union Bankshares Corporation, 4300 Cox Road, Glen Allen, Virginia 23060, or
●	attending the annual meeting and voting online during the meeting.

Merely attending the annual meeting will not, by itself, revoke your proxy; you must cast a subsequent vote online during the meeting. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

If you are a beneficial holder and you hold your shares in street name through a bank, broker or other nominee and desire to revoke your proxy, you must contact your bank, broker or other nominee in order to revoke your proxy or change your vote.

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ATTENDING OUR ANNUAL MEETING

Why is this year’s annual meeting being held in a virtual-only format?

In support of the convenience of our shareholders and employees, our Board has determined to hold our annual meeting solely by means of remote communication via audio webcast. This is often referred to as a “virtual annual meeting.” The webcast will allow all shareholders to join the meeting, regardless of location. We aim to provide shareholders the same rights and comparable opportunities for participation that have been historically provided at our in-person annual meetings. As with an in-person meeting, you will be able to vote and ask questions during the meeting.

How can I participate in the annual meeting?

This year’s annual meeting will be conducted via audio live webcast. All holders of our common stock are invited to attend our annual meeting.

To attend, vote, and submit questions during our annual meeting, visit https://meetnow.global/MGCLYA7 and enter the control number found on your Notice of Internet Availability or on your proxy card. If you do not have a control number, you may still attend the meeting as a guest in listen-only mode, but you will not be able to vote your shares or otherwise participate in the meeting. If you are a beneficial holder that holds your shares in street name through a bank, broker, or other nominee, you must register in advance of the meeting to vote and ask questions during the meeting. To register, you must first obtain a legal proxy from your bank, broker or other nominee, and email the legal proxy to Computershare, our transfer agent, at legalproxy@computershare.com, along with your name and email address and the number of shares of our common stock you held as of the record date. Requests for registration must include the subject line “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on Thursday, May 1, 2025. You will receive a confirmation email from Computershare of your registration and a control number that you can use to vote during the annual meeting.

The live audio webcast of the meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting 15 minutes before the start time. If you experience technical difficulties in connecting to the meeting, you may call 1-888-724-2416 (Toll Free) or 1-781-575-2748 (International Toll). If we experience technical issues in convening or hosting the meeting, we will promptly post information on the Investor Relations > Company Info > Annual Reports & Proxy section of our website at www.atlanticunionbank.com, including when the meeting will be reconvened.

Rules of conduct for the annual meeting will be available once you access the meeting webcast.

How can I ask questions?

Shareholders may submit questions either before or during the annual meeting by logging into the annual meeting using your control number and following the instructions to submit a question. We intend to respond to all questions during the meeting that are pertinent to the Company and the meeting matters, as time permits. Questions and responses may be grouped by topic and substantially similar questions may be grouped and responded to once. Shareholder questions related to personal or customer matters, that are not pertinent to annual meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the annual meeting will not be addressed during the meeting.

Will I be able to vote my shares during the annual meeting?

You will be able to vote your shares electronically during the annual meeting, except if you hold shares through our Employee Stock Ownership Plan. If you are a beneficial owner, you must first obtain a legal proxy from your bank, broker or other nominee. See “How can I participate in the annual meeting?” for additional information. Please also see “What are the votes required to elect each director nominee and approve the other proposals?” for additional information on voting. As always, we encourage you to vote your shares before the annual meeting.

  ATLANTIC UNION BANKSHARES | 2025 PROXY STATEMENT 94

ADDITIONAL INFORMATION

Solicitation of Proxies

We will bear the cost of proxy solicitation. Solicitation is being made by our Board by mail and electronic notice. If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or in person by directors, officers and employees of the Company, its subsidiaries or affiliates, none of whom will receive additional compensation for these services. We have also engaged Regan & Associates, Inc. to assist us in the solicitation of proxies for the annual meeting for a fee of approximately $22,500 plus expenses.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement and annual report (with separate proxy cards for each shareholder sharing the same address) to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that your broker or us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You may notify us by sending a written request to, or calling, our transfer agent, Computershare, at the address or toll-free number noted below.

Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or, if they are shareholders of record, direct their request to our transfer agent, Computershare, at the address noted below.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to our transfer agent, Computershare, by calling its toll-free number (866) 641-4276, or writing to them at Computershare, P.O. Box 43006, Providence, RI 02940-3006.

Annual Report to Shareholders

Our 2024 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2024 (without exhibits), as filed with the SEC, is being mailed with this proxy statement to those shareholders that receive a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability, this proxy statement and the 2024 Annual Report to Shareholders are available at: www.envisionreports.com/AUB. You may also obtain a copy of our Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2024, as filed with the SEC (without exhibits), without charge, by sending a written request to: Investor Relations at Atlantic Union Bankshares Corporation, 4300 Cox Road, Glen Allen, Virginia 23060. We will provide copies of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2024 upon receipt of a request addressed to Investor Relations at the foregoing address and payment of a reasonable fee.

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Appendix A

ATLANTIC UNION BANKSHARES CORPORATION

2025 STOCK AND INCENTIVE PLAN

ARTICLE I

Establishment, Purpose and Duration

1.1Establishment of the Plan. Atlantic Union Bankshares Corporation, a Virginia corporation, hereby sets forth the terms of the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan. The Plan shall be effective as of May 6, 2025, subject to the approval of the Company’s shareholders, at which time it will supersede and replace the Prior Plan and no further awards shall be granted under the Prior Plan from and after the Effective Date. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Share Units and Performance Cash Awards to Employees of the Company or its Subsidiaries and the grant of Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Share Units and Performance Cash Awards to Non-Employee Directors of the Company or its Subsidiaries.

1.2Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees and Non-Employee Directors that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value, consistent with the Company’s risk management practices. The Plan is designed to provide flexibility to the Company, including its Subsidiaries, in its ability to motivate, attract, and retain the services of Employees and Non-Employee Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3Duration of the Plan. The Plan is effective on the Effective Date, subject to shareholder approval, as described in Section 1.1. No Award may be granted under the Plan after the tenth (10th) anniversary of the Effective Date, May 6, 2035. Awards outstanding on such date shall remain valid in accordance with their terms. The Board shall have the right to terminate the Plan at any time pursuant to Article XV.

ARTICLE II
Definitions

2.1Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth below:

(a)“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

(b)“Agreement” means a written agreement or other instrument or document, which may be in electronic format, implementing the grant of an Award and setting forth the specific terms of an Award, and which is signed or acknowledged (including a signature or acknowledgment in electronic format) by an authorized officer or director of the Company and the Participant, except that no signature will be required from the Participant in the case of a Stock Award with no vesting conditions. The Company’s Chief Executive Officer, Chief Financial Officer, Chair of the Committee, Chair of the Board, and such other directors or officers of the Company as shall be designated by the Committee are hereby authorized to execute or acknowledge Agreements on behalf of the Company (including a signature or acknowledgment in electronic format) and to cause Agreements to be delivered to each Participant (including delivery in electronic format).

(c)“Award” means a grant under this Plan of an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, Restricted Stock Unit, Stock Award, Performance Share Unit and/or Performance Cash Award.

(d)“Award Date” means the date on which an Award is made (also referred to as “granted”) by the Committee under this Plan.

Appendix A-1

(e)“Beneficiary” means the person designated by a Participant pursuant to Section 16.11.

(f)“Board” means the Board of Directors of the Company, unless otherwise indicated.

(g)“Cause” has the meaning set forth in any employment agreement, or, if none, in any severance or change in control agreement, then in effect between the Participant and the Company or a subsidiary, if applicable, and, if the Participant has no such agreement or if such agreement does not define the term, “Cause” means (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its subsidiaries.

(h)“Change in Control” shall be deemed to have occurred if the conditions in any one of the following three paragraphs have been satisfied at any time after the Effective Date, provided that if a Change in Control occurs on account of a series of transactions or events, the Change in Control occurs on the date of the last of such transactions or events:

(i)during any twelve (12) month period, any Person (as defined below) who or which, together with all Affiliates and Associates of such Person, acquires beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)during any twelve (12) month period, as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the composition of the Board shall change such that a majority of the Board shall no longer consist of Continuing Directors; or

(iii)if at any time, (1) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (2) any Person shall consolidate with or merge with the Company, and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (3) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons.

For purposes of this Section 2.1(h), “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

For purposes of any Award subject to Code Section 409A, this definition shall be narrowed as required to comply, and shall be interpreted consistent, with the requirements of Code Section 409A.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(j)“Committee” means the committee of the Board appointed by the Company to administer the Plan pursuant to Article III, which shall be the Compensation Committee of the Board unless a subcommittee is required as provided below or unless the Board determines otherwise. All members of the Committee shall be “independent directors” under applicable stock exchange listing standards. For actions which require that all of the members of the Committee constitute “non-employee directors” as defined in Rule 16b-3, or any similar or successor rule, as amended from time to time, the Committee shall consist of a subcommittee of at least two members of the Compensation Committee meeting such qualifications. In the event the Board of Directors of the Company exercises the authority of the Committee in connection with the Plan or an Award as contemplated by

Appendix A-2

Section 3.1(a), the term “Committee” shall refer to the Board of Directors of the Company in connection with the Plan or with regard to that Award.

(k) “Company” means Atlantic Union Bankshares Corporation or any successor thereto.

(l) “Continuing Director” means an individual who was a member of the Board of Directors of the Company on the Effective Date or whose subsequent nomination for election or re-election to the Board was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

(m) “Disability” or “Disabled” means with respect to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive; provided, however, that Disability shall have the meaning set forth in Code Section 409A for any Award which is subject to Code Section 409A and to the extent necessary to comply with Code Section 409A.

(n) “Effective Date” means May 6, 2025.

(o) “Employee” means an officer or other employee of the Company or its Subsidiaries.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any regulations promulgated thereunder.

(q) “Fair Market Value” of a Share means (i) the per Share price at the close of business on the applicable principal U.S. market on the relevant date if it is a trading date, or, if not, on the most recent date on which the Stock was traded prior to such date, as reported by the stock exchange for the applicable principal U.S. market, or (ii) if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(r)“Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI, which is designated as an incentive stock option and is intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

(s)“Non-Employee Director” means an individual who is a member of the board of directors of the Company or any Subsidiary thereof or a member of a regional advisory board of the Company or any Subsidiary thereof and, in either case, who is not an employee of the Company or any Subsidiary thereof.

(t)“Nonqualified Stock Option” means an option to purchase Stock, granted under Article VI, which is not intended to be an Incentive Stock Option and is so designated.

(u)“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(v)“Participant” means an Employee or Non-Employee Director who has been granted an Award under the Plan and whose Award remains outstanding.

(w) “Performance-Based Compensation Award” means any Award for which exercise, full enjoyment or receipt thereof by the Participant is contingent on satisfaction or achievement of the Performance Goal(s) applicable thereto. The terms and conditions of each Performance-Based Compensation Award, including the Performance Goal(s) and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan that is incorporated by reference into an Agreement.

(x)“Performance Cash Award” means an Award of cash granted to a Participant pursuant to Article XI.

(y)“Performance Goal” means one or more performance measures or goals set by the Committee in its discretion for each grant of a Performance-Based Compensation Award. The extent to which such performance measures or goals are met will determine the amount or value of the Performance-Based Compensation Award that a Participant is entitled to exercise, receive or retain. For purposes of the Plan, a Performance Goal may

Appendix A-3

be particular to a Participant, and may include, but is not limited to, any one or more of the following performance criteria, either individually, alternatively or in any combination, subset or component, applied to the performance of the Company as a whole or to the performance of a Subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the Award: (i) Stock value or increases therein, (ii) total shareholder return, (iii) operating revenue, (iv) tangible book value or tangible book value growth, tangible book value per share or growth in tangible book value per share, (v) earnings per share or earnings per share growth, (vi) fully diluted earnings per share after extraordinary events, (vii) net earnings, (viii) earnings and/or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), operating earnings and/or operating earnings growth, (ix) profits or profit growth (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures), (x) operating cash flow, (xi) operating or other expenses or growth thereof, (xii) operating efficiency, (xiii) return on equity, (xiv) return on tangible equity or return on tangible common equity, (xv) return on assets, capital or investment, (xvi) sales or revenues or growth thereof, (xvii) deposits, loan and/or equity levels or growth thereof, (xviii) working capital targets, (xix) assets under management or growth thereof, (xx) cost control measures, (xxi) regulatory compliance, (xxii) gross, operating or other margins, (xxiii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis), (xiv) interest income, (xxv) net interest income, (xxvi) net interest margin, (xxvii) non-interest income, (xxviii) non-interest expense, (xxix) credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), (xxx) percentage of non-accrual loans to total loans or net charge-off ratio, (xxxi) provision expense, (xxxii) productivity, (xxxiii) customer satisfaction, (xxxiv) satisfactory internal or external audits, (xxxv) improvement of financial ratings, (xxxvi) achievement of balance sheet or income statement objectives, (xxxvii) quality measures, (xxxviii) regulatory exam results, (xxxix) achievement of risk management objectives, (xl) achievement of strategic performance objectives, (xli) achievement of merger or acquisition objectives, (xlii) implementation, management or completion of critical projects or processes, or (xliii) any component or components of the foregoing (including, without limitation, determination thereof, in the Committee’s sole discretion, with or without the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, an event or series of events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting the Company’s reported results). Performance Goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Performance Goals may be absolute in their terms or measured against or in relationship to a pre-established target, the Company’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof. The Committee shall determine the Performance Period during which a Performance Goal must be met; and attainment of Performance Goals shall be subject to certification by the Committee. To the extent permitted by the Award Agreement, the Committee may, in its discretion, adjust the compensation or economic benefit due upon attainment of Performance Goals and adjust the Performance Goals themselves and/or the length of the Performance Period in which one or more Performance Goals must be achieved.

(z)“Performance Period” means the time period during which a Performance Goal must be met in connection with a Performance-Based Compensation Award. Such time period shall be set by the Committee, provided, however, that for any award other than a Performance Cash Award, the Performance Period shall not be less than one year, subject to applicable provisions regarding accelerated vesting events.

(aa)“Performance Share Unit” means an Award, designated as a Performance Share Unit, granted to a Participant pursuant to Article X, valued by reference to the Fair Market Value of Stock or valued as a fixed dollar amount, and subject to achievement or satisfaction of one or more Performance Goals. Performance Share Units are payable in cash, Stock or a combination thereof. Even to the extent a Performance Share Unit is denoted by reference to Shares of Stock and is payable in Stock, the receipt of a Performance Share Unit Award does not constitute receipt of the underlying Shares.

(bb)“Period of Restriction” means the period during which Shares of Restricted Stock are subject to a substantial risk of forfeiture and/or subject to limitations on transfer, pursuant to Article VII, or the period during which Restricted Stock Units are subject to vesting requirements, pursuant to Article VIII. The relevant restriction may lapse based on a period of time or after meeting one or more Performance Goals specified

Appendix A-4

by the Committee, or both. The Period of Restriction shall be set by the Committee.

(cc)“Plan” means the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan, as described herein and as amended from time to time, or any successor plan.

(dd)“Prior Plan” means the Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended and restated from time to time (including as most recently amended and restated effective May 4, 2021).

(ee)“Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VII, which is subject to a substantial risk of forfeiture and/or subject to limitations on transferability until the designated conditions for the lapse of such restrictions are satisfied.

(ff)“Restricted Stock Unit” or “RSU” means an Award designated as a Restricted Stock Unit, which is a bookkeeping entry granted to a Participant pursuant to Article VIII, valued by reference to the Fair Market Value of Stock, and subject to vesting requirements. Restricted Stock Units are payable in cash, Stock or a combination thereof. Even to the extent a Restricted Stock Unit is denoted by reference to Shares of Stock and is payable in Stock, the receipt of a Restricted Stock Unit Award does not constitute receipt of the underlying Shares.

(gg)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, including any corresponding subsequent rule or any amendments enacted after the Effective Date.

(hh)“Stock” or “Shares” means the common stock of the Company.

(ii)“Stock Award” means an Award of Stock granted to a Participant pursuant to Article IX.

(jj)“10% Shareholder” means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

(kk) “Subsidiary,” for purposes of Incentive Stock Options, shall mean a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries, within the meaning of Code Section 424(f). For purposes of all Awards other than Incentive Stock Options, “Subsidiary” shall mean any entity in which the Company has an ownership interest that would be considered a single employer with the Company within the meaning of Code Section 414(b) or Code Section 414(c) (substituting “at least 50%” for “at least 80%” in determining ownership or control therein), except to the extent a different definition is required under Code Section 409A.

ARTICLE III
Administration

3.1The Committee.

(a)The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. To the extent required by Rule 16b-3, all Awards shall be made by members of the Committee who are “non-employee directors” as that term is defined in Rule 16b-3, or by the Board. In the event the Board determines that a member of the Committee (or any applicable subcommittee) was not an “independent director” under applicable stock exchange listing standards and/or was not a “non-employee director” as defined in Rule 16b-3, as applicable, on the Award Date, such determination shall not invalidate the Award and the Award shall remain valid in accordance with its terms. Any authority granted to the Committee may also be exercised by the full Board.

(b)The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised, paid and settled; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan, including the ability to resolve any ambiguities and define any terms; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award or the end of the Performance Period or the

Appendix A-5

termination of any Period of Restriction or other restrictions imposed under the Plan to the extent permitted by Code Section 409A; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. The interpretation and construction of any provisions of the Plan or an Agreement by the Committee shall be final and conclusive. In the event of a conflict or inconsistency between the Plan and any Agreement, the Plan shall govern, and the Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(c)The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(d)The Committee, in its discretion, may delegate to the Chief Executive Officer and/or Chief Financial Officer of the Company or to another member of the Company’s management selected by the Committee all or part of the Committee’s authority and duties with respect to Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegee or delegees that were consistent with the terms of the Plan.

3.2Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Employees and Non-Employee Directors as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4Rule l6b-3 Requirements. Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3.

3.5Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV
Stock Subject to the Plan

4.1Number of Shares.

(a)Subject to adjustment as provided in Article XII, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed (A) the sum of (i) 2,500,000 Shares, plus (ii) any Shares underlying an outstanding award granted under the Prior Plan that, following the Effective Date, is cancelled, expires, or lapses for any reason other than by virtue of exercise or settlement, or is otherwise forfeited (including for outstanding performance share awards to the extent they are earned at less than target) minus (B) any Shares with respect to awards that are granted under the Prior Plan after March 3, 2025 and before the Effective Date. As provided in Section 1.1, no new awards shall be granted under the Prior Plan following the Effective Date.

(b)Subject to adjustment as provided in Article XII, no more than an aggregate number of 2,500,000 Shares may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan (including Shares issued pursuant to the exercise of Incentive Stock Options that are the subject of disqualifying dispositions within the meaning of Code Sections 421 and 422).

4.2Lapsed Awards or Forfeited Shares. If any Award granted under this Plan terminates, is cancelled, expires, or lapses for any reason other than by virtue of exercise or settlement of the Award, or if Shares issued

Appendix A-6

pursuant to Awards are forfeited, any Stock subject to such Award or such forfeited Shares, as applicable, shall be available for the grant of Awards under the Plan.

4.3Use of Shares for Payment of Option Price or Taxes. The full number of Shares granted with respect an Option shall count against the number of Shares available for future Awards under the Plan. Accordingly, Shares withheld by the Company, delivered by the Participant, or otherwise used to pay the Option Price (as defined below) pursuant to the exercise of an Option shall not be available for future Awards under the Plan. Shares withheld by the Company, delivered by the Participant, or otherwise used to satisfy payment of withholding taxes associated with an Option shall not be available for future Awards under the Plan. Conversely, Shares withheld by the Company, delivered by the Participant, or otherwise used to satisfy payment of withholding taxes associated with an Award other than an Option shall not reduce the number of Shares available for future Awards under the Plan.

4.4Cash-Settled Awards. Any Awards settled in cash shall not reduce the number of Shares available for future Awards under the Plan.

4.5No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award thereunder. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

ARTICLE V
Eligibility

Persons eligible to participate in the Plan include (i) all employees of the Company and its Subsidiaries (including any entity which becomes a Subsidiary after the Effective Date) who, in the opinion of the Committee, are Employees, and (ii) all Non-Employee Directors. The grant of an Award shall not obligate the Company to pay an Employee or Non-Employee Director any particular amount of remuneration, to continue the employment of the Employee or the service of the Non-Employee Director after the grant, or to make further grants to the Employee or Non-Employee Director at any time thereafter.

ARTICLE VI
Stock Options

6.1Grants of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that only Nonqualified Stock Options may be granted to Non-Employee Directors.

6.2Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of the Option, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option or Nonqualified Stock Option, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Nonqualified Stock Option. No Option may be exercised after the expiration of its term or, except as set forth in the Participant’s stock option Agreement, after the termination of the Participant’s employment or service. The Committee shall set forth in the Participant’s Agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or period of service; provided that in the event an Incentive Stock Option may be exercised after (a) three months from the Participant’s termination of employment with the Company for reasons other than Disability or death, or (b) one year from the Participant’s termination of employment on account of Disability or death, then the Agreement shall specifically provide that the exercise beyond such periods shall be the exercise of a Nonqualified Stock Option. The Committee may, in its sole discretion, amend a previously granted Incentive Stock Option to provide for more liberal exercise provisions, provided, however, that if the Incentive Stock Option as amended no longer meets the requirements of Code Section 422, and, as a result the Option no longer qualifies for favorable federal income tax treatment under Code Section 422, the amendment shall not become effective without the written consent of the Participant.

Appendix A-7

6.3Option Price. The exercise price per share of Stock covered by an Option (“Option Price”) shall be determined by the Committee subject to the limitations described in this Section 6.3 and the Plan. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Award Date. In addition, an ISO granted to an Employee who, at the time of grant, is a 10% Shareholder, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock on the Award Date.

6.4Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant, provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its Award Date. In addition, an ISO granted to an Employee who, at the time of grant, is a 10% Shareholder, shall not be exercisable later than the fifth (5th) anniversary of its Award Date.

6.5Exercisability.

(a)Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

(b)An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Award Date) of the Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any Subsidiary shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonqualified Stock Options to the extent permitted by law.

6.6Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form (which may be electronic) prescribed by the Committee (or its delegee) setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise. To the extent approved by the Committee from time to time, the Option Price shall be payable to the Company in full either (a) in cash, (b) by delivery of Shares of Stock that the Participant has previously acquired and owned valued at Fair Market Value at the time of exercise, (c) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale proceeds with respect to the sale of Company Stock, the amount necessary to pay the Option Price and, if required by the Committee, applicable withholding taxes, (d) by the Company withholding Shares otherwise issuable upon the exercise valued at Fair Market Value at the time of exercise, or (e) by a combination of the foregoing. As soon as practicable, after receipt of written notice and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise, the Company shall, in the Committee’s discretion, either deliver to the Participant stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name, or deliver the appropriate number of Shares in book-entry or electronic form.

6.7Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable federal securities law, under the requirements of any stock exchange upon which such Shares are then listed, and under any blue sky or state securities laws applicable to such Shares. The Committee may specify in an Agreement that Stock delivered on exercise of an Option is Restricted Stock or Stock subject to a buyback right by the Company in the amount of, or based on, the Option Price therefor in the event the Participant does not complete a specified service period after exercise.

6.8Nontransferability of Options.

Appendix A-8

(a)In general, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than upon the death of the Participant in accordance with Section 16.11. Further, Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

(b)Notwithstanding the provisions of Section 6.8(a) and subject to federal and state securities laws, including Rule 16b-3, the Committee may grant or amend Nonqualified Stock Options that permit a Participant to transfer the Options to his spouse, lineal ascendants and/or lineal descendants, to a trust for the benefit of such persons, or to a partnership, limited liability company, or other entity the only partners, members, or interest-holders of which are such persons, provided that the Nonqualified Stock Option may not again be transferred other than to the Participant originally receiving the Option or to an individual, trust, partnership, limited liability company or other entity to which such Participant could have transferred the Option pursuant to this Section 6.8(b). Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The Agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on Stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate. Any such transfer supersedes any Beneficiary designation made under Section 16.11 with respect to the transferred Nonqualified Stock Options.

6.9Disqualifying Disposition of Shares Issued on Exercise of an ISO. If a Participant makes a “disposition” (within the meaning of Code Section 424(c)) of Shares issued upon exercise of an ISO within two years from the Award Date or within one year from the date the Shares are transferred to the Participant, the Participant shall, within ten days of disposition, notify the Committee (or its delegee) in order that any income realized as a result of such disposition can be properly reported by the Company on IRS forms W-2 or 1099.

6.10Shareholder Rights. A Participant holding Options shall have no right to vote the underlying Shares, no right to receive dividends on the underlying Shares, and no other rights as a shareholder until after the exercise of the Options and the issuance of the underlying Shares. In no event shall any Option granted under the Plan include any right to dividend equivalents with respect to such Option or the underlying Shares.

ARTICLE VII
Restricted Stock

7.1Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. If determined by the Committee, custody of Shares of Restricted Stock may be retained by the Company until the termination of the Period of Restriction pertaining thereto.

7.2Restricted Stock Agreement. Each Restricted Stock Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted, and, if applicable, any Performance Period and Performance Goal(s), and such other provisions as the Committee shall determine.

7.3Transferability. Except as provided in this Article VII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

7.4Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions or otherwise denote the Restricted Stock as restricted, if issued in book-entry or electronic form.

7.5Certificate Legend. In addition to any other legends placed on certificates, or to which Shares of Restricted Stock issued in book-entry or electronic form are made subject, pursuant to Section 7.4, any Award of Restricted Stock issued in book-entry or electronic form shall be subject to the following legend, and any certificates representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

Appendix A-9

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Atlantic Union Bankshares Corporation Stock and Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a restricted stock agreement dated <<date of grant>>. A copy of the Plan, such rules and procedures, and such restricted stock agreement may be obtained from the Equity Plan Administrator of Atlantic Union Bankshares Corporation.

7.6Removal of Restrictions. Except as otherwise provided in this Article VII, the Agreement, or applicable law or regulation, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction, and, where applicable, after a determination of the satisfaction or achievement of any applicable Performance Goal. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 7.5 removed from his Stock certificate or similar notation removed from such Shares if issued in book-entry or electronic form.

7.7Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.8Dividends and Other Distributions. During the Period of Restriction, unless otherwise provided in the applicable Agreement, recipients of Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares, provided, however, that, with respect to Shares of Restricted Stock subject to one or more Performance Goals, during the Period of Restriction, dividends or other distributions on such Shares may be accumulated but not paid to the Participant unless and until the applicable Performance Goal(s) have been met (subject to any delay in payment required by Code Section 409A). If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

ARTICLE VIII

Restricted Stock Units

8.1 Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan (with one Unit representing one Share) to such Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving Restricted Stock Unit Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Restricted Stock Units that are deferred compensation covered by Code Section 409A, as well as Restricted Stock Units that are not deferred compensation covered by Code Section 409A.

8.2 Restricted Stock Unit Agreement. Each Restricted Stock Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and if applicable, any Performance Period and Performance Goal, and such other provisions as the Committee shall determine.

Unless otherwise provided in the Agreement, a Participant holding Restricted Stock Units shall have no rights to dividend equivalents with respect to Restricted Stock Units. The Committee may provide in the Agreement for dividend equivalents with respect to Restricted Stock Units, provided, however, that, with respect to Restricted Stock Units subject to one or more Performance Goal(s), any dividend equivalents with respect to such Restricted Stock Units may be accumulated but not paid to the Participant unless and until the applicable Performance Goal(s) have been met (subject to any delay in payment required by Code Section 409A). A Participant holding Restricted Stock Units shall have no right to vote the Shares represented by such Restricted Stock Units unless and until the underlying Shares are issued to the Participant. Unless otherwise provided in the Agreement, any such dividend equivalents shall be subject to the same restrictions, vesting and payment as the Restricted Stock Units to which they are attributable.

8.3 Payment after Lapse of Restrictions. Subject to the provisions of the Agreement, upon the lapse of restrictions with respect to a Restricted Stock Unit, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding), an amount (the “RSU Value”) equal to the product of multiplying

Appendix A-10

(a) the number of Shares equal to the number of Restricted Stock Units with respect to which the restrictions lapse by (b) the Fair Market Value per Share on the date the restrictions lapse.

The Agreement may provide for payment of the RSU Value at the time of the lapse of restrictions or, in accordance with Code Section 409A, if applicable, on an elective or non-elective basis, for payment of the RSU Value at a later date, adjusted (if so provided in the Agreement) from the date of the lapse of restrictions based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RSU Value in Shares) set out in the Agreement (the “adjusted RSU Value”).

Payment of the RSU Value or adjusted RSU Value to the Participant shall be made in Shares, in cash or a combination thereof as determined by the Committee, either at the time of the Award or thereafter, and as provided in the Agreement. To the extent payment of the RSU Value or adjusted RSU Value to the Participant is made in cash, such payment shall be based on the Fair Market Value on the date the restrictions on the Award lapse in the case of an immediate payment, or on the Fair Market Value on the date of settlement in the case of an elective or non-elective delayed payment. To the extent payment of the RSU Value or adjusted RSU Value to the Participant is made in Shares, such Shares shall be valued at the Fair Market Value on the date the restrictions therefor lapse in the case of an immediate payment or at the Fair Market Value on the date of settlement in the case of an elective or non-elective delayed payment. The Committee may specify in a Restricted Stock Unit Agreement that the Shares which are delivered upon payment of the RSU Value or adjusted RSU Value may be Restricted Stock pursuant to Article VII and subject to such further restrictions and vesting as provided in the Restricted Stock Unit Agreement.

8.4 Nontransferability of Restricted Stock Units. No Restricted Stock Unit granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 16.11. Further, all Restricted Stock Units, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE IX

Stock Awards

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant unrestricted Stock Awards under the Plan to such Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. Unless otherwise provided in the applicable Agreement, Stock Awards shall be fully vested and freely transferable as of the Award Date, subject to restrictions under applicable Federal or state securities laws.

ARTICLE X

Performance Share Units

10.1Grant of Performance Share Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Share Units under the Plan to such Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving such Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Performance Share Units that are deferred compensation covered by Code Section 409A, as well as Performance Share Units that are not deferred compensation covered by Code Section 409A.

10.2Performance Share Unit Agreement. Each Performance Share Unit is intended to be a Performance-Based Compensation Award, and the terms and conditions of each such Award, including the number of Performance Share Units granted, the Performance Goal(s) and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan that is incorporated by reference into an Agreement. The Committee shall set the Performance Goal(s) in its discretion for each Participant who is granted a Performance Share Unit.

The Committee may provide in the Agreement for payment of dividend equivalents with respect to each Performance Share Unit, provided, however, that any dividend equivalents to be paid with respect to Performance Share Units may be accumulated but not paid to the Participant unless and until the applicable Performance Goal(s) have been met (subject to any delay in payment required by Code Section 409A). A Participant holding

Appendix A-11

Performance Share Units shall have no right to vote the Shares represented by such Performance Share Units unless and until the underlying Shares are issued to the Participant.

10.3Settlement of Performance Share Units. After a Performance Period has ended, the holder of a Performance Share Unit shall be entitled to receive the value thereof based on the degree to which the Performance Goals and other conditions established by the Committee and set forth in the Agreement (or in a subplan of the Plan that is incorporated by reference into an Agreement) have been satisfied. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Share Unit shall be made in cash, Stock or a combination thereof as determined by the Committee.

10.4Nontransferability of Performance Share Units. No Performance Share Unit granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 16.11. All rights with respect to Performance Share Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE XI

Performance Cash Awards

A Performance Cash Award may be granted subject to the attainment during a Performance Period of one or more Performance Goals. Subject to the terms and conditions of the Plan, Performance Cash Awards may be granted to Employees and Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The terms and conditions of any Performance Cash Award, including the Performance Goal(s) and Performance Period, shall be determined by the Committee in its discretion and shall be set forth in an Agreement or in a subplan of the Plan that is incorporated by reference into an Agreement. The Committee is expressly authorized to grant Performance Cash Awards that are deferred compensation covered by Code Section 409A, as well as Performance Cash Awards that are not deferred compensation covered by Code Section 409A.

Article XII

Change in Capital Structure

12.1Effect of Change in Capital Structure. In the event of a stock dividend, stock split, reverse stock split or combination of shares, spin-off, extraordinary cash dividend, recapitalization or merger in which the Company is the surviving corporation, consolidation, reorganization, reclassification, exchange of shares or other similar change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company) in which the number or class of Shares is changed, the number and kind of Shares or securities of the Company to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the Option Price of Options, the annual limits on and the aggregate number and kind of Shares for which Awards thereafter may be made, and other relevant provisions shall be proportionately, equitably and appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares. Where an Award being adjusted is an ISO or is subject to or falls under an exemption from Code Section 409A, the adjustment shall also be effected so as to comply with Code Section 424(a) and not to constitute a modification within the meaning of Code Section 424(h) or Code Section 409A, as applicable.

12.2 Authority. Notwithstanding any provision of the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

12.3 Manner of Adjustment. Adjustments made by the Committee pursuant to this Article XII to outstanding Awards shall be made as appropriate to maintain favorable tax and/or accounting treatment.

Appendix A-12

ARTICLE XIII
Change in Control

13.1Effect of Change in Control of Company. In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion and without the consent of any Participant, may take such actions with respect to any outstanding Award, either at the time the Award is made or any time thereafter, as the Committee deems appropriate. These actions may include, but shall not be limited to, the following:

(a)Provide for the purchase, settlement or cancellation of any such Award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(b)Make adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control and to retain the economic value of the Award; or

(c)Cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

13.2Acceleration Principles in the Event of a Change in Control. The Committee may provide in each applicable Agreement or any subplan governing an Award for full or partial acceleration of the vesting, delivery and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an Award, and for the replacement of a Stock-settled Award with a cash-settled Award, in connection with a Change in Control. Unless otherwise provided in the applicable Agreement or subplan, if an Award is assumed by the surviving corporation or otherwise equitably converted or substituted in connection with a Change in Control, the vesting, delivery and exercisability of, or the lapse of restrictions on, any Award shall not be accelerated in connection with the Change in Control unless, with respect to a Participant who is an employee, the Participant’s employment with the Company or a subsidiary is terminated without Cause or the Participant resigns for good reason under an applicable plan or agreement in connection with or within two (2) years after the effective date of the Change in Control, or, with respect to a Participant who is a Non-Employee Director, the Participant’s service with the Company or a subsidiary as a Non-Employee Director terminates in connection with or within two (2) years after the effective date of the Change in Control. With regard to each assumed Award, a Participant who is an employee shall not be considered to have resigned for good reason unless either (a) the applicable Agreement includes such provision or (b) the Participant is party to an employment, severance or similar agreement with the Company or any subsidiary that includes provisions in which the Participant is permitted to resign for good reason. Any assumed Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the applicable Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

ARTICLE XIV

Amendment, Modification, and Substitution of Awards

14.1Amendment, Modification and Substitution. Subject to the terms and provisions and within the limitations of the Plan, the Committee may amend or modify the terms of any outstanding Award or accelerate the vesting thereof. In addition, the Committee may cancel or accept the surrender of outstanding Awards (to the extent not yet exercised or settled) granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards do not specify a lower exercise price than the cancelled or surrendered Awards or awards, and otherwise the new Awards may be of a different type than the cancelled or surrendered Awards or awards, may specify a longer term than the cancelled or surrendered Awards or awards, may provide for more rapid vesting and exercisability than the cancelled or surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan. The Committee shall continue to have the authority to amend or modify the terms of any outstanding Award after May 6, 2035, provided that no amendment or modification will extend the original term of the Award beyond that set forth in the applicable Award Agreement. Notwithstanding the foregoing, however, but subject to Article XII, Article XIII and Article XVII, no amendment or modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant. Notwithstanding any provision of the Plan to the contrary, the Committee shall not amend, modify, or substitute an Award in a manner that violates Code Section 409A, or causes an Award that previously qualified

Appendix A-13

for an exemption from Section 409A to become subject to Code Section 409A, and the Committee shall not amend, modify, or substitute an Award that satisfies the requirements of Rule 16b-3 in a manner that causes any exemption pursuant to Rule 16b-3 to become no longer available.

14.2 Option Repricing. Notwithstanding any provision of the Plan to the contrary, neither the Committee nor the Board shall have the right or authority, without obtaining shareholder approval, to amend or modify the Option Price of any outstanding Option, or to cancel an outstanding Option, at a time when the Option Price is greater than the Fair Market Value of a Share in exchange for cash, another Award, or other securities, except in connection with a corporate transaction involving the Company in accordance with Article XII or Article XIII.

ARTICLE XV

Termination, Amendment and Modification of the Plan

15.1Termination, Amendment and Modification. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

15.2Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Article XII, Article XIII or Section 16.7 shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XVI
General

16.1Applicable Withholding Taxes. Each Participant shall agree, as a condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all applicable federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. The Company shall withhold the amount necessary to satisfy applicable statutory withholding requirements, provided that, subject to any limitation under Code Section 409A, the Committee may permit a Participant to elect to have an additional amount (up to the maximum allowed by law) withheld. Until the applicable withholding taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of Restricted Stock, no stock certificates free of a restrictive legend) shall be issued to the Participant and no issuance in book-entry or electronic form (or, in the case of Restricted Stock, no issuance in book-entry or electronic form free of a restrictive legend or notation) shall be made for the Participant. As an alternative to making a cash payment to the Company to satisfy applicable withholding tax obligations, the Committee may permit Participants to elect or the Committee may require Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a fair market value equal to the amount required to be withheld, or by delivering to the Company Shares of Stock that the Participant has previously acquired and owned having a fair market value equal to the amount required to be withheld. The value of any Shares so withheld or delivered shall be based on the fair market value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegee) in advance of the day that the transaction becomes taxable.

16.2Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self regulatory organizations as may be required.

16.3Effect of Plan. The establishment of the Plan shall not confer upon any Employee or Non-Employee Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Employee or Non-Employee Director, nor is it a contract between the Company or any of its Subsidiaries and any Employee or Non-Employee Director. Participation in the Plan shall not give any Employee or Non-Employee Director any right to be retained in the employment or service of the Company or any of its

Appendix A-14

Subsidiaries. No Employee or Non-Employee Director shall have rights as a shareholder of the Company prior to the date Shares are issued to him pursuant to the Plan.

16.4Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

16.5Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

16.6Securities Law Restrictions. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Option or other Award to represent to and agree with the Company in writing that such Participant is acquiring the Shares for investment and not with a view to the distribution thereof. All Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions or otherwise denote the Shares as being subject to such restrictions, if issued in book-entry or electronic form. No Shares shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

16.7 Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia and the intention of the Company is that ISOs granted under the Plan qualify as such under Code Section 422. The Plan and Awards are subject to all present and future applicable provisions of the Code. If any provision of the Plan or an Award conflicts with any such Code provision, the Committee shall cause the Plan to be amended, and shall modify the Award, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan or the Award shall be void and of no effect.

16.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.9 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

16.10 Share Certificates and Book Entry. To the extent that the Plan provides for issuance of stock certificates to represent shares of Stock, the issuance may be effected on a non-certificated basis to the extent permitted by applicable law and the applicable rules of any stock exchange upon which the Stock is then listed. Notwithstanding any provision of the Plan to the contrary, in its discretion the Committee may satisfy any obligation to deliver Shares represented by stock certificates by delivering Shares in book-entry or electronic form. If the Company issues any Shares in book-entry or electronic form that are subject to terms, conditions and restrictions on transfer, a notation shall be made in the records of the transfer agent with respect to any such Shares describing all applicable terms, conditions and restrictions on transfer. In the case of Restricted Stock granted under the Plan, such notation shall be substantially in the form of the legend contained in Section 7.5.

16.11 Beneficiary Designations. A Participant may designate a Beneficiary to receive any Options that may be exercised after his death or to receive any other Award that may be paid after his death, as provided for in the Agreement. Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee (or its delegee). In the event that the designated Beneficiary dies prior to the Participant, or in the event that no Beneficiary has been designated, any Awards that may be exercised or paid following the Participant’s death shall be transferred or paid in accordance with the Participant’s will or the laws of descent and distribution. If the Participant and his Beneficiary shall die in circumstances that cause the Committee (or its delegee), in its discretion, to be uncertain which shall have been the first to die, the Participant shall be deemed to have survived the Beneficiary.

Appendix A-15

16.12Electronic Transmissions and Records. Subject to limitations under applicable law, the Committee (and its delegee) is authorized in its discretion to issue Awards and/or to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Participants by electronic or similar means, including, without limitation, execution and delivery through an accredited secure signature service or other electronic transmission or signature, transmissions through e-mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time, and all such communications will be deemed to be “written” for purposes of the Plan.

16.13 Clawback. All Awards (whether vested or unvested) shall be subject to the terms of the Company’s recoupment, clawback or similar policy as such may be in effect from time to time (including the Atlantic Union Bankshares Incentive Compensation Recovery Policy, to the extent applicable to the Participant), as well as any similar provisions of applicable law or regulation or any applicable listing standard of any stock exchange upon which the Stock is then listed, which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

16.14 Banking Regulatory Provision. All Awards shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.

ARTICLE XVII
Omnibus Code Section 409A Provision

17.1 Intent of Awards. It is intended that Awards that are granted under the Plan shall be exempt from treatment as “deferred compensation” subject to Code Section 409A unless otherwise determined by the Committee. Towards that end, all Awards under the Plan are intended to contain such terms as will qualify the Awards for an exemption from Code Section 409A unless otherwise determined by the Committee. The terms of the Plan and all Awards granted hereunder shall be construed consistent with the foregoing intent. To the extent required for an Award to comply with Code Section 409A or for an Option to be an exempt stock right under Code Section 409A, a defined term in the Plan shall be applied and interpreted (and to the extent required, deemed narrowed) to comply with the requirements under, or exemption from, Code Section 409A and applicable guidance thereunder. Notwithstanding any provision of the Plan to the contrary, the Committee may amend any outstanding Award without the Participant’s consent if, as determined by the Committee, in its discretion, such amendment is required either to (a) confirm exemption under Code Section 409A, (b) comply with Code Section 409A or (c) prevent the Participant from being subject to any tax or penalty under Code Section 409A. Notwithstanding the foregoing, however, neither the Company nor any of its Affiliates nor the Committee shall be liable to the Participant or any other person or entity if an Award that is subject to Code Section 409A or the Participant or any other person or entity is otherwise subject to any additional tax, interest or penalty under Code Section 409A. Each Participant is solely responsible for the payment of any tax liability (including any taxes, penalties and interest that may arise under Code Section 409A) that may result from an Award.

17.2 409A Awards. The Committee may grant an Award under the Plan that is subject to Code Section 409A and is intended to comply with Code Section 409A (a “409A Award”). The terms of such 409A Award, including any authority by the Company and the rights of the Participant with respect to such 409A Award, will be subject to such rules and limitations and shall be interpreted in a manner as to comply with Code Section 409A.

17.3Time of Payment. The time and form of payment of a 409A Award shall be as set forth in the applicable Agreement. A 409A Award may only be paid in connection with a separation from service, a fixed time, death, Disability, a Change in Control or an unforeseeable emergency within the meaning of Code Section 409A. The time of distribution of the 409A Award must be fixed by reference to the specified payment event. The six-month delay for payments triggered upon a separation from service to specified employees shall apply to the extent required under Code Section 409A. For purposes of Code Section 409A, each installment payment will be treated as the entitlement to a single payment.

17.4Acceleration or Deferral. The Company shall have no authority to accelerate or delay or

Appendix A-16

change the form of any distributions relating to 409A Awards except as permitted under Code Section 409A.

17.5Distribution Requirements. Any distribution of a 409A Award triggered by a Participant’s termination of employment shall be made only at the time that the Participant has had a separation from service within the meaning of Code Section 409A. A separation from service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor of the Company or a Subsidiary) will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. Continued services solely as a director of the Company or a Subsidiary shall not prevent a separation from service from occurring by an employee as permitted by Code Section 409A.

17.6Scope and Application of this Provision. For purposes of this Article XVII, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A means that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, Shares or other property or to be liable for payment of interest or a tax penalty under Code Section 409A.

Appendix A-17

01 - Mona Abutaleb Stephenson 04 - Patrick E. Corbin 07 - Paul Engola 10 - Mark C. Micklem 13 - Daniel J. Schrider 16 - Keith L. Wampler 02 - Nancy Howell Agee 05 - Rilla S. Delorier 08 - Donald R. Kimble 11 - Michelle A. O’Hara 14 - Joel R. Shepherd 17 - F. Blair Wimbush 03 - John C. Asbury 06 - Frank Russell Ellett 09 - Patrick J. McCann 15 - Ronald L. Tillett 1UPX For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain 12 - Linda V. Schreiner Proposals — The Board of Directors of Atlantic Union Bankshares Corporation (the “Company”) recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. The proposals are as follows: A 0443JD 1. To elect directors to serve until the 2026 annual meeting of shareholders: 2. To approve the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan 4. To approve the compensation of our named executive officers (an advisory, non-binding “Say on Pay” resolution) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q You may vote online or by phone instead of mailing this card. Online Before the Meeting - Go to www.envisionreports.com/AUB or scan the QR code — login details are located in the shaded bar below. During the Meeting - Go to https://www.meetnow.global/MGCLYA7 You may attend the meeting via the Internet and vote during the meeting. Have the information located in the shaded bar below available and follow the instructions. Your vote matters – here’s how to vote! Votes submitted online or by phone by ESOP participants must be received by 3:00 p.m., Eastern Time, on May 2, 2025. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AUB Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AUB Annual Meeting of Shareholders to be held May 6, 2025 This Proxy is solicited by the Board of Directors of Atlantic Union Bankshares Corporation. John C. Asbury and Rachael R. Lape, or either of them (each a “Proxy” and collectively, the “Proxies”), with the full power to act alone, the true and lawful attorneys-in-fact of the signing shareholder, each with the power of substitution, are hereby authorized to represent and vote the shares of such shareholder, with all the powers which such shareholder would possess if personally present at the Annual Meeting of Shareholders of Atlantic Union Bankshares Corporation to be held on May 6, 2025 or at any postponements or adjournments thereof. Shares represented by this proxy will be voted as directed by the shareholder on the accompanying proxy. If no such directions are indicated, the Proxies will have authority to vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. The Proxies are further authorized to vote upon such other business as may properly come before the 2025 Annual Meeting of Shareholders and any postponements or adjournments thereof in accordance with the recommendation of the Atlantic Union Bankshares Corporation Board of Directors. (Items to be voted appear on reverse side) Proxy — Atlantic Union Bankshares Corporation C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held May 6, 2025. The 2025 Proxy Statement, 2024 Annual Report to Shareholders and Proxy Card are available at: www.envisionreports.com/AUB The 2025 Annual Meeting of Shareholders of Atlantic Union Bankshares Corporation will be held on Tuesday, May 6, 2025, at 10:00 a.m. Eastern Time, virtually via the Internet at https://www.meetnow.global/MGCLYA7 To attend the virtual meeting as a shareholder and vote during the meeting, you must have a control number (i.e., the information that is printed in the shaded bar located on the reverse side of this form or provided to you by Computershare). Notice to Atlantic Union Bankshares Corporation ESOP Participants. The shares represented by this proxy include any shares allocated to your account in the Atlantic Union Bankshares Corporation 401(k) Profit Sharing Plan, which includes the employee stock ownership plan (“ESOP”). By signing and returning this proxy or following the instructions for online or telephone voting on the reverse side, you will also be voting all the shares of Atlantic Union Bankshares Corporation allocated to your ESOP account. If you do not vote the shares represented by this proxy, the trustee will vote the shares allocated to your ESOP account in the same proportion as it votes the shares of ESOP participants who have voted, subject to the trustee’s fiduciary duties. You cannot vote your ESOP shares in person at the meeting. Your voting instructions to the ESOP trustee will be held in strict confidence and will not be revealed to any employee or director of the Company.